                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           SCHEDULE 14A (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                           SANTA FE SNYDER CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

Amount Previously Paid:

Date Filed:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

       [LOGO]                                [LOGO]
   Santa Fe Snyder                        Devon Energy
     Corporation                          Corporation

                                                                   JULY 21, 2000

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

    On May 25, 2000, Devon Energy Corporation and Santa Fe Snyder Corporation agreed to merge. The combined company will rank among the five largest U.S.-based independent oil and gas companies in terms of oil and gas reserves, oil and gas production, equity market capitalization and enterprise value. We believe that the combined company will be able to create substantially more stockholder value than could be achieved by either Devon or Santa Fe Snyder individually. In the merger, Santa Fe Snyder stockholders will receive
0.22 shares of Devon's common stock for each share of Santa Fe Snyder common stock they own.

    The merger requires the approval of the stockholders of both Devon and Santa Fe Snyder. Devon and Santa Fe Snyder have each scheduled special meetings of their stockholders on August 29, 2000 to vote on the merger. Regardless of the number of shares you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.

    This document provides you with detailed information about the proposed merger. We encourage you to read this document carefully.

    You can also get more information by visiting Santa Fe Snyder's web site at HTTP://WWW.SANTAFE-SNYDER.COM. Web site materials are not part of this joint proxy statement/prospectus. Santa Fe Snyder common stock is traded on the New York Stock Exchange under the symbol "SFS."

SANTA FE SNYDER CORPORATION                    DEVON ENERGY CORPORATION

[SIG]                                          [SIG]
James L. Payne                                 J. Larry Nichols
Chief Executive Officer                        President and Chief Executive Officer

--------------------------------------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

    This joint proxy statement/prospectus is dated July 21, 2000 and was first mailed to stockholders on or about July 25, 2000.

    PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF POTENTIAL RISKS INVOLVED IN THE MERGER AND RELATED TRANSACTIONS.

    This document incorporates important business and financial information about Devon and Santa Fe Snyder that is not included or delivered with this document. The information incorporated by reference is available without charge to stockholders upon written or oral request to:

Santa Fe Snyder Corporation                     Devon Energy Corporation
840 Gessner, Suite 1400                         20 North Broadway
Houston, Texas 77024-4237                       Oklahoma City, Oklahoma 73102-8260
                                                Attention: Assistant Corporate
Attention: Investor Relations                   Secretary
Tel: (713) 547-5307                             Tel: (405) 235-3611
invest@santafe-snyder.com                       janice.dobbs@dvn.com

    If you would like to request documents from us, please do so by August 21, 2000, to receive them before the meetings.

                          SANTA FE SNYDER CORPORATION
                            840 GESSNER, SUITE 1400
                              HOUSTON, TEXAS 77024

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 29, 2000

                            ------------------------

To the Stockholders of
Santa Fe Snyder Corporation:

    A special meeting of stockholders of Santa Fe Snyder Corporation will be held on August 29, 2000, at 10:00 a.m. (Houston time) in the Grand Salon, on the first floor of the Omni Hotel, Four Riverway, Houston, Texas, for the following purposes:

        1. To consider and vote upon a proposal to approve the merger agreement and the merger between Devon Energy Corporation and Santa Fe Snyder, and the transactions contemplated by it; and

        2. To transact other business as may properly be presented at the special meeting or any adjournments of the meeting.

    Santa Fe Snyder will not complete the merger unless its stockholders approve the merger agreement and the merger.

    Only stockholders of record at the close of business on July 21, 2000, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours for the ten days before the meeting at the offices of Santa Fe Snyder and at the time and place of the meeting.

                                   IMPORTANT

    PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. GIVING A PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE MEETING.

                                          By Order of the Board of Directors,

                                          Mark A. Older
                                          CORPORATE SECRETARY

Houston, Texas
July 21, 2000

                            YOUR VOTE IS IMPORTANT!
                          PLEASE READ THE ACCOMPANYING
                        JOINT PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

Questions and Answers.......................................      1
Summary.....................................................      3
  Summary Unaudited Pro Forma Combined Financial and Other
    Information.............................................      8
  Devon's Summary Selected Financial Data...................     13
  Santa Fe Snyder's Summary Selected Financial Data.........     14
Risk Factors................................................     15
  Risks Relating to the Merger..............................     15
  Risks Relating to an Investment in Devon..................     15
Devon After the Merger......................................     18
Comparative Per Share Data..................................     20
Comparative Market Price Data...............................     21
Unaudited Pro Forma Combined Financial Information..........     22
Notes To Unaudited Pro Forma Combined Financial
  Information...............................................     30
The Stockholder Meetings and Proxy Solicitations............     38
The Merger..................................................     43
The Merger Agreement........................................     64
The Stock Option Agreements.................................     73
Properties of the Combined Company..........................     76
Directors and Executive Officers of the Combined Company....     81
Interests of Certain Executive Officers and Directors in the
  Merger....................................................     82
Material United States Federal Income Tax Considerations....     82
Comparison of the Rights of Holders of Devon and Santa Fe
  Snyder Stockholders.......................................     85
Proposed Stock Option Plan Amendment........................     90
Auditors, Transfer Agent and Registrar......................     93
Legal Matters...............................................     93
Experts.....................................................     93
Future Stockholder Proposals................................     94
Where You Can Find More Information.........................     95
Cautionary Statement Concerning Forward-Looking
  Statements................................................     97
Commonly Used Oil and Gas Terms.............................     98
Annex A--Agreement and Plan of Merger and Amendment No. One
  thereto...................................................   A -1
Annex B--Opinion of Morgan Stanley & Co. Incorporated.......   B -1
Annex C--Opinion of Chase Securities Inc....................   C -1
Annex D--Devon Energy Corporation Stock Option Agreement....   D -1
Annex E--Santa Fe Snyder Corporation Stock Option
  Agreement.................................................   E -1

                             QUESTIONS AND ANSWERS

Q.   WHAT IS BEING PROPOSED?
A.   Devon and Santa Fe Snyder are proposing
     to merge the two companies. Santa Fe
     Snyder will become a wholly owned
     subsidiary of Devon. Devon will remain
     the publicly traded company.

Q.   WHAT IS THE COMBINED COMPANY?
A.   In this joint proxy
     statement/prospectus, we sometimes
     refer to Devon after the merger with
     Santa Fe Snyder as "the combined
     company." The term "Devon" generally
     means Devon Energy Corporation, a
     Delaware corporation, its consolidated
     subsidiaries and its predecessor
     entities. The term "Santa Fe Snyder"
     generally means Santa Fe Snyder
     Corporation, a Delaware corporation,
     its consolidated subsidiaries and its
     predecessor entities.

Q.   WHY ARE THE COMPANIES MERGING?

A.   The boards of directors of Devon and
     Santa Fe Snyder believe that the merger
     is in the best interest of
     stockholders. The combined company
     should benefit from:
     - increased financial strength and
     flexibility;
     - an estimated $30 to $35 million in
     annual cost savings;
     - a larger and more diversified asset
     base;
     - improved capital efficiencies; and
     - greater human and technological
     resources.
     See pages 47 through 50 for a more
     complete discussion of the reasons for
     the merger.

Q.   WHAT WILL STOCKHOLDERS RECEIVE AS A
     RESULT OF THE MERGER?
A.   Santa Fe Snyder stockholders will
     receive 0.22 shares of Devon common
     stock for each share of Santa Fe Snyder
     common stock that they own. Devon
     stockholders will own the same number
     of shares of Devon common stock that
     they owned before the merger.

Q.   WILL DEVON PAY DIVIDENDS IN THE FUTURE?
A.   Devon pays a regular quarterly dividend
     of $0.05 per share on its common stock.
     We expect that Devon will pay the same
     quarterly dividend per share after the
     merger. However, the continued
     declaration of dividends will be at the
     sole discretion of Devon's board of
     directors.

Q.   WHAT DO THE BOARDS OF DIRECTORS
     RECOMMEND?
A.   The boards of directors of both
     companies recommend that stockholders
     vote FOR approval of the merger
     agreement and the merger. Devon's board
     of directors also recommends that Devon
     stockholders vote FOR increasing the
     number of shares of Devon common stock
     available for issuance under the Devon
     1997 Stock Option Plan.

Q.   WHAT DO I NEED TO DO NOW?
A.   After carefully considering the
     enclosed information, please mark,
     sign, date and return your proxy card
     or voting instruction card in the
     enclosed envelope as soon as possible.

     Devon stockholders also have the option
     to vote using one of the following
     voting methods:
     - the toll-free telephone number
     shown on the proxy card; or
     - the internet web site shown on the
     proxy card.

     Your shares will then be voted at the
     special meeting in accordance with your
     instructions.

Q.   IF MY SHARES ARE HELD IN "STREET NAME"
     BY MY BROKER, WILL MY BROKER VOTE MY
     SHARES FOR ME?
A.   No. You must instruct your broker how
     to vote your shares. Otherwise, your
     shares will not be voted.

Q.   WHAT HAPPENS IF I DON'T VOTE MY SHARES?
A.   The failure of a Santa Fe Snyder
     stockholder to vote at the special
     meeting will have the same effect as
     voting against the merger. Abstentions
     by Devon stockholders will be counted
     and have the same effect as a vote
     against the proposals. Broker non-votes
     for Devon stockholders will have no
     effect on the outcome of the Devon
     vote.

Q.   SHOULD I SEND IN MY SANTA FE SNYDER
     CERTIFICATES NOW?
A.   No. After the merger is approved, Santa
     Fe Snyder stockholders will receive
     instructions on how to exchange their
     Santa Fe Snyder stock certificates for
     Devon stock certificates. Devon
     stockholders will not be required to
     exchange their stock certificates.

Q.   WHEN DO YOU EXPECT THE MERGER TO BE
     COMPLETED?
A.   We expect to complete the merger within
     one or two business days after
     receiving stockholder approvals at the
     special meetings.

Q.   WHO CAN HELP ANSWER MY QUESTIONS OR
     GIVE ME ASSISTANCE IN VOTING MY SHARES?

A.   Devon Energy Corporation:
     Morrow & Co., Inc.
     Toll Free: 1-800-566-9061
     Santa Fe Snyder Corporation:
     Georgeson Shareholders Communications
     Inc.
     Toll Free: 1-800-223-2064

Q.   WHO CAN HELP ANSWER ADDITIONAL
     QUESTIONS THAT I MAY HAVE?

A.   Devon Energy Corporation:
     Nakita Rizzo
     Investor Relations
     (405) 552-4570
     nakita.rizzo@dvn.com
     Santa Fe Snyder Corporation:
     John O'Keefe
     Investor Relations
     (713) 507-5307
     jokeefe@santafe-snyder.com

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND RELATED TRANSACTIONS AND FOR A MORE DETAILED DESCRIPTION OF THE LEGAL TERMS, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON
PAGE 95.

                                 THE COMPANIES

DEVON ENERGY CORPORATION
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
(405) 235-3611

    Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Devon currently owns oil and gas properties concentrated in four operating divisions:

    - the Northern Division, which encompasses properties in the Permian Basin, Rocky Mountains and Mid-Continent;

    - the Southern Division, which encompasses properties onshore Gulf Coast and offshore Gulf of Mexico;

    - Canada, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia; and

    - the International Division, which includes properties in Azerbaijan, Egypt, Venezuela, Qatar and Brazil.

SANTA FE SNYDER CORPORATION
840 Gessner, Suite 1400
Houston, Texas 77024-4237
(713) 507-5000

    Santa Fe Snyder is an independent oil and gas exploration and development company with domestic operations in the Permian Basin region of West Texas and southeastern New Mexico, the Gulf of Mexico, the Rocky Mountains and northern Louisiana. Santa Fe Snyder's international operations are located in five core areas, including Indonesia, Argentina, Gabon, Brazil and China, with other interests in Cote d'Ivoire, Malaysia, Thailand and Ghana. Santa Fe Snyder's common stock is traded on the New York Stock Exchange under the symbol "SFS."

                                   THE MERGER

WHAT SANTA FE SNYDER STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 64)

    Santa Fe Snyder stockholders will receive 0.22 shares of Devon common stock for each share of Santa Fe Snyder common stock that they own. Santa Fe Snyder stockholders will not receive fractional shares. Instead, they will receive cash equal to the market value of any fractional shares. Current Santa Fe Snyder stockholders will own approximately 32% of the common stock of the combined company.

DIRECTORS AND SENIOR MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER (SEE PAGE 81)

    The board of directors of the combined company will consist of 13 directors: nine members designated by Devon and four designated by Santa Fe Snyder.

    J. Larry Nichols, the President, Chief Executive Officer and a director of Devon, will be President, Chief Executive Officer and a director of the combined company. James L. Payne, the Chief Executive Officer of Santa Fe Snyder, will serve as Vice Chairman of the board of the combined company and will also be responsible for the combined company's international division. James L. Pate, the current Chairman of the board of Devon, will serve as Chairman of the board of the combined company. Devon's executive staff will continue in their current capacities with the combined company. The combined company may select members of Santa Fe Snyder's executive staff to augment its management team.

                                     VOTING

VOTES REQUIRED (SEE PAGE 39)

    DEVON. The affirmative vote of the holders of a majority of the shares of Devon voting stock present at the special meeting, in person or by proxy, and entitled to vote is required to approve the merger agreement and the merger and to approve the increase in the number of shares of Devon common stock available for issuance under the Devon 1997 Stock Option Plan.

    SANTA FE SNYDER. The affirmative vote of the holders of a majority of the outstanding shares of Santa Fe Snyder common stock is required for approval of the merger agreement at the Santa Fe Snyder meeting.

VOTING THE EXCHANGEABLE SHARES

    Each exchangeable share is entitled to one vote at the Devon meeting through a voting agreement. Under the voting agreement, the trustee exercises voting rights on behalf of holders of the exchangeable shares. The trustee holds one share of special voting stock of Devon. The special voting share is entitled to one vote for each outstanding exchangeable share held by persons other than Devon. The trustee will vote only as instructed by the holders of exchangeable shares.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

DEVON (SEE PAGE 38)

    Devon's board of directors recommends that Devon stockholders vote FOR the approval of the merger agreement and the merger and FOR the stock option plan amendment. Approximately 1.2% of Devon's outstanding voting shares are held by Devon's directors, executive officers and affiliates, all of whom are expected to vote their shares for approval of the proposals.

SANTA FE SNYDER (SEE PAGE 38)

    Santa Fe Snyder's board of directors recommends that Santa Fe Snyder stockholders vote FOR the approval of the merger agreement and the merger. Approximately 3.0% of Santa Fe Snyder's outstanding shares entitled to vote are held by Santa Fe Snyder's directors and executive officers, all of whom are expected to vote their shares for approval of the proposals.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 50 THROUGH 63)

    In deciding to approve the merger, the board of directors of Devon considered the opinion of Morgan Stanley & Co. Incorporated, its financial advisor, that, as of the date of its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Devon.

    In deciding to approve the merger, the board of directors of Santa Fe Snyder considered the opinion of Chase Securities Inc., its financial advisor, to the effect that, as of the date of its opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of Santa Fe Snyder common stock from a financial point of view.

    These opinions are attached as Annexes B and C to this joint proxy statement/prospectus. We encourage you to read these opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based found on pages 51 and 58.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (SEE PAGE 82)

    Some of the officers and directors of Devon and Santa Fe Snyder have agreements, stock options and other benefit plans that may provide them with interests in the merger that are different from yours. The boards of both companies were aware of these interests and considered them in approving the merger.

                              THE MERGER AGREEMENT

    The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

CONDITIONS TO THE MERGER (SEE PAGES 65 THROUGH 66)

    In order to complete the merger, a number of customary conditions must be satisfied, including the following:

    - the approval by both the Devon and the Santa Fe Snyder stockholders;

    - the absence of any law or court order prohibiting the merger and the expiration of applicable regulatory waiting periods;

    - the approval for listing on the American Stock Exchange of the Devon shares to be issued in the merger;

    - the continued accuracy of each company's representations and warranties, and the compliance by each company with its covenants and agreements contained in the merger agreement; and

    - the receipt of legal opinions from counsel for each company as to the tax-free qualification of the merger.

    The board of directors of either Devon or Santa Fe Snyder may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the stockholders have approved the merger and the law allows the boards to do so.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 70)

    Devon and Santa Fe Snyder can jointly agree to terminate the merger agreement without completing the merger, even after stockholder approval. In addition, either company can terminate the merger agreement on its own without completing the merger if any of the following occurs:

    - the merger is not completed by December 31, 2000, other than due to a breach of the merger agreement by the terminating party;

    - the stockholders of either Devon or Santa Fe Snyder fail to give the required approvals;

    - a court or other governmental authority permanently prohibits the merger;

    - prior to receipt of Devon and Santa Fe Snyder stockholder approval, the board of directors of the terminating company determines that proceeding with the merger would be inconsistent with its fiduciary obligations because of a superior offer from a third party, after providing the other party prior notice and considering changes to the terms of the merger agreement proposed by the other party;

    - the other party has breached the merger agreement or any of its representations and warranties in the merger agreement have become untrue; or

    - the board of directors of the other party withdraws or materially changes its recommendation of the merger to its stockholders, or recommends an alternative transaction to its stockholders.

TERMINATION FEES AND EXPENSES (SEE PAGES 71 THROUGH 72)

    If the merger agreement is terminated by either party under specific circumstances involving a proposed business transaction with a third party, the party that would enter into the other transaction will be required to pay the other party to the merger agreement a termination fee of up to $103 million, plus expenses.

NO SOLICITATION

    Devon and Santa Fe Snyder have each generally agreed not to initiate any discussions with another party regarding a business combination while the merger is pending or to engage in any such discussions unless required by fiduciary obligations.

                          THE STOCK OPTION AGREEMENTS

TERMS OF OPTIONS (SEE PAGES 73 THROUGH 75)

    In connection with the merger agreement, Devon and Santa Fe Snyder each granted the other an option to purchase 19.9% of its currently outstanding common stock. The per share exercise price for the option granted by Devon to Santa Fe Snyder is $56.4875. The per share exercise price for the option granted by Santa Fe Snyder to Devon is $10.6625. These exercise prices were based on the average closing prices of Devon's common stock and Santa Fe Snyder's common stock, respectively, during the 10 consecutive trading days preceding May 25, 2000, the day Devon and Santa Fe Snyder executed the stock option agreements. The options are exercisable under the circumstances described on page 73. The total profit under either stock option agreement may not exceed $103 million, which includes amounts received on repurchase or sale of option shares and any termination fees paid.

OPTIONS COULD HAVE THE EFFECT OF DETERRING COMPETING BIDDERS

    The stock option agreements were intended to increase the likelihood that Devon and Santa Fe Snyder will complete the merger. The stock option agreements have the effect of making an acquisition of either company by a third party more costly and likely preventing a competing acquiror of either company from accounting for the acquisition using the pooling-of-interests accounting method for up to two years. Accordingly, the stock option agreements, together with the termination fees, may have the effect of discouraging a third party from proposing a competing transaction, including one that might be more favorable to stockholders than the merger.

                               OTHER INFORMATION

ACCOUNTING TREATMENT

    We expect that the merger will be accounted for as a pooling-of-interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. Pooling-of-interests treatment is not a condition to the merger. If pooling-of-interests treatment is not available, the merger will be accounted for as a purchase of Santa Fe Snyder by Devon.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER

    The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission. We are not permitted to complete the merger until the applicable waiting period has expired or terminated. We expect that the applicable waiting period will expire at 11:59 p.m. Eastern time on July 23, 2000.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 21)

    On May 25, 2000, the last full trading day prior to the public announcement of the proposed merger, Devon common stock closed at $58.6875 per share and Santa Fe Snyder common stock closed at $11.00 per share. On July 20, 2000, Devon common stock closed at $47.06 per share and Santa Fe Snyder common stock closed at $10.25 per share.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGES 82 THROUGH 84)

    We have structured the merger so that, in general, Santa Fe Snyder stockholders will not recognize any gain or loss for federal income tax purposes as a result of the merger, except for taxes payable by Santa Fe Snyder stockholders as a result of receiving cash instead of fractional shares.

    As a condition to the merger, both Devon and Santa Fe Snyder must receive an opinion from their respective tax counsels that the merger will be tax free unless these conditions are waived. Neither Devon nor Santa Fe Snyder intends to waive these conditions.

    TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD SEEK TAX ADVICE FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

LISTING OF DEVON'S COMMON STOCK

    Devon expects to obtain approval to list the additional shares to be issued in the merger on the American Stock Exchange.

DISSENTER'S RIGHTS

    No dissenters' rights of appraisal exist in connection with the merger.

RECENT DEVELOPMENTS

    On June 22, 2000, Devon announced that it priced a private placement of 20-year maturity zero-coupon convertible debentures. The debentures are convertible into shares of Devon common stock at a fixed conversion rate of
5.7593 shares per debenture, which is a 40 percent premium to Devon's closing stock price on the day before the pricing. The debentures were issued on June 27, 2000 at a price of $464.13 per debenture. This represents a yield to maturity of 3.875 percent per annum. The debentures will reach an accreted value at maturity of $1,000.00 per debenture.

    Devon has the right to redeem the debentures after five years. The redemption price will be equal to the issuance price plus accrued original issue discount through the date of redemption. Holders of the debentures have the right to require Devon to repurchase the debentures on the fifth, tenth, and fifteenth anniversaries of the issue date. The repurchase price will be the accreted value of the debentures through the repurchase date. The repurchase payment can be made in either cash, shares of Devon common stock or a combination of cash and shares of common stock at Devon's option.

    Devon intends to use the $345.7 million in net proceeds to repay existing Devon indebtedness and for general corporate purposes.

    FOR DEFINITIONS OF OIL AND GAS TERMS USED IN THIS DOCUMENT, SEE "COMMONLY USED OIL AND GAS TERMS" ON PAGE 98.

      SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER INFORMATION

    The following unaudited pro forma combined financial information has been prepared to assist in your analysis of the financial effects of the merger. This pro forma information is based on the historical financial statements of Devon and Santa Fe Snyder.

    The information was prepared based on the following:

    - The merger is expected to be accounted for as a pooling-of-interests of Devon and Santa Fe Snyder. Therefore, the summary unaudited pro forma combined balance sheet has been prepared as if Devon and Santa Fe Snyder were combined on March 31, 2000. The summary unaudited pro forma combined statements of operations have been prepared as if Devon and Santa Fe Snyder were combined as of the beginning of the earliest period presented. If the merger is ultimately accounted for under the purchase method of accounting, historical results for the two companies would not be combined and the impact of the merger would be included in the statements of operations only in periods subsequent to the closing of the merger. Under the purchase method of accounting, the assets acquired and liabilities assumed would be recorded at their estimated fair values rather than at their historical book costs. This increase to fair value generally would result in significantly higher depreciation, depletion and amortization expenses and therefore significantly lower net earnings in future periods.

    - The combined company will utilize the full cost method of accounting for its oil and gas activities.

    - The historical financial results of Santa Fe Snyder, which were prepared using the successful efforts method of accounting, have been restated to the full cost method to conform to Devon's method of accounting.

    - Expected annual cost savings of $30 to $35 million have not been reflected as an adjustment to the historical data. These cost savings are expected to result from the consolidation of the corporate headquarters of Devon and Santa Fe Snyder and the elimination of duplicate staff and expenses. Some of the cost savings will relate to items that, under the full cost method of accounting, are capitalized rather than expensed in the consolidated financial statements. Therefore, not all of the $30 to $35 million of expected savings will result in reductions to expenses as reported in the accompanying unaudited pro forma combined statements of operations.

    There are several unusual items in each company's historical results that should be considered when making period-to-period comparisons. These items include:

    - Devon merged with PennzEnergy Company on August 17, 1999. This merger was accounted for as a purchase. Accordingly, Devon's results for the year 1999 include the results of the PennzEnergy merger for only the last 4 1/2 months of the year.

    - Santa Fe Snyder was formed on May 5, 1999, as a result of the merger of Santa Fe Energy Resources, Inc. and Snyder Oil Corporation. This merger was accounted for as a purchase by Santa Fe Energy Resources, Inc. of Snyder. Accordingly, Santa Fe Snyder's results for the year 1999 include the results of the Snyder merger for only the last eight months of the year.

    - Santa Fe Snyder's results for the year 1999 include $16.8 million of costs related to the Snyder merger.

    - Devon's results for the year 1998 include $13.1 million of costs related to its December 1998 merger with Northstar Energy Corporation. This merger was accounted for as a pooling-of-interests. Accordingly, Northstar's results are included in Devon's results for all periods presented.

    - In 1998 and 1997, Devon reduced the carrying value of its oil and gas properties by $126.9 million and $625.5 million ($88.0 million and $397.9 million after tax), respectively, due to the full cost ceiling limitation. The 1998 reduction related to Devon's domestic properties. The 1997 reduction related to the Canadian properties acquired in the Northstar merger.

    - In 1999, 1998 and 1997, Santa Fe Snyder reduced the carrying value of its oil and gas properties by $476.1 million, $295.6 million and $16.2 million ($309.7 million, $211.2 million and $23.1 million after-tax, which includes the establishment of an $11.0 million and a $9.9 million valuation allowance relating to deferred tax assets in 1998 and 1997), respectively, due to the full cost ceiling limitation.

    - On July 25, 1997, Santa Fe Energy Resources, Inc. spun off its subsidiary Monterey Resources, Inc. At the time of the spin off, Santa Fe Energy Resources, Inc. owned approximately 83% of Monterey. The Santa Fe Snyder results for the year 1997 include the results for Monterey for only the first seven months prior to the spin off.

    The unaudited pro forma information is presented for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position or operating results might have been different from those presented in the unaudited pro forma information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past. You also should not rely on the unaudited pro forma information as an indication of the future results that the combined company will achieve after the merger.

                                                             COMBINED COMPANY
                                                              PRO FORMA AS OF
                                                              MARCH 31, 2000
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
BALANCE SHEET DATA:
  Investment in common stock of Chevron Corporation......       $  655,606
  Total assets...........................................        6,286,257
  Debentures exchangeable into shares of Chevron
    Corporation common stock.............................          760,313
  Other long-term debt...................................        1,693,004
  Stockholders' equity...................................        2,557,835
  Book value per share...................................            20.20

                                                            COMBINED COMPANY UNAUDITED PRO FORMA
                                                 ----------------------------------------------------------
                                                        THREE
                                                    MONTHS ENDED                    YEAR ENDED
                                                      MARCH 31,                    DECEMBER 31,
                                                 -------------------   ------------------------------------
                                                   2000     1999(1)     1999(1)        1998         1997
                                                 --------   --------   ----------   ----------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
  OPERATING RESULTS
    Oil sales..................................  $267,944   $ 69,313   $  553,834   $  306,924   $  552,525
    Gas sales..................................   233,032     78,351      603,225      328,444      357,559
    NGL sales..................................    37,370      5,629       67,944       24,692       35,820
    Other revenues.............................    12,065      2,573       20,596       24,248       48,255
                                                 --------   --------   ----------   ----------   ----------
      Total revenues...........................   550,411    155,866    1,245,599      684,308      994,159
                                                 --------   --------   ----------   ----------   ----------
    Lease operating expenses...................   109,393     56,720      303,248      229,884      266,197
    Production taxes...........................    18,520      4,869       42,355       22,816       31,027
    Depreciation, depletion and amortization of
      property and equipment...................   165,252     59,758      406,375      243,144      285,308
    Amortization of goodwill...................    10,332         --       16,111           --           --
    General and administrative expenses........    24,850     11,923       80,645       45,454       53,081
    Expenses related to prior mergers..........        --         --       16,800       13,149           --
    Interest expense...........................    40,076     13,164      109,613       43,532       41,488
    Deferred effect of changes in foreign
      currency exchange rate on subsidiary's
      long-term debt...........................     2,408     (3,161)     (13,154)      16,104        5,860
    Distributions on preferred securities of
      subsidiary trust.........................        --      2,429        6,884        9,717        9,717
    Reduction of carrying value of oil and gas
      properties...............................        --         --      476,100      422,500      641,714
                                                 --------   --------   ----------   ----------   ----------
      Total costs and expenses.................   370,831    145,702    1,444,977    1,046,300    1,334,392
                                                 --------   --------   ----------   ----------   ----------
    Earnings (loss) before income tax expense
      (benefit) and minority interest..........   179,580     10,164     (199,378)    (361,992)    (340,233)
    Income tax expense (benefit):
      Current..................................    36,147      2,603       23,056       (3,713)      35,757
      Deferred.................................    38,246        981      (72,490)    (101,094)    (146,299)
                                                 --------   --------   ----------   ----------   ----------
        Total income tax expense...............    74,393      3,584      (49,434)    (104,807)    (110,542)
                                                 --------   --------   ----------   ----------   ----------
    Earnings (loss) before minority interest...   105,187      6,580     (149,944)    (257,185)    (229,691)
    Minority interest in Monterey Resources,
      Inc......................................        --         --           --           --       (4,700)
                                                 --------   --------   ----------   ----------   ----------
    Net earnings (loss)........................   105,187      6,580     (149,944)    (257,185)    (234,391)
    Preferred stock dividends..................     2,434         --        3,651           --       12,000
                                                 --------   --------   ----------   ----------   ----------
    Net earnings (loss) applicable to common
      stockholders.............................  $102,753   $  6,580   $ (153,595)  $ (257,185)  $ (246,391)
                                                 ========   ========   ==========   ==========   ==========
    Net earnings (loss) per share:
      Basic....................................  $   0.81   $   0.09   $    (1.64)  $    (3.62)  $    (3.58)
      Diluted..................................      0.80       0.09        (1.64)       (3.62)       (3.58)
    Cash dividends per share...................      0.03       0.03         0.14         0.10         0.09
    Weighted average common shares
      outstanding--basic.......................   126,336     70,954       93,653       70,948       68,732
  CASH FLOW DATA:
    Net cash provided by operating
      activities...............................  $345,970   $ 92,467   $  532,228   $  334,471   $  530,156
    Net cash used in investing activities......  (432,511)  (144,748)    (768,217)    (607,260)    (545,683)
    Net cash provided (used) by financing
      activities...............................   (25,271)    45,984      377,198      256,518       34,859
  OTHER DATA:
    Modified EBITDA(2)(4)......................   397,648     82,354      802,551      373,005      643,854
    Cash margin(3)(4)..........................   321,425     64,158      662,998      323,469      556,892

--------------------------

(1) The 1999 operating results include the historical results of Devon and Santa Fe Snyder (excluding the $4.2 million extraordinary loss, net of $2.3 million of taxes, resulting from Santa Fe Snyder's early extinguishment of debt). The 1999 operating results do not include the pro forma results of PennzEnergy Company and Snyder Oil Corporation prior to their respective purchase dates of August 17, 1999 and May 5, 1999, respectively. (See Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 1999 and the year ended December 31, 1999 included herein.)

(2) Modified EBITDA represents earnings before interest (including deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt, and distributions on preferred securities of subsidiary trust), taxes, depreciation, depletion and amortization and reduction of carrying value of oil and gas properties.

(3) "Cash margin" equals total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt, reduction of carrying value of oil and gas properties and deferred income tax expense. Cash margin measures the net cash which is generated by a company's operations during a given period, without regard to the period such cash is actually physically received or spent by the company. This margin ignores the non-operational effect on a company's "net cash provided by operating activities", as measured by generally accepted accounting principles, from a company's activities as an operator of oil and gas wells. Such activities produce net increases or decreases in temporary cash funds held by the operator which have no effect on net earnings of the company.

(4) Modified EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt. Cash margin is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request such information. Management interprets the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

   Modified EBITDA and cash margin should be used as supplements to, and not as substitutes for, net earnings and net cash provided by operating activities determined in accordance with generally accepted accounting principles as measures of Devon's profitability or liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

                                                          COMBINED COMPANY PRO FORMA
                                             ----------------------------------------------------
                                                    THREE
                                                MONTHS ENDED
                                                  MARCH 31,           YEAR ENDED DECEMBER 31,
                                             -------------------   ------------------------------
                                               2000       1999       1999       1998       1997
                                             --------   --------   --------   --------   --------
PRODUCTION, PRICE AND OTHER DATA:
  Production:
    Oil (MMBbls)...........................    10,915     6,355      31,756     25,628     32,565
    Gas (MMcf).............................   103,767    51,412     304,203    198,051    186,239
    NGL (MBbls)............................     1,934       748       5,111      3,054      2,842
    MBoe...................................    30,144    15,672      87,568     61,691     66,447

  Average prices:
    Oil (per Bbl)..........................  $  24.55   $ 10.91    $  17.44   $  11.98   $  16.97
    Gas (per Mcf)..........................      2.25      1.52        1.98       1.66       1.92
    NGL (per Bbl)..........................     19.32      7.53       13.29       8.09      12.60
    Per Boe................................     17.86      9.78       13.99      10.70      14.24

  Costs per Boe:
    Operating costs........................      4.24      3.93        3.95       4.10       4.47
    Depreciation depletion and amortization
      of oil and gas properties............      5.27      3.64        4.46       3.74       4.16
    General and administrative expenses....      0.82      0.76        0.92       0.74       0.80

                                                             COMBINED COMPANY
                                                              PRO FORMA AS OF
                                                             DECEMBER 31, 1999
                                                             -----------------
PROPERTY DATA:
  Proved reserves:
    Oil (MMBbls)...........................................         496.7
    Gas (Bcf)..............................................       2,949.6
    NGL (MMBbls)...........................................          67.8
    Total (MMBoe)..........................................       1,056.1
    SEC 10% present value (millions).......................      $  5,812
    Standardized measure of discounted future net cash
      flows (millions).....................................      $  4,768

                    DEVON'S SUMMARY SELECTED FINANCIAL DATA

                           THREE MONTHS ENDED
                               MARCH 31,                             YEAR ENDED DECEMBER 31,
                         ----------------------   --------------------------------------------------------------
                            2000        1999         1999         1998         1997         1996         1995
                         ----------   ---------   ----------   ----------   ----------   ----------   ----------
                              (UNAUDITED)         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:
  Oil, gas and NGL
    revenues...........  $  336,346   $  85,393   $  715,503   $  369,660   $  452,104   $  256,765   $  195,891
  Other revenues.......      11,365       1,873       18,996       17,848       47,555       34,570       14,252
                         ----------   ---------   ----------   ----------   ----------   ----------   ----------
    Total revenues.....     347,711      87,266      734,499      387,508      499,659      291,335      210,143

  Net earnings
    (loss).............      61,087       5,980       94,556      (60,285)    (299,991)      67,603      (25,893)
  Net earnings (loss)
    applicable to
    common
    stockholders.......      58,653       5,980       90,905      (60,285)    (299,991)      67,603      (25,893)
  Net earnings (loss)
    per share:
    Basic..............        0.68        0.12         1.51        (1.25)       (6.38)        2.06        (0.80)
    Diluted............        0.67        0.12         1.46        (1.25)       (6.38)        1.99        (0.80)
  Cash dividends per
    common share.......        0.05        0.05         0.20         0.15         0.14         0.15         0.14

                               MARCH 31,                                   DECEMBER 31,
                        -----------------------   --------------------------------------------------------------
                           2000         1999         1999         1998         1997         1996         1995
                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                              (UNAUDITED)                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Investment in common
    stock of Chevron
    Corporation.......  $  655,606   $       --   $  614,382   $       --   $       --   $       --   $       --
  Total assets........   4,561,157    1,267,505    4,623,160    1,226,356    1,248,986    1,183,290      715,510
  Debentures
    exchangeable into
    shares of Chevron
    Corporation.......     760,313           --      760,313           --           --           --           --
  Other long-term
    debt..............     842,004      422,293    1,026,808      405,271      305,337       83,000      220,137
  Convertible
    preferred
    securities of
    subsidiary
    trust.............          --      149,500           --      149,500      149,500      149,500           --
  Stockholders'
    equity............   2,115,835      529,798    2,025,520      522,963      596,546      678,772      394,647

               SANTA FE SNYDER'S SUMMARY SELECTED FINANCIAL DATA

                        THREE MONTHS ENDED
                             MARCH 31,                        YEAR ENDED DECEMBER 31,
                       ---------------------   ------------------------------------------------------
                          2000        1999        1999        1998       1997       1996       1995
                       ----------   --------   ----------   --------   --------   --------   --------
                            (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS(1):
  Oil, gas and NGL
    revenues.........  $  202,000   $ 67,900   $  509,500   $290,400   $493,800   $561,200   $429,500
  Other revenues.....          --        300          800        300     20,300     21,100     18,300
                       ----------   --------   ----------   --------   --------   --------   --------
    Total revenues...     202,000     68,200      510,300    290,700    514,100    582,300    447,800
  Net earnings (loss)
    before
    extraordinary
    item.............      30,700    (12,100)    (120,700)   (98,700)    54,700     42,400     26,600
  Net earnings
    (loss)...........      30,700    (12,100)    (124,900)   (98,700)    54,700     36,400     26,600
  Net earnings (loss)
    applicable to
    common
    stockholders.....      30,700    (12,100)    (124,900)   (98,700)    42,700    (10,800)    11,800

  Net earnings (loss)
    per share before
    extraordinary
    item--Basic and
    diluted..........        0.17      (0.12)       (0.79)     (0.96)      0.43      (0.05)      0.13
  Net earnings (loss)
    per share--basic
    and diluted......        0.17      (0.12)       (0.82)     (0.96)      0.43      (0.12)      0.13
  Cash dividends per
    common share.....          --         --           --         --         --         --         --

                             MARCH 31,                                DECEMBER 31,
                       ---------------------   ----------------------------------------------------------
                          2000        1999        1999        1998       1997        1996         1995
                       ----------   --------   ----------   --------   --------   ----------   ----------
                            (UNAUDITED)                  (IN THOUSANDS)
BALANCE SHEET
  DATA(1):
  Total assets.......  $2,105,600   $844,000   $1,862,800   $859,000   $788,900   $1,129,100   $1,073,800
  Long-term debt.....     794,000    361,900      629,400    330,600    121,700      278,500      344,400
  Stockholders'
    equity...........     765,200    336,500      741,200    348,400    454,700      526,800      437,700

------------------------

(1) Amounts are based upon Santa Fe Snyder's financial statements prepared using the successful efforts method of accounting.

                                  RISK FACTORS

    IN DECIDING WHETHER TO APPROVE THE MERGER, YOU SHOULD CONSIDER THE FOLLOWING RISKS RELATED TO THE MERGER AND TO YOUR INVESTMENT IN THE COMBINED COMPANY FOLLOWING THE MERGER. YOU SHOULD CAREFULLY CONSIDER THESE RISKS ALONG WITH THE OTHER INFORMATION CONTAINED IN THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

                          RISKS RELATING TO THE MERGER

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF DEVON AND SANTA FE SNYDER AND MAY NOT REALIZE EXPECTED COST SAVINGS

    We may encounter difficulties in integrating the previously separate organizations and operations of Devon and Santa Fe Snyder. The management of the combined company will have to devote substantial attention and resources to the integration of the two companies. The diversion of management's attention and any difficulties it encounters in the transition and integration processes could have an adverse effect on the revenues, levels of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, we may not realize any of the anticipated benefits of the merger, including the expected cost savings of $30 to $35 million per year.

THE VALUE OF CONSIDERATION TO SANTA FE SNYDER STOCKHOLDERS IN THE MERGER COULD DECREASE, DEPENDING ON THE TRADING PRICE OF DEVON COMMON STOCK

    Santa Fe Snyder stockholders will not receive consideration in the merger with a set market value or a minimum market value. The number of shares of Devon common stock that Santa Fe Snyder stockholders will receive in the merger is fixed. The value of these shares will depend on the trading price of Devon common stock. No adjustment will be made to the number of shares of Devon common stock to be received by Santa Fe Snyder stockholders in the event of any increase or decrease in the market price of Santa Fe Snyder common stock or Devon common stock. For historical and current market prices of Devon and Santa Fe Snyder common stock, see "Comparative Market Price Data" on page 21.

SIGNIFICANT CHARGES AND EXPENSES WILL BE INCURRED AS A RESULT OF THE MERGER

    Devon and Santa Fe Snyder expect to incur approximately $57 million of costs related to the merger. These expenses will include investment banking expenses, severance, legal and accounting fees, printing expenses and other related charges. The companies may also incur additional unanticipated expenses in connection with the merger. These expenses and charges are expected to initially offset the estimated cost savings of $30 to $35 million per year.

                    RISKS RELATING TO AN INVESTMENT IN DEVON

THE COMBINED COMPANY'S BUSINESS WILL EXPOSE DEVON AND SANTA FE SNYDER STOCKHOLDERS TO DIFFERENT RISKS THAN THEY CURRENTLY HAVE ALONE

    Devon has reserves and production in Canada, Azerbaijan and Venezuela, where Santa Fe Snyder has no properties. Therefore, the Santa Fe Snyder stockholders will be exposed to more risks associated with the concentration of properties in Canada, Azerbaijan and Venezuela than they were prior to the merger. On the other hand, Santa Fe Snyder has production and reserves located in Indonesia, Argentina, Gabon, Brazil and China. Additionally, a larger portion of its reserves are proved undeveloped reserves. Therefore, the assets of the combined company will expose current Devon stockholders to more risks associated with the concentration of reserves in different countries, as well as the costs and risks of bringing undeveloped properties to producing status than they were exposed to prior to the merger.

THE COMBINED COMPANY WILL BE SUBJECT TO OTHER UNCERTAINTIES OF FOREIGN
  OPERATIONS

    The combined company will have international operations in Argentina, Azerbaijan, Brazil, Canada, China, Congo, Cote d'Ivoire, Egypt, Gabon, Ghana, Indonesia, Malaysia, Qatar, Thailand, and Venezuela. Local political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

    - the risk of war, general strikes, civil unrest, expropriation, forced renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

    - taxation policies, including royalty and tax increases and retroactive tax claims;

    - exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds, and other uncertainties arising out of foreign government sovereignty over international operations;

    - laws and policies of the United States affecting foreign trade, taxation and investment;

    - the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

    - difficulties in enforcing the combined company's rights against a governmental agency because of the doctrine of sovereign immunity.

DEVON HAS CHARTER AND OTHER PROVISIONS THAT MAY MAKE IT DIFFICULT TO CAUSE A
  CHANGE OF CONTROL

    Some provisions of Devon's certificate of incorporation and by-laws and of the Delaware General Corporation Law, as well as Devon's stockholder rights plan, may make it difficult for stockholders to cause a change in control of Devon and replace incumbent management. These provisions include:

    - a classified board, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

    - a prohibition against stockholders calling special meetings and acting by written consent; and

    - rights issued under its rights plan, which would "flip in" if a hostile bidder acquired 15% of the combined company's common stock.

THE COMBINED COMPANY WILL BE SUBJECT TO FEDERAL ACREAGE LIMITATIONS AND AS A RESULT MAY BE REQUIRED TO REDUCE ITS ACREAGE IN WYOMING

    Current United States law restricts the amount of federal acreage that can be controlled by individual parties within each state. This controlled acreage is considered "chargeable" to individual parties. The current federal limit within Wyoming is approximately 246,000 chargeable acres. Controlled leasehold acreage that is part of a federally authorized drilling or production unit is, however, not considered chargeable acreage for the purposes of this limitation.

    As a result of the merger, the combined company will have approximately 382,000 chargeable acres within Wyoming. Assuming that no changes are made to the current law, the combined company will be required to reduce its chargeable acreage within 180 days after the merger. The combined company may petition the Bureau of Land Management for additional time to restructure its leasehold acreage. However, we cannot assure you that any extra time would be allowed. Currently there are only two ways available to reduce the combined company's chargeable acreage. One way is to sell or divest a portion of our acreage. The other way is to apply to the Bureau of Land Management to "unitize" a portion of the acreage. If approved, the acreage included in these federally authorized drilling or production units would not be counted as chargeable acreage. If we have to sell or divest to reduce our chargeable acreage in Wyoming, we will have less acreage in Wyoming on which to drill, which could have a negative impact on future production, cash flow and earnings.

DEVON MAY INCUR A TAX LIABILITY FOR A PRIOR PENNZENERGY TRANSACTION AS A RESULT OF THE 1999 MERGER OF DEVON WITH PENNZENERGY

    If PennzEnergy's distribution to its stockholders of the stock of Pennzoil-Quaker State Company in December 1998 were to be considered part of a plan or series of related transactions that includes the merger of Devon with PennzEnergy, Devon would recognize gain under Section 355(e) of the Internal Revenue Code. Devon believes the distribution and the merger with PennzEnergy should not be considered part of such a plan or series of related transactions because, among other things, prior to the distribution neither party contemplated a business combination with the other and until April 1999 the parties had no discussions regarding a business combination. However, any transaction within a four-year period beginning two years before the distribution is presumed to be part of such a plan. We cannot assure you we will be able to overcome this presumption. We currently estimate Devon's potential tax liability upon such transaction at $16 million in additional tax for 1998 and the elimination of approximately $183 million in net operating loss carryovers.

                             DEVON AFTER THE MERGER

    Following the merger, Devon will rank in the top five of all publicly-traded United States based independent oil and gas producers in terms of total proved oil and gas reserves, annual oil and gas production, equity market capitalization and enterprise value. We expect the merger to provide Devon with the following advantages:

    INCREASED FINANCIAL STRENGTH. Our equity market capitalization is expected to exceed $7.0 billion. As a result, we believe the combined company will have more liquidity and more efficient access to capital, at a lower cost, than either Devon or Santa Fe Snyder has individually. In addition, we should have an enhanced ability, as compared with either company on a stand-alone basis, to pursue mergers and acquisitions among other independent oil and gas companies.

    LARGER ASSET BASE. At the end of 1999, Devon and Santa Fe Snyder combined had aggregate proved reserves of approximately 1.1 billion barrels of oil equivalent. The combined company's North American reserves, including both the United States and Canada, totaled 800 million barrels of oil equivalent, weighted 58% to natural gas. Our North American reserves will be concentrated in six core areas grouped in three operating divisions:

    - the Northern Division, which includes the Permian Basin, the Rocky Mountains, and the Mid-Continent;

    - the Southern Division, which includes onshore Gulf Coast and offshore Gulf of Mexico; and

    - Canada, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia.

    Our proved reserves outside of North America totaled 256 million barrels of oil equivalent. International activities will be concentrated in three core areas:

    - South America, which includes Argentina, Brazil and Venezuela;

    - Southeast Asia, which includes Indonesia, China, Malaysia, and Thailand;
      and

    - Azerbaijan.

    We will also have activities in Congo, Cote d'Ivoire, Egypt, Gabon, Ghana and Qatar.

    In addition to proved oil and gas properties, we will have a substantial inventory of exploration acreage totaling approximately 32.0 million net acres, including 5.6 million net acres in North America.

    COMPLEMENTARY NORTH AMERICAN OPERATIONS. The combined company's North American operations are concentrated in the Permian Basin, the Rocky Mountains, the Gulf of Mexico and the Mid-Continent in the United States; and in western Canada. In our United States core areas, operations will approximately double in size compared to the individual separate operations of Devon and Santa Fe Snyder. We expect to realize significant savings from expanding our operations without proportionate expansion in overhead costs.

    EXPANDING INTERNATIONAL OPERATIONS. The scope of our international exploration and production activities will also be expanded after the merger. Also, our international portfolio will be larger and more diversified. International proved reserves will represent 24% of total combined company reserves. As a result of the merger, we will have enhanced international operating and project development experience and exploration expertise.

    COST SAVINGS. As a result of the merger, we expect to realize $30 to $35 million in annual cost savings. We plan to consolidate our corporate headquarters, eliminate duplicative administrative staff and expenses, achieve benefits from our larger scale purchasing and marketing presence, realize operating expense efficiencies and implement other cost saving measures. Some of the cost savings will relate to items that, under the full cost method of accounting, are capitalized rather than expensed in the consolidated financial statements. Therefore, not all of the $30 to $35 million of expected savings will result in reductions to expenses as reported in the accompanying pro forma combined statements of operations.

    SHARED TECHNOLOGIES. The combined company will have expertise in various oilfield technologies and operating practices, including coalbed methane exploitation, enhanced oil recovery, directional drilling, offshore deepwater drilling and production, and other exploration, production and processing technologies. We will have a significant international presence and the accompanying experience and expertise necessary to operate in a broad range of geographical locations. We will also have an enhanced ability to acquire, explore for, develop, and exploit oil and natural gas reserves in North America and internationally.

                           COMPARATIVE PER SHARE DATA

    The following table presents historical per share data for Devon and Santa Fe Snyder individually and pro forma per share data after giving effect to the merger. The combined company pro forma per share data was derived by combining information from the historical consolidated financial statements of Devon and Santa Fe Snyder using the pooling-of-interests method of accounting for the merger. You should read this table in conjunction with the historical consolidated financial statements of Devon and Santa Fe Snyder that are filed with the SEC and incorporated by reference in this document. See "Where You Can Find More Information" on page 94. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred in the past, or of future results.

                                                                                   SANTA FE SNYDER
                                                        COMBINED     --------------------------------------------
                                           DEVON        COMPANY                        RESTATED       EQUIVALENT
                                         HISTORICAL   PRO FORMA(1)   HISTORICAL(2)   HISTORICAL(3)   PRO FORMA(4)
                                         ----------   ------------   -------------   -------------   ------------
Net earnings (loss) per share before
  extraordinary item--basic:
  Three months ended March 31, 2000...     $ 0.68        $ 0.81          $ 0.17          $ 0.24         $ 0.18
  Three months ended March 31,
    1999(5)...........................       0.12          0.09           (0.12)           0.01           0.02
  Year ended December 31, 1999(5).....       1.51         (1.64)          (0.79)          (1.60)         (0.36)
  Year ended December 31, 1998........      (1.25)        (3.62)          (0.96)          (1.92)         (0.80)
  Year ended December 31, 1997........      (6.38)        (3.58)           0.43            0.54          (0.79)

Net earnings (loss) per share before
  extraordinary item--diluted:
  Three months ended March 31, 2000...       0.67          0.80            0.17            0.24           0.18
  Three months ended March 31,
    1999(5)...........................       0.12          0.09           (0.12)           0.01           0.02
  Year ended December 31, 1999(5).....       1.46         (1.64)          (0.79)          (1.60)         (0.36)
  Year ended December 31, 1998........      (1.25)        (3.62)          (0.96)          (1.92)         (0.80)
  Year ended December 31, 1997........      (6.38)        (3.58)           0.43            0.53          (0.79)

Cash dividends per share:(6)
  Three months ended March 31, 2000...       0.05          0.03              --              --           0.01
  Three months ended March 31, 1999...       0.05          0.03              --              --           0.01
  Year ended December 31, 1999........       0.20          0.14              --              --           0.03
  Year ended December 31, 1998........       0.15          0.10              --              --           0.02
  Year ended December 31, 1997........       0.14          0.09              --              --           0.02

Book value per share:
  As of March 31, 2000................      24.45         20.20            4.20            2.65           4.44
  As of December 31, 1999.............      23.53         20.23            4.05            2.43           4.45

------------------------

(1) The combined company's pro forma data include the effect of the merger on the basis described in the notes to the unaudited pro forma combined financial statements included elsewhere in this document.

(2) These are historical amounts reported by Santa Fe Snyder without any adjustments to conform its accounting policies to those of Devon.

(3) These are restated historical amounts after conforming Santa Fe Snyder's accounting policies to those followed by Devon. See note 4 to the unaudited pro forma combined financial information included elsewhere in this document for explanations of these restated amounts.

(4) Santa Fe Snyder's equivalent pro forma amounts have been calculated by multiplying the combined company's pro forma net earnings (loss), cash dividends and book value per share amounts by the exchange ratio of 0.22 shares of Devon common stock for each share of Santa Fe Snyder common stock, so that the Santa Fe Snyder equivalent pro forma per share amounts are comparable to the respective values presented with respect to one share of Santa Fe Snyder common stock.

(5) The 1999 operating results include the historical results of Devon and Santa Fe Snyder (excluding the $4.2 million extraordinary loss, net of $2.2 million of taxes, resulting from Santa Fe Snyder's early extinguishment of debt). The 1999 operating results do not include the pro forma results of PennzEnergy Company and Snyder Oil Corporation prior to their respective purchase dates of August 17, 1999 and May 5, 1999, respectively.

(6) Dividends on Devon's common stock were paid in 2000, 1999, 1998, and 1997 at a per share rate of $0.05 per quarter. No dividends on Northstar's common stock were paid in 1998 or 1997 prior to the December 1998 business combination. As adjusted for the Northstar business combination's pooling-of-interests method of accounting, annual dividends per share for 1998 and 1997 were $0.15 and $0.14, respectively. Additionally, no dividends on Santa Fe Snyder's common stock were paid during 2000, 1999, 1998, or 1997. As adjusted for the proposed Santa Fe Snyder business combination expected to be accounted for using the pooling-of-interests method of accounting, dividends per share are decreased on a pro forma basis.

                         COMPARATIVE MARKET PRICE DATA

    The following table sets forth the high and low sales prices and average daily trading volumes of the shares of Devon common stock, on the American Stock Exchange, and of the Santa Fe Snyder common stock, on the New York Stock Exchange, for the periods indicated. The sales prices and trading volumes are as reported in published financial sources.

                                                     DEVON                             SANTA FE SNYDER
                                      ------------------------------------   ------------------------------------
                                                            AVERAGE DAILY                          AVERAGE DAILY
                                        HIGH       LOW          VOLUME         HIGH       LOW          VOLUME
                                      --------   --------   --------------   --------   --------   --------------
                                                            (IN THOUSANDS)                         (IN THOUSANDS)
1998:
Quarter Ended March 31, 1998........   $41.13     $32.88        90,867        $11.69     $8.81         513,492
Quarter Ended June 30, 1998.........    40.50      32.63        97,527         11.56      9.38         333,902
Quarter Ended September 30, 1998....    36.63      26.13       158,909         11.00      6.84         360,970
Quarter Ended December 31, 1998.....    36.69      27.75       140,888          9.19      5.38         353,911
1999:
Quarter Ended March 31, 1999........    31.75      20.13       233,954          7.88      4.75         669,746
Quarter Ended June 30, 1999.........    37.44      25.94       225,938          9.50      6.38         562,625
Quarter Ended September 30, 1999....    44.94      33.00       624,356         10.88      7.88         737,536
Quarter Ended December 31, 1999.....    42.00      29.50       486,409          9.38      6.75         665,919
2000:
Quarter Ended March 31, 2000........    48.56      31.69        23,700          9.88      6.75         691,019
Quarter Ended June 30, 2000.........    60.94      43.75       611,341         13.06      7.88       1,102,597
Quarter Ending September 30, 2000
  through July 20...................    55.63      46.25       661,854         12.00     10.13         629,175

    On May 25, 2000, the last full trading day prior to the joint public announcement by Devon and Santa Fe Snyder of the proposed merger, the last reported sales price on the American Stock Exchange of shares of Devon common stock was $58.69. The last reported sales price of Santa Fe Snyder common stock on the New York Stock Exchange on the same day was $11.00. On July 20, 2000, the last reported sales price for Devon common stock on the American Stock Exchange was $47.06 and $10.25 for Santa Fe Snyder common stock on the New York Stock Exchange. DEVON AND SANTA FE SNYDER STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS BEFORE DECIDING HOW TO VOTE.

    Devon has paid a quarterly dividend of $0.05 per share of common stock for each of the quarters presented. We expect to continue paying a regular quarterly dividend of $0.05 per share after the merger, subject to approval and declaration by the combined company's board of directors.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma financial information has been prepared to assist in your analysis of the financial effects of the merger. This pro forma information is based on the historical financial statements of Devon and Santa Fe Snyder.

    The information was prepared based on the following:

    - The merger is expected to be accounted for as a pooling-of-interests of Devon and Santa Fe Snyder. Therefore, the unaudited pro forma combined balance sheet has been prepared as if Devon and Santa Fe Snyder were combined on March 31, 2000. The unaudited pro forma combined statements of operations have been prepared as if Devon and Santa Fe Snyder were combined as of the beginning of the earliest period presented. If the merger is ultimately accounted for under the purchase method of accounting, historical results for the two companies would not be combined and the impact of the merger would be included in the statements of operations only in periods subsequent to the closing of the merger. Under the purchase method of accounting, the assets acquired and liabilities assumed would be recorded at their estimated fair values rather than at their historical book costs. This increase to fair value generally would result in significantly higher depreciation, depletion and amortization expenses and therefore significantly lower net earnings in future periods.

    - The combined company will utilize the full cost method of accounting for its oil and gas activities.

    - The historical financial results of Santa Fe Snyder, which were prepared using the successful efforts method of accounting, have been restated to the full cost method to conform to Devon's method of accounting.

    - Expected annual cost savings of $30 to $35 million have not been reflected as an adjustment to the historical data. These cost savings are expected to result from the consolidation of the corporate headquarters of Devon and Santa Fe Snyder and the elimination of duplicate staff and expenses. Some of the cost savings will relate to items that, under the full cost method of accounting, are capitalized rather than expensed in the consolidated financial statements. Therefore, not all of the $30 to $35 million of expected savings will result in reductions to expenses as reported in the accompanying unaudited pro forma combined statements of operations.

    There are several unusual items in each company's historical results that should be considered when making period-to-period comparisons. These items include:

    - Devon merged with PennzEnergy Company on August 17, 1999. This merger was accounted for as a purchase. Accordingly, Devon's results for the year 1999 include the results of the PennzEnergy merger for only the last 4 1/2 months of the year.

    - Santa Fe Snyder was formed on May 5, 1999, as a result of the merger of Santa Fe Energy Resources, Inc. and Snyder Oil Corporation. This merger was accounted for as a purchase by Santa Fe Energy Resources, Inc. of Snyder. Accordingly, Santa Fe Snyder's results for the year 1999 include the results of the Snyder merger for only the last eight months of the year.

    - Santa Fe Snyder's results for the year 1999 include $16.8 million of costs related to the Snyder merger.

    - Devon's results for the year 1998 include $13.1 million of costs related to its December 1998 merger with Northstar Energy Corporation. This merger was accounted for as a pooling-of-interests. Accordingly, Northstar's results are included in Devon's results for all periods presented.

    - In 1998 and 1997, Devon reduced the carrying value of its oil and gas properties by $126.9 million and $625.5 million ($88.0 million and $397.9 million after-tax), respectively, due to the full cost ceiling limitation. The 1998 reduction related to Devon's domestic properties. The 1997 reduction related to the Canadian properties acquired in the Northstar merger.

    - In 1999, 1998 and 1997, Santa Fe Snyder reduced the carrying value of its oil and gas properties by $476.1 million, $295.6 million and $16.2 million ($309.7 million, $211.2 million and $22.7 million after-tax, which includes the establishment of an $11.0 million and $9.9 million valuation allowance relating to deferred tax assets in 1998 and 1997), respectively, due to the full cost ceiling limitation.

    - On July 25, 1997, Santa Fe Energy Resources, Inc. spun off its subsidiary Monterey Resources, Inc. At the time of the spin off, Santa Fe Energy Resources, Inc. owned approximately 83% of Monterey. The Santa Fe Snyder results for the year 1997 include the results for Monterey for only the first seven months prior to the spin off.

    The unaudited pro forma information is presented for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position or operating results might have been different from those presented in the unaudited pro forma information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past. You also should not rely on the unaudited pro forma information as an indication of the future results that the combined company will achieve after the merger.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 2000

                                 (IN THOUSANDS)

                                                              SANTA FE
                                                               SNYDER
                                                             HISTORICAL                  COMBINED
                                                              RESTATED     PRO FORMA     COMPANY
                                                  DEVON       (NOTE 4)    ADJUSTMENTS   PRO FORMA
                                                ----------   ----------   -----------   ----------
ASSETS:
  Current assets..............................  $  313,563   $  203,800                 $  517,363
  Oil and gas properties, net.................   3,110,031    1,480,900                  4,590,931
  Other properties, net.......................      51,913       16,700                     68,613
  Investment in common stock of Chevron
    Corporation...............................     655,606           --                    655,606
  Goodwill, net...............................     314,955           --                    314,955
  Other assets................................     115,089       23,700                    138,789
                                                ----------   ----------    ---------    ----------
    Total assets..............................  $4,561,157   $1,725,100    $      --    $6,286,257
                                                ==========   ==========    =========    ==========

LIABILITIES:
  Current liabilities.........................  $  245,141   $  214,000                 $  459,141
  Debentures exchangeable into shares of
    Chevron Corporation common stock..........     760,313           --                    760,313
  Other long-term debt........................     842,004      794,000    $  57,000 (a)  1,693,004
  Deferred revenue............................          --      158,200                    158,200
  Other long-term liabilities.................     173,680       75,400                    249,080
  Deferred income taxes.......................     424,184          500      (16,000)(a)    408,684

STOCKHOLDERS' EQUITY:
  Preferred stock.............................       1,500           --                      1,500
  Common stock................................       8,652        1,800        2,208 (b)     12,660
  Additional paid-in capital..................   2,257,795    1,247,300       (2,208)(b)  3,486,287
                                                                             (16,600)(c)
  Accumulated deficit.........................    (110,362)    (750,100)     (41,000)(a)   (901,462)
  Accumulated other comprehensive earnings
    (loss)....................................     (41,750)       1,700           --       (40,050)
  Treasury stock..............................          --      (16,600)      16,600 (c)         --
  Unamortized restricted stock awards.........          --       (1,100)          --        (1,100)
                                                ----------   ----------    ---------    ----------
    Total stockholders' equity................   2,115,835      483,000      (41,000)    2,557,835
                                                ----------   ----------    ---------    ----------
    Total liabilities and stockholders'
      equity..................................  $4,561,157   $1,725,100    $      --    $6,286,257
                                                ==========   ==========    =========    ==========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SANTA FE
                                                                          SNYDER
                                                                        HISTORICAL    COMBINED
                                                                         RESTATED      COMPANY
                                                             DEVON       (NOTE 4)     PRO FORMA
                                                            --------   ------------   ---------
REVENUES:
  Oil sales...............................................  $145,544     $122,400     $267,944
  Gas sales...............................................   155,532       77,500      233,032
  NGL sales...............................................    35,270        2,100       37,370
  Other...................................................    11,365          700       12,065
                                                            --------     --------     --------
    Total revenues........................................   347,711      202,700      550,411
                                                            --------     --------     --------
COSTS AND EXPENSES:
  Lease operating expenses................................    65,893       43,500      109,393
  Production taxes........................................    10,420        8,100       18,520
  Depreciation, depletion and amortization of property and
    equipment.............................................   108,552       56,700      165,252
  Amortization of goodwill................................    10,332           --       10,332
  General and administrative expenses.....................    16,650        8,200       24,850
  Interest expense........................................    25,276       14,800       40,076
  Deferred effect of changes in foreign currency exchange
    rate on subsidiary's long-term debt...................     2,408           --        2,408
                                                            --------     --------     --------
    Total costs and expenses..............................   239,531      131,300      370,831
                                                            --------     --------     --------

Earnings (loss) before income tax expense (benefit).......   108,180       71,400      179,580

INCOME TAX EXPENSE (BENEFIT):
  Current.................................................    29,847        6,300       36,147
  Deferred................................................    17,246       21,000       38,246
                                                            --------     --------     --------
    Total income tax expense (benefit)....................    47,093       27,300       74,393
                                                            --------     --------     --------

Net earnings (loss).......................................    61,087       44,100      105,187
Preferred stock dividends.................................     2,434           --        2,434
                                                            --------     --------     --------
Net earnings (loss) applicable to common shareholders.....  $ 58,653     $ 44,100     $102,753
                                                            ========     ========     ========

Net earnings (loss) per average common share outstanding:
  Basic...................................................  $   0.68     $   0.24     $   0.81
                                                            ========     ========     ========
  Diluted.................................................  $   0.67     $   0.24     $   0.80
                                                            ========     ========     ========

Weighted average common shares outstanding--basic.........    86,208      182,400      126,336
                                                            ========     ========     ========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 (NOTE 5)
                                                  SANTA FE                -----------------------
                                                   SNYDER                 ADJUSTMENTS FOR MERGERS    COMBINED
                                                 HISTORICAL   COMBINED    -----------------------     COMPANY
                                                  RESTATED     COMPANY    PENNZENERGY    SNYDER      PRO FORMA
                                       DEVON      (NOTE 4)    PRO FORMA     MERGER       MERGER     AS ADJUSTED
                                      --------   ----------   ---------   -----------   ---------   -----------
REVENUES:
  Oil sales.........................  $27,913      $41,400    $ 69,313     $ 37,001     $  25,000    $ 131,314
  Gas sales.........................   53,551       24,800      78,351       69,428         5,000      152,779
  NGL sales.........................    3,929        1,700       5,629        8,884            --       14,513
  Other.............................    1,873          700       2,573        7,517           600       10,690
                                      -------      -------    --------     --------     ---------    ---------
    Total revenues..................   87,266       68,600     155,866      122,830        30,600      309,296
                                      -------      -------    --------     --------     ---------    ---------
COSTS AND EXPENSES:
  Lease operating expenses..........   27,420       29,300      56,720       38,916         7,500      103,136
  Production taxes..................    2,969        1,900       4,869        2,968         1,500        9,337
  Depreciation, depletion and
    amortization of property and
    equipment.......................   33,558       26,200      59,758       84,485        24,900      169,143
  Amortization of goodwill..........       --           --          --       11,767            --       11,767
  General and administrative
    expenses........................    6,223        5,700      11,923       22,068         4,500       38,491
  Expenses related to prior
    merger..........................       --           --          --           --        16,800       16,800
  Interest expense..................    6,664        6,500      13,164       20,337         4,200       37,701
  Deferred effect of changes in
    foreign currency exchange rate
    on subsidiary's long-term
    debt............................   (3,161)          --      (3,161)          --            --       (3,161)
  Distributions on preferred
    securities of subsidiary
    trust...........................    2,429           --       2,429           --            --        2,429
  Reduction of carrying value of oil
    and gas properties..............       --           --          --           --       240,500      240,500
                                      -------      -------    --------     --------     ---------    ---------
    Total costs and expenses........   76,102       69,600     145,702      180,541       299,900      626,143
                                      -------      -------    --------     --------     ---------    ---------

Earnings (loss) before income tax
  expense (benefit).................   11,164       (1,000)     10,164      (57,711)     (269,300)    (316,847)

INCOME TAX EXPENSE (BENEFIT):
  Current...........................    1,903          700       2,603      (11,957)         (100)      (9,454)
  Deferred..........................    3,281       (2,300)        981      (16,128)      (94,200)    (109,347)
                                      -------      -------    --------     --------     ---------    ---------
    Total income tax expense
      (benefit).....................    5,184       (1,600)      3,584      (28,085)      (94,300)    (118,801)
                                      -------      -------    --------     --------     ---------    ---------

Net earnings (loss).................  $ 5,980      $   600    $  6,580      (29,626)     (175,000)    (198,046)
Preferred stock dividends...........       --           --          --        2,434            --        2,434
                                      -------      -------    --------     --------     ---------    ---------
Net earnings (loss) applicable to
  common shareholders...............  $ 5,980      $   600    $  6,580     $(32,060)    $(175,000)   $(200,480)
                                      =======      =======    ========     ========     =========    =========

Net earnings (loss) per average
  common share outstanding:
  Basic.............................  $  0.12      $  0.01    $   0.09                               $   (1.70)
                                      =======      =======    ========                               =========
  Diluted...........................  $  0.12      $  0.01    $   0.09                               $   (1.70)
                                      =======      =======    ========                               =========

Weighted average common shares
  outstanding--basic................   48,470      102,200      70,954       47,888        68,800      117,852
                                      =======      =======    ========     ========     =========    =========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 (NOTE 5)
                                                SANTA FE                 ------------------------
                                                 SNYDER                  ADJUSTMENTS FOR MERGERS     COMBINED
                                               HISTORICAL    COMBINED    ------------------------     COMPANY
                                                RESTATED     COMPANY     PENNZENERGY     SNYDER      PRO FORMA
                                     DEVON      (NOTE 4)    PRO FORMA       MERGER       MERGER     AS ADJUSTED
                                    --------   ----------   ----------   ------------   ---------   -----------
REVENUES:
  Oil sales.......................  $273,234   $ 280,600    $  553,834     $116,743     $ 31,900    $  702,477
  Gas sales.......................   385,925     217,300       603,225      196,012        7,100       806,337
  NGL sales.......................    56,344      11,600        67,944       25,885           --        93,829
  Other...........................    18,996       1,600        20,596       66,157          700        87,453
                                    --------   ---------    ----------     --------     --------    ----------
    Total revenues................   734,499     511,100     1,245,599      404,797       39,700     1,690,096
                                    --------   ---------    ----------     --------     --------    ----------
COSTS AND EXPENSES:
  Lease operating expenses........   166,848     136,400       303,248       96,107       10,200       409,555
  Production taxes................    23,055      19,300        42,355        8,951        2,200        53,506
  Depreciation, depletion and
    amortization of property and
    equipment.....................   254,275     152,100       406,375      215,990       43,500       665,865
  Amortization of goodwill........    16,111          --        16,111       30,210           --        46,321
  General and administrative
    expenses......................    53,845      26,800        80,645       55,483       10,900       147,028
  Expenses related to prior
    mergers.......................        --      16,800        16,800           --           --        16,800
  Interest expense................    66,913      42,700       109,613       43,500        5,700       158,813
  Deferred effect of changes in
    foreign currency exchange rate
    on subsidiary's long-term
    debt..........................   (13,154)         --       (13,154)          --           --       (13,154)
  Distributions on preferred
    securities of subsidiary
    trust.........................     6,884          --         6,884           --           --         6,884
  Reduction of carrying value of
    oil and gas properties........        --     476,100       476,100           --           --       476,100
                                    --------   ---------    ----------     --------     --------    ----------
    Total costs and expenses......   574,777     870,200     1,444,977      450,241       72,500     1,967,718
                                    --------   ---------    ----------     --------     --------    ----------
Earnings (loss) before income tax
  expense (benefit)...............   159,722    (359,100)     (199,378)     (45,444)     (32,800)     (277,622)
INCOME TAX EXPENSE (BENEFIT):
  Current.........................    24,656      (1,600)       23,056            5          200        23,261
  Deferred........................    40,510    (113,000)      (72,490)      (8,983)     (11,700)      (93,173)
                                    --------   ---------    ----------     --------     --------    ----------
    Total income tax expense
      (benefit)...................    65,166    (114,600)      (49,434)      (8,978)     (11,500)      (69,912)
                                    --------   ---------    ----------     --------     --------    ----------
Earnings (loss) before
  extraordinary item..............    94,556    (244,500)     (149,944)     (36,466)     (21,300)     (207,710)
Preferred stock dividends.........     3,651          --         3,651        6,085           --         9,736
                                    --------   ---------    ----------     --------     --------    ----------
Earnings (loss) before
  extraordinary item applicable to
  common shareholders (Note 6)....  $ 90,905   $(244,500)   $ (153,595)    $(42,551)    $(21,300)   $ (217,446)
                                    ========   =========    ==========     ========     ========    ==========
Earnings (loss) before
  extraordinary item per average
  common share outstanding:
  Basic...........................  $   1.51   $   (1.60)   $    (1.64)                             $    (1.81)
                                    ========   =========    ==========                              ==========
  Diluted.........................  $   1.46   $   (1.60)   $    (1.64)                             $    (1.81)
                                    ========   =========    ==========                              ==========
Weighted average common shares
  outstanding--basic..............    60,015     152,900        93,653       30,029       23,400       119,988
                                    ========   =========    ==========     ========     ========    ==========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        SANTA FE
                                                                         SNYDER
                                                                       HISTORICAL    COMBINED
                                                                        RESTATED      COMPANY
                                                             DEVON      (NOTE 4)     PRO FORMA
                                                            --------   ----------   -----------
REVENUES:
  Oil sales...............................................  $143,624   $ 163,300    $  306,924
  Gas sales...............................................   209,344     119,100       328,444
  NGL sales...............................................    16,692       8,000        24,692
  Other...................................................    17,848       6,400        24,248
                                                            --------   ---------    ----------
    Total revenues........................................   387,508     296,800       684,308
                                                            --------   ---------    ----------
COSTS AND EXPENSES:
  Lease operating expenses................................   113,484     116,400       229,884
  Production taxes........................................    13,916       8,900        22,816
  Depreciation, depletion and amortization of property and
    equipment.............................................   123,844     119,300       243,144
  General and administrative expenses.....................    23,554      21,900        45,454
  Expenses related to prior merger........................    13,149          --        13,149
  Interest expense........................................    22,632      20,900        43,532
  Deferred effect of changes in foreign currency exchange
    rate on subsidiary's long-term debt...................    16,104          --        16,104
  Distributions on preferred securities of subsidiary
    trust.................................................     9,717          --         9,717
  Reduction of carrying value of oil and gas properties...   126,900     295,600       422,500
                                                            --------   ---------    ----------
    Total costs and expenses..............................   463,300     583,000     1,046,300
                                                            --------   ---------    ----------

Earnings (loss) before income tax expense (benefit).......   (75,792)   (286,200)     (361,992)

INCOME TAX EXPENSE (BENEFIT):
  Current.................................................     7,687     (11,400)       (3,713)
  Deferred................................................   (23,194)    (77,900)     (101,094)
                                                            --------   ---------    ----------
    Total income tax expense (benefit)....................   (15,507)    (89,300)     (104,807)
                                                            --------   ---------    ----------
Net earnings (loss) applicable to common shareholders.....  $(60,285)  $(196,900)   $ (257,185)
                                                            ========   =========    ==========
Net earnings (loss) per average common share outstanding:
  Basic...................................................  $  (1.25)  $   (1.92)   $    (3.62)
                                                            ========   =========    ==========
  Diluted.................................................  $  (1.25)  $   (1.92)   $    (3.62)
                                                            ========   =========    ==========

Weighted average common shares outstanding--basic.........    48,376     102,600        70,948
                                                            ========   =========    ==========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           SANTA FE
                                                                            SNYDER
                                                                          HISTORICAL   COMBINED
                                                                           RESTATED     COMPANY
                                                                DEVON      (NOTE 4)    PRO FORMA
                                                              ---------   ----------   ---------
REVENUES:
  Oil sales.................................................  $ 207,725    $344,800    $ 552,525
  Gas sales.................................................    219,459     138,100      357,559
  NGL sales.................................................     24,920      10,900       35,820
  Other.....................................................     47,555         700       48,255
                                                              ---------    --------    ---------
    Total revenues..........................................    499,659     494,500      994,159
                                                              ---------    --------    ---------
COSTS AND EXPENSES:
  Lease operating expenses..................................    100,897     165,300      266,197
  Production taxes..........................................     19,227      11,800       31,027
  Depreciation, depletion and amortization of property and
    equipment...............................................    169,108     116,200      285,308
  General and administrative expenses.......................     24,381      28,700       53,081
  Interest expense..........................................     18,788      22,700       41,488
  Deferred effect of changes in foreign currency exchange
    rate on subsidiary's long-term debt.....................      5,860          --        5,860
  Distributions on preferred securities of subsidiary
    trust...................................................      9,717          --        9,717
  Reduction of carrying value of oil and gas properties.....    625,514      16,200      641,714
                                                              ---------    --------    ---------
    Total costs and expenses................................    973,492     360,900    1,334,392
                                                              ---------    --------    ---------

Earnings (loss) before income tax expense (benefit) and
  minority interest.........................................   (473,833)    133,600     (340,233)

INCOME TAX EXPENSE (BENEFIT):
  Current...................................................     26,857       8,900       35,757
  Deferred..................................................   (200,699)     54,400     (146,299)
                                                              ---------    --------    ---------
    Total income tax expense (benefit)......................   (173,842)     63,300     (110,542)
                                                              ---------    --------    ---------
Earnings (loss) before minority interest....................   (299,991)     70,300     (229,691)
Minority interest in Monterey Resources, Inc................         --      (4,700)      (4,700)
                                                              ---------    --------    ---------
Net earnings (loss).........................................   (299,991)     65,600     (234,391)
Preferred stock dividends...................................         --      12,000       12,000
                                                              ---------    --------    ---------
Net earnings (loss) applicable to common shareholders.......  $(299,991)   $ 53,600    $(246,391)
                                                              =========    ========    =========
Net earnings (loss) per average common share outstanding:
  Basic.....................................................  $   (6.38)   $   0.54    $   (3.58)
                                                              =========    ========    =========
  Diluted...................................................  $   (6.38)   $   0.53    $   (3.58)
                                                              =========    ========    =========

Weighted average common shares outstanding--basic...........     47,040      98,600       68,732
                                                              =========    ========    =========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997

1.  METHOD OF ACCOUNTING FOR THE MERGER

    Devon expects to account for the merger using the pooling-of-interests method of accounting for business combinations. Accordingly, Devon's and Santa Fe Snyder's historical balance sheets and statements of operations will be combined as if the two companies had always been combined. Santa Fe Snyder's historical financial data will be restated to conform to Devon's accounting policies. The estimated effect of this restatement of Santa Fe Snyder's historical results is included in note 4.

    In the merger, Devon will issue 0.22 shares of Devon common stock for each outstanding share of Santa Fe Snyder common stock. This will result in Devon issuing approximately 40.1 million shares of its common stock to Santa Fe Snyder stockholders.

2.  PRO FORMA ADJUSTMENTS

    The accompanying unaudited pro forma combined balance sheet includes the following adjustments:

    (a) To record the payment of $57.0 million ($41.0 million net of tax) of estimated business combination costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other costs directly related to the merger. These one-time merger costs are not reflected in the unaudited pro forma combined statements of operations since they are non-recurring in nature. The combined company will expense these costs in the quarter in which the merger is consummated.

    (b) To record the issuance of 40.1 million shares, par value $0.10 per share, of Devon common stock in exchange for all 182.2 million shares of Santa Fe Snyder common stock, par value $0.01 per share, outstanding on March 31, 2000. This is based on the exchange ratio of 0.22 shares of Devon common stock for each share of Santa Fe Snyder common stock.

    (c) To retire all 2.3 million shares of Santa Fe Snyder treasury stock outstanding on March 31, 2000.

    The unaudited pro forma combined statements of operations include no adjustments to the historical statements of Devon or the restated historical statements of Santa Fe Snyder. The adjustments necessary to restate Santa Fe Snyder's historical statements to conform to Devon's accounting policies are explained in note 4.

3.  COMMON SHARES OUTSTANDING

    Net earnings (loss) per average common share outstanding have been calculated based upon the pro forma weighted average number of shares outstanding for each period presented. To compute the combined company pro forma basic and diluted net earnings (loss) per share, Devon's historical weighted average number of basic and diluted shares outstanding were increased in each period by the historical weighted average number of Santa Fe Snyder basic and diluted common shares outstanding, multiplied by the exchange ratio of 0.22.

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES

    Devon and Santa Fe Snyder have certain different accounting policies upon which their respective historical results are based. The primary difference is that Devon follows the full cost method of accounting for its oil and gas activities, while Santa Fe Snyder follows the successful efforts method of

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4. SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED) accounting. To present the accompanying unaudited pro forma combined financial statements, Santa Fe Snyder's historical results have been restated to conform its accounting policies to those which Devon follows. The following tables present Santa Fe Snyder's balances as presented in its historical financial statements, and the restated balances which are included in the accompanying unaudited pro forma combined financial statements. The tables also include a separate column for various reclassifications to conform Santa Fe Snyder's presentation of certain revenues and expenses to Devon's presentation.

                UNAUDITED RESTATED SANTA FE SNYDER BALANCE SHEET
                                 MARCH 31, 2000
                                 (IN THOUSANDS)

                                                                                        SANTA FE
                                                          SANTA FE                       SNYDER
                                                           SNYDER     RESTATEMENT      HISTORICAL
                                                         HISTORICAL   ADJUSTMENTS       RESTATED
                                                         ----------   -----------      ----------
ASSETS:
  Current assets.......................................  $  203,800                    $  203,800
  Oil and gas properties, net..........................   1,828,900    $(348,000)(a)    1,480,900
  Other properties, net................................      40,900      (24,200)(a)       16,700
  Other assets, net....................................      32,000       (8,300)(b)       23,700
                                                         ----------    ---------       ----------
    Total assets.......................................  $2,105,600    $(380,500)      $1,725,100
                                                         ==========    =========       ==========

LIABILITIES:
  Current liabilities..................................  $  214,000                    $  214,000
  Deferred revenue.....................................     166,500       (8,300)(b)      158,200
  Other liabilities....................................      75,400                        75,400
  Long-term debt.......................................     794,000                       794,000
  Deferred income taxes................................      90,500      (90,000)(a)          500

STOCKHOLDERS' EQUITY:
  Common stock.........................................       1,800                         1,800
  Additional paid-in capital...........................   1,247,300                     1,247,300
  Accumulated deficit..................................    (467,900)    (282,200)(a)     (750,100)
  Accumulated other comprehensive earnings (loss)......       1,700                         1,700
  Treasury stock.......................................     (16,600)                      (16,600)
  Unamortized restricted stock awards..................      (1,100)                       (1,100)
                                                         ----------    ---------       ----------
    Total stockholders' equity.........................     765,200     (282,200)         483,000
                                                         ----------    ---------       ----------
    Total liabilities and stockholders' equity.........  $2,105,600    $(380,500)      $1,725,100
                                                         ==========    =========       ==========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED)
           UNAUDITED RESTATED SANTA FE SNYDER STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                SANTA FE
                                                 SANTA FE                                        SNYDER
                                                  SNYDER     RESTATEMENT                       HISTORICAL
                                                HISTORICAL   ADJUSTMENTS   RECLASSIFICATIONS    RESTATED
                                                ----------   -----------   -----------------   ----------
REVENUES:
  Oil sales...................................   $122,400                                       $122,400
  Gas sales...................................     77,500                                         77,500
  NGL sales...................................      2,100                                          2,100
  Other.......................................         --                      $    700              700
                                                 --------     --------         --------         --------
    Total revenues............................    202,000           --              700          202,700
                                                 --------     --------         --------         --------
COSTS AND EXPENSES:
  Lease operating expenses....................     41,900                         1,600           43,500
  Production and other taxes..................     11,400                        (3,300)           8,100
  Exploration.................................     10,100     $(10,100)(c)                            --
  Depreciation, depletion and amortization of
    property and equipment....................     68,900      (12,200)(e)                        56,700
  General and administrative expenses.........      7,100         (600)(c)        1,700            8,200
  Interest expense............................         --                        14,800           14,800
  Loss (gain) on disposition of assets........       (200)         200 (d)                            --
                                                 --------     --------         --------         --------
    Total costs and expenses..................    139,200      (22,700)          14,800          131,300
                                                 --------     --------         --------         --------
Income (loss) from operations.................     62,800       22,700          (14,100)          71,400
Interest income...............................        700                          (700)              --
Interest expense..............................    (15,000)                       15,000               --
Interest capitalized..........................      1,500       (1,300)(c)         (200)              --
                                                 --------     --------         --------         --------
Income (loss) before income taxes.............     50,000       21,400               --           71,400
INCOME TAX EXPENSE (BENEFIT):
  Current.....................................      6,300                                          6,300
  Deferred....................................     13,000        8,000 (g)                        21,000
                                                 --------     --------         --------         --------
    Total income tax expense (benefit)........     19,300        8,000               --           27,300
                                                 --------     --------         --------         --------
Net earnings (loss) applicable to common
  shareholders................................   $ 30,700     $ 13,400         $     --         $ 44,100
                                                 ========     ========         ========         ========
Net earnings (loss) per average common share
  outstanding:
  Basic.......................................   $   0.17                                       $   0.24
                                                 ========                                       ========
  Diluted.....................................   $   0.17                                       $   0.24
                                                 ========                                       ========
Weighted average common shares outstanding--
  basic.......................................    182,400                                        182,400
                                                 ========                                       ========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED)
           UNAUDITED RESTATED SANTA FE SNYDER STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SANTA FE
                                                  SANTA FE                                        SNYDER
                                                   SNYDER     RESTATEMENT                       HISTORICAL
                                                 HISTORICAL   ADJUSTMENTS   RECLASSIFICATIONS    RESTATED
                                                 ----------   -----------   -----------------   ----------
REVENUES:
  Oil sales....................................   $ 41,400                                        $41,400
  Gas sales....................................     24,800                                         24,800
  NGL sales....................................      1,700                                          1,700
  Other........................................        300                       $   400              700
                                                  --------     --------          -------          -------
    Total revenues.............................     68,200           --              400           68,600
                                                  --------     --------          -------          -------
COSTS AND EXPENSES:
  Lease operating expenses.....................     28,300                         1,000           29,300
  Production and other taxes...................      3,500                        (1,600)           1,900
  Exploration..................................     11,200     $(11,200)(c)                            --
  Depreciation, depletion and amortization of
    property and equipment.....................     31,900       (5,700)(e)                        26,200
  General and administrative expenses..........      5,400         (300)(c)          600            5,700
  Interest expense.............................         --                         6,500            6,500
  Loss (gain) on disposition of assets.........        100         (100)(d)                            --
                                                  --------     --------          -------          -------
    Total costs and expenses...................     80,400      (17,300)           6,500           69,600
                                                  --------     --------          -------          -------
Income (loss) from operations..................    (12,200)      17,300           (6,100)          (1,000)
Interest income................................        400                          (400)              --
Interest expense...............................     (6,800)                        6,800               --
Interest capitalized...........................      1,300       (1,000)(c)         (300)              --
                                                  --------     --------          -------          -------
Income (loss) before income taxes..............    (17,300)      16,300               --           (1,000)
INCOME TAX EXPENSE (BENEFIT):
  Current......................................        700                                            700
  Deferred.....................................     (5,900)       3,600 (g)                        (2,300)
                                                  --------     --------          -------          -------
    Total income tax expense (benefit).........     (5,200)       3,600               --           (1,600)
                                                  --------     --------          -------          -------
Net earnings (loss) applicable to common
  shareholders.................................   $(12,100)    $ 12,700          $    --          $   600
                                                  ========     ========          =======          =======
Net earnings (loss) per average common share
  outstanding:
  Basic........................................   $  (0.12)                                       $  0.01
                                                  ========                                        =======
  Diluted......................................   $  (0.12)                                       $  0.01
                                                  ========                                        =======
Weighted average common shares outstanding--
  basic........................................    102,200                                        102,200
                                                  ========                                        =======

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED)

           UNAUDITED RESTATED SANTA FE SNYDER STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          SANTA FE
                                                      SANTA FE                                             SNYDER
                                                       SNYDER     RESTATEMENT                            HISTORICAL
                                                     HISTORICAL   ADJUSTMENTS      RECLASSIFICATIONS      RESTATED
                                                     ----------   -----------    ---------------------   ----------
REVENUES:
  Oil sales........................................  $ 280,600                                           $ 280,600
  Gas sales........................................    217,300                                             217,300
  NGL sales........................................     11,600                                              11,600
  Other............................................        800     $    (300)(c)     $      1,100            1,600
                                                     ---------     ---------         ------------        ---------
    Total revenues.................................    510,300          (300)               1,100          511,100
                                                     ---------     ---------         ------------        ---------
COSTS AND EXPENSES:
  Lease operating expenses.........................    132,100                              4,300          136,400
  Production and other taxes.......................     26,600                             (7,300)          19,300
  Exploration......................................     54,200       (54,200)(c)                                --
  Depreciation, depletion and amortization of
    property and equipment.........................    185,800       (33,700)(e)                           152,100
  Impairment of oil and gas properties.............    196,400      (196,400)(f)                                --
  General and administrative expenses..............     26,200        (2,400)(c)            3,000           26,800
  Expenses related to prior merger.................     16,800                                              16,800
  Interest expense.................................         --                             42,700           42,700
  Reduction of carrying value of oil and gas
    properties.....................................         --       476,100 (f)                           476,100
  Loss (gain) on disposition of assets.............      1,000        (1,000)(d)                                --
                                                     ---------     ---------         ------------        ---------
    Total costs and expenses.......................    639,100       188,400               42,700          870,200
                                                     ---------     ---------         ------------        ---------
Income (loss) from operations......................   (128,800)     (188,700)             (41,600)        (359,100)
Interest income....................................      1,100                             (1,100)              --
Interest expense...................................    (43,600)                            43,600               --
Interest capitalized...............................      6,000        (5,100)(c)             (900)              --
                                                     ---------     ---------         ------------        ---------
Income (loss) before income tax expense (benefit)
  and extraordinary item...........................   (165,300)     (193,800)                  --         (359,100)
INCOME TAX EXPENSE (BENEFIT):
  Current..........................................     (1,600)                                             (1,600)
  Deferred.........................................    (43,000)      (70,000)(g)                          (113,000)
                                                     ---------     ---------         ------------        ---------
    Total income tax expense (benefit).............    (44,600)      (70,000)                  --         (114,600)
                                                     ---------     ---------         ------------        ---------
Income (loss) before extraordinary item............   (120,700)     (123,800)                  --         (244,500)
  Extraordinary item--debt extinguishment costs....     (4,200)                                             (4,200)
                                                     ---------     ---------         ------------        ---------
Net earnings (loss) applicable to common
  shareholders.....................................  $(124,900)    $(123,800)        $         --        $(248,700)
                                                     =========     =========         ============        =========
Net earnings (loss) per average common share
  outstanding:
  Basic and diluted:
    Before extraordinary item......................  $   (0.79)                                          $   (1.60)
    Extraordinary item.............................      (0.03)                                              (0.03)
                                                     ---------                                           ---------
  Per common share.................................  $   (0.82)                                          $   (1.63)
                                                     =========                                           =========
  Weighted average common shares
    outstanding--basic.............................    152,900                                             152,900
                                                     =========                                           =========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED)
           UNAUDITED RESTATED SANTA FE SNYDER STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    SANTA FE
                                                SANTA FE                                             SNYDER
                                                 SNYDER     RESTATEMENT                            HISTORICAL
                                               HISTORICAL   ADJUSTMENTS      RECLASSIFICATIONS      RESTATED
                                               ----------   -----------    ---------------------   ----------
REVENUES:
  Oil sales..................................   $163,300                                           $ 163,300
  Gas sales..................................    119,100                                             119,100
  NGL sales..................................      8,000                                               8,000
  Other......................................        300     $    (100)(c)     $      6,200            6,400
                                                --------     ---------         ------------        ---------
    Total revenues...........................    290,700          (100)               6,200          296,800
                                                --------     ---------         ------------        ---------
COSTS AND EXPENSES:
  Lease operating expenses...................    112,500                              3,900          116,400
  Production and other taxes.................     16,300                             (7,400)           8,900
  Exploration................................     71,100       (71,100)(c)                                --
  Depreciation, depletion and amortization of
    property and equipment...................    136,100       (16,800)(e)                           119,300
  Impairment of oil and gas properties.......     87,800       (87,800)(f)                                --
  General and administrative expenses........     19,700        (1,300)(c)            3,500           21,900
  Interest expense...........................         --            --               20,900           20,900
  Reduction of carrying value of oil and gas
    properties...............................         --       295,600 (f)                           295,600
  Loss (gain) on disposition of assets.......      1,500        (1,500)(d)                                --
                                                --------     ---------         ------------        ---------
    Total costs and expenses.................    445,000       117,100               20,900          583,000
                                                --------     ---------         ------------        ---------
Income (loss) from operations................   (154,300)     (117,200)             (14,700)        (286,200)
Interest income..............................      6,200                             (6,200)              --
Interest expense.............................    (22,000)                            22,000               --
Interest capitalized.........................      7,200        (6,100)(c)           (1,100)              --
                                                --------     ---------         ------------        ---------
Income (loss) before income taxes............   (162,900)     (123,300)                  --         (286,200)
INCOME TAX EXPENSE (BENEFIT):
  Current....................................    (11,400)                                            (11,400)
  Deferred...................................    (52,800)      (25,100)(g)                           (77,900)
                                                --------     ---------         ------------        ---------
    Total income tax expense (benefit).......    (64,200)      (25,100)                  --          (89,300)
                                                --------     ---------         ------------        ---------
Net earnings (loss) applicable to common
  shareholders...............................   $(98,700)    $ (98,200)        $         --        $(196,900)
                                                ========     =========         ============        =========
Net earnings (loss) per average common share
  outstanding:
  Basic......................................   $  (0.96)                                          $   (1.92)
                                                ========                                           =========
  Diluted....................................   $  (0.96)                                          $   (1.92)
                                                ========                                           =========
  Weighted average common shares
    outstanding--basic.......................    102,600                                             102,600
                                                ========                                           =========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED)
           UNAUDITED RESTATED SANTA FE SNYDER STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                  SANTA FE
                                                              SANTA FE                                             SNYDER
                                                               SNYDER     RESTATEMENT          RECLASS-          HISTORICAL
                                                             HISTORICAL   ADJUSTMENTS         IFICATIONS          RESTATED
                                                             ----------   -----------    ---------------------   ----------
REVENUES:
  Oil sales................................................   $344,800                                            $344,800
  Gas sales................................................    138,100                                             138,100
  NGL sales................................................     10,900                                              10,900
  Crude oil purchased......................................     20,500                       $    (20,500)              --
  Other....................................................       (200)    $   (100)(c)             1,000              700
                                                              --------     --------          ------------         --------
    Total revenues.........................................    514,100         (100)              (19,500)         494,500
                                                              --------     --------          ------------         --------
COSTS AND EXPENSES:
  Lease operating expenses.................................    158,900                              6,400          165,300
  Production and other taxes...............................     21,600                             (9,800)          11,800
  Cost of crude oil purchased..............................     22,000                            (22,000)              --
  Exploration..............................................     49,100      (49,100)(c)                                 --
  Depreciation, depletion and amortization of property and
    equipment..............................................    127,800      (11,600)(c)                            116,200
  General and administrative expenses......................     28,100       (2,800)(c)             3,400           28,700
  Merger related costs.....................................         --                                                  --
  Interest expense.........................................         --                             22,700           22,700
  Reduction of carrying value of oil and gas properties....         --       16,200 (f)                             16,200
  Loss (gain) on disposition of assets.....................     (3,600)       3,600 (d)                                 --
                                                              --------     --------          ------------         --------
    Total costs and expenses...............................    403,900      (43,700)                  700          360,900
                                                              --------     --------          ------------         --------
Income (loss) from operations..............................    110,200       43,600               (20,200)         133,600
Interest income............................................      2,500                             (2,500)              --
Interest expense...........................................    (23,800)                            23,800               --
Interest capitalized.......................................      6,700       (5,600)(c)            (1,100)              --
                                                              --------     --------          ------------         --------
Income (loss) before income tax expense (benefit) and
  minority interest........................................     95,600       38,000                    --          133,600

INCOME TAX EXPENSE (BENEFIT):
  Current..................................................      8,900                                               8,900
  Deferred.................................................     27,300       27,100 (g)                             54,400
                                                              --------     --------          ------------         --------
    Total income tax expense (benefit).....................     36,200       27,100                    --           63,300
                                                              --------     --------          ------------         --------
Income (loss) before minority interest.....................     59,400       10,900                    --           70,300
  Minority interest in Monterey Resources, Inc.............     (4,700)          --                    --           (4,700)
                                                              --------     --------          ------------         --------
Net earnings (loss)........................................     54,700       10,900                    --           65,600
Preferred stock dividends..................................      3,600           --                                  3,600
Convertible preferred repurchase premium...................      8,400                                               8,400
                                                              --------     --------          ------------         --------
Net earnings (loss) applicable to common shareholders......   $ 42,700     $ 10,900          $         --         $ 53,600
                                                              ========     ========          ============         ========
Net earnings (loss) per average common share outstanding:
  Basic....................................................   $   0.43                                            $   0.54
                                                              ========                                            ========
  Diluted..................................................   $   0.43                                            $   0.53
                                                              ========                                            ========
Weighted average common shares outstanding--basic..........     98,600                                              98,600
                                                              ========                                            ========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   MARCH 31, 2000 AND 1999, AND DECEMBER 31, 1999, 1998 AND 1997 (CONTINUED)

4.  SANTA FE SNYDER HISTORICAL AND RESTATED BALANCES (CONTINUED)
    Following are explanations of the conforming adjustments to restate Santa Fe Snyder's historical balances:

    (a) To record the cumulative effect of adjusting the historical property and equipment, deferred taxes and accumulated deficit balances, prepared using the successful efforts method, to the restated balances using the full cost method followed by Devon.

    (b) To record the cumulative effect of adjusting the historical accounts receivable and deferred revenue prepared using the "entitlements method" of accounting for natural gas imbalances, to the restated balances using the "sales method" followed by Devon. Adjustments to natural gas sales for the periods presented as a result of conforming to the sales method are immaterial and are not included in the unaudited pro forma combined statements of operations.

    (c) To capitalize under the full cost method certain costs that are expensed under the successful efforts method of accounting.

    (d) To capitalize under the full cost method gains or losses from property sales that are recognized under the successful efforts method.

    (e) To adjust the depreciation, depletion and amortization expense recognized under the successful efforts method to the restated expense recognized under the full cost method.

    (f) To adjust oil and gas property impairment expense recognized under the successful efforts method to the restated expense recognized under the full cost method.

    (g) To adjust the historical deferred income tax expense for the effects of adjustments (c) through (f).

5.  1999 ACQUISITIONS

    On May 5, 1999, Santa Fe Energy Resources, Inc. closed its merger with Snyder Oil Corporation thus forming Santa Fe Snyder. On August 17, 1999, Devon closed its merger with PennzEnergy Company. Both of these transactions were accounted for using the purchase method of accounting. Therefore, the historical statements of operations for Devon and Santa Fe Snyder for the year 1999 do not include any effects from the PennzEnergy and Snyder mergers, respectively, prior to the closing dates noted above. Devon's and Santa Fe Snyder's historical statements for the first quarter of 1999 do not include any effects of the PennzEnergy or Snyder mergers since both transactions closed subsequent to March 31, 1999. The Adjustments for Mergers columns include the effects of these two purchases as if the combined company closed the mergers as of January 1, 1999. The information is provided for illustrative purposes only.

6.  EXTRAORDINARY LOSS

    In connection with the retirement of certain debt in 1999, Santa Fe Snyder recorded a $4.2 million extraordinary loss, net of $2.3 million of taxes. The extraordinary loss represents the write-off of certain debt issue costs and prepayment penalties pertaining to the retirement of 11% Senior Subordinated Debentures, net of related tax benefits.

                THE STOCKHOLDER MEETINGS AND PROXY SOLICITATIONS

                                            DEVON                                        SANTA FE SNYDER
TIME, PLACE & DATE     August 29, 2000                                   August 29, 2000
                       10:00 a.m. (Oklahoma City time)                   10:00 a.m. (Houston time)
                       Egbert Room                                       Grand Salon
                       Renaissance Oklahoma City Hotel,                  The Omni Hotel,
                       Second Floor,                                     First Floor,
                       10 North Broadway,                                Four Riverway,
                       Oklahoma City, Oklahoma                           Houston, Texas

PURPOSE                Consider and vote upon:                           Consider and vote upon:
                       -  a proposal to approve the merger agreement     -  a proposal to approve the merger agreement
                          and the merger,                                   and the merger, and
                       -  a proposal to approve the Devon 1997 stock     -  any other business that may be presented at
                          option plan amendment, and                        the meeting.
                       -  any other business that may be presented at    We know of no other matters to be brought before
                          the meeting.                                   the meeting.
                       We know of no other matters to be brought before
                       the meeting.
QUORUM                 Presence, in person or by proxy, of stockholders  Presence, in person or by proxy, of stockholders holding a majority of the voting shares entitled  holding a majority of the outstanding shares of
                       to vote at the meeting.                           common stock entitled to vote at the meeting.
RECORD DATE            Close of business on July 21, 2000.               Close of business on July 21, 2000.
RECOMMENDATION         THE DEVON BOARD OF DIRECTORS BELIEVES THAT THE    THE SANTA FE SNYDER BOARD OF DIRECTORS BELIEVES
OF THE BOARD OF        MERGER AGREEMENT AND THE MERGER ARE IN THE BEST   THAT THE MERGER AGREEMENT AND THE MERGER ARE IN
DIRECTORS              INTERESTS OF THE STOCKHOLDERS AND RECOMMENDS      THE BEST INTERESTS OF SANTA FE SNYDER AND ITS
                       THAT THEY VOTE FOR APPROVAL OF THE MERGER         STOCKHOLDERS AND RECOMMENDS THAT THE SANTA FE
                       AGREEMENT AND THE MERGER. The Devon board also    SNYDER STOCKHOLDERS VOTE FOR APPROVAL OF THE
                       recommends that the stockholders vote FOR the     MERGER AGREEMENT AND THE MERGER.
                       stock option plan amendment.

                                            DEVON                                        SANTA FE SNYDER
SHARES HELD IN STREET  If you hold your Devon shares in the name of a    If you hold your Santa Fe Snyder shares in the
NAME                   bank, broker or other nominee, you should follow  name of a bank, broker or other nominee, you
                       the instructions provided by your bank, broker    should follow the instructions provided by your
                       or nominee when voting your shares or when        bank, broker or nominee when voting your shares
                       granting or revoking a proxy.                     or when granting or revoking a proxy. Under the
                       Brokers who hold shares in street name for        rules of the New York Stock Exchange, brokers
                       customers have the authority to vote on certain   who hold shares in street name for customers
                       "routine" proposals when they have not received   have the authority to vote on certain "routine"
                       instructions from beneficial owners. Under these  proposals when they have not received
                       rules, such brokers are precluded from            instructions from beneficial owners.
                       exercising their voting discretion with respect   Under these rules, such brokers are precluded
                       to proposals for nonroutine matters such as the   from exercising their voting discretion with
                       merger agreement and the merger. Thus, absent     respect to proposals for nonroutine matters such
                       specific instructions from you, your broker is    as the merger agreement and the merger. Thus,
                       not empowered to vote your shares with respect    absent specific instructions from you, your
                       to the approval and adoption of the merger        broker is not empowered to vote your shares with
                       agreement and the merger (I.E., "broker           respect to the approval and adoption of the
                       non-votes"). A broker non-vote will have the      merger agreement and the merger (I.E., "broker
                       same effect as a vote against the merger          non-votes"). A broker non-vote will have the
                       agreement and the merger.                         same effect as a vote against the merger
                                                                         agreement and the merger.

VOTES REQUIRED         -  The affirmative vote of the holders of a       -  Approval of the merger agreement and the
                          majority of the outstanding shares of Devon       merger requires the affirmative vote of the
                          common stock and the outstanding exchangeable     holders of a majority of the outstanding
                          shares, voting as a single class, represented     shares of Santa Fe Snyder common stock.
                          in person or by proxy at the meeting and       -  Abstentions will have the same effect as
                          entitled to vote, is required to approve the      votes against the merger agreement and the
                          merger agreement and the merger and to            merger.
                          approve the Devon 1997 Stock Option Plan       -  The failure of a stockholder to vote in
                          amendment. If the merger is not approved, the     person or by proxy will also have the effect
                          stock option plan amendment will not be           of a vote against the merger agreement and
                          implemented.                                      the merger.
                       -  Abstentions will have the same effect as
                          votes against the proposals.
                       -  The failure of a stockholder to vote in
                          person or by proxy will have no effect on the
                          outcome of the vote.
SHARES OUTSTANDING     As of the record date, there were 87,015,045      As of the record date, there were 184,343,425
                       Devon shares outstanding and entitled to vote at  shares of Santa Fe Snyder common stock
                       the meeting, of which 83,414,859 were shares of   outstanding and entitled to vote.
                       common stock and 3,600,186 were exchangeable
                       shares.

                                            DEVON                                        SANTA FE SNYDER
VOTING PROCEDURES AND  GENERAL MATTERS                                   GENERAL MATTERS
PROXIES                A proxy card will be sent to each Devon           A proxy card will be sent to each Santa Fe
                       stockholder as of the record date. If you         Snyder stockholder as of the record date. If you
                       received a proxy card, you may grant a proxy      received a proxy card, you may grant a proxy to
                       vote on the proposal to approve the merger        vote on the proposal to approve the merger
                       agreement by marking your proxy card              agreement by marking your proxy card
                       appropriately, executing it in the space          appropriately, executing it in the space
                       provided, and returning it to Devon. If you hold  provided, and returning it to Santa Fe Snyder.
                       your Devon shares in the name of a bank, broker   If you hold your Santa Fe Snyder shares in the
                       or other nominee, you should follow the           name of a bank, broker or other nominee, you
                       instructions provided by your bank, broker or     should follow the instructions provided by your
                       nominee when voting your shares.                  bank, broker or nominee when voting your shares.
                       If you have timely submitted a properly executed  If you have timely submitted a properly executed
                       proxy card, clearly indicated your votes, and     proxy card, clearly indicated your vote, and
                       have not revoked your proxy, your shares will be  have not revoked your proxy, your shares will be voted as indicated. If you have timely submitted  voted as indicated. If you have timely submitted
                       a properly executed proxy card and have not       a properly executed proxy card and have not
                       clearly indicated your vote, your shares will be  clearly indicated your vote, your shares will be
                       voted FOR the proposal to approve the merger      voted FOR the proposal to approve the merger
                       agreement and merger and FOR the proposal to      agreement and merger.
                       approve the stock option plan amendment.          If any other matters are properly presented at
                       If any other matters are properly presented at    the meeting for consideration, the persons named
                       the meeting for consideration, the persons named  in the proxy card will have the discretion to
                       in the proxy card will have the discretion to     vote on these matters in accordance with their
                       vote on these matters in accordance with their    best judgment. Proxies voted against the
                       best judgment. Proxies voted against the          proposal to approve the merger agreement will
                       proposal to approve the merger agreement will     not be voted in favor of any adjournment of the
                       not be voted in favor of any adjournment of the   meeting for the purpose of soliciting additional
                       meeting for the purpose of soliciting additional  proxies.
                       proxies.                                          VOTING BY HOLDERS OF COMMON STOCK
                       VOTING BY HOLDERS OF COMMON STOCK                 Each share of Santa Fe Snyder common stock is
                       Each share of Devon common stock is entitled to   entitled to one vote at the meeting. You may
                       one vote at the meeting. You may vote in any one  vote by marking, signing, dating and returning
                       of the following ways: (a) use the toll-free      the enclosed proxy card in the postage-paid
                       telephone number shown on the proxy card; (b)     envelope. Each proxy that is received in time
                       use the internet web site shown on the proxy      for the meeting, and not revoked, will be voted
                       card; or (c) mark, sign, date and return the      in accordance with the instructions contained in
                       enclosed proxy card in the postage-paid           that proxy.
                       envelope. Each proxy that is received in time
                       for the meeting, and not revoked, will be voted
                       in accordance with the instructions contained in
                       that proxy.

                                            DEVON                                        SANTA FE SNYDER

                       VOTING BY HOLDERS OF EXCHANGEABLE SHARES
                       Each exchangeable share is also entitled to one vote at the meeting through a voting and exchange trust agreement. Under the voting agreement, CIBC Mellon Trust Company, the trustee, is entitled to exercise voting rights on behalf of holders of the exchangeable shares.
                       The trustee holds one share of special voting stock of Devon. The share of special voting stock is entitled to a number of votes equal to the number of exchangeable shares outstanding that are held by persons other than Devon. Each holder of exchangeable shares, other than Devon, is entitled to give the trustee voting instructions for a number of votes equal to the number of that holder's exchangeable shares. A voting direction card is a means by which a holder of exchangeable shares may authorize the voting of his or her voting rights at the meeting. The trustee will exercise each vote only as directed by the relevant holders on the voting direction card. In the absence of instructions from a holder as to voting, the trustee will not exercise those votes. A holder may also instruct the trustee to give him or her a proxy entitling him or her to vote personally the relevant number of votes or to grant to Devon's management a proxy to vote those votes.

                       REVOCATION                                        REVOCATION
                       You may revoke your proxy card at any time prior  You may revoke your proxy card at any time prior
                       to its exercise by:                               to its exercise by:
                       -  giving written notice of such revocation to    -  giving written notice of such revocation to
                          the secretary of Devon;                           the secretary of Santa Fe Snyder;
                       -  appearing and voting in person at the          -  appearing and voting in person at the
                          meeting; or                                       meeting; or
                       -  properly completing and executing a later      -  properly completing and executing a later
                          dated proxy and delivering it to the              dated proxy and delivering it to the
                          secretary of Devon at or before the meeting.      secretary of Santa Fe Snyder at or before the
                       Your presence without voting at the meeting will     meeting.
                       not automatically revoke your proxy, and any      Your presence without voting at the meeting will
                       revocation during the meeting will not affect     not automatically revoke your proxy, and any
                       votes previously taken.                           revocation during the meeting will not affect
                                                                         votes previously taken.

                                            DEVON                                        SANTA FE SNYDER

                       VALIDITY                                          VALIDITY
                       The inspectors of election will determine all     The inspectors of election will determine all
                       questions as to the validity, form, eligibility   questions as to the validity, form, eligibility
                       (including time of receipt) and acceptance of     (including time of receipt) and acceptance of
                       proxy cards. Their determination will be final    proxy cards. Their determination will be final
                       and binding. The board of directors of Devon has  and binding. The board of directors of Santa Fe
                       the right to waive any irregularities or          Snyder has the right to waive any irregularities
                       conditions as to the manner of voting. Devon may  or conditions as to the manner of voting. Santa
                       accept your proxy by any form of communication    Fe Snyder may accept your proxy by any form of
                       permitted by Delaware law so long as Devon is     communication permitted by Delaware law so long
                       reasonably assured that the communication is      as Santa Fe Snyder is reasonably assured that
                       authorized by you.                                the communication is authorized by you.

SOLICITATION OF        The accompanying proxy is being solicited on      The accompanying proxy is being solicited on
PROXIES                behalf of the board of directors of Devon. The    behalf of the board of directors of Santa Fe
                       expenses of preparing, printing and mailing the   Snyder. The expenses of preparing, printing and
                       proxy and the materials used in the solicitation  mailing the proxy and the materials used in the
                       will be borne by Devon.                           solicitation will be borne by Santa Fe Snyder.
                       Morrow & Co., Inc., New York, New York, has been  Georgeson Shareholder Communications, Inc. has
                       retained by Devon to aid in the solicitation of   been retained by Santa Fe Snyder to aid in the
                       proxies, for a fee of $6,000 and the              solicitation of proxies, for a fee of $10,000
                       reimbursement of out-of-pocket expenses. Proxies  and the reimbursement of out-of-pocket expenses.
                       may also be solicited by personal interview,      Proxies may also be solicited by personal
                       telephone and telegram by directors, officers     interview, telephone and telegram by directors,
                       and employees of Devon, who will not receive      officers and employees of Santa Fe Snyder, who
                       additional compensation for performing that       will not receive additional compensation for
                       service. Arrangements also may be made with       performing that service. Arrangements also may
                       brokerage houses and other custodians, nominees   be made with brokerage houses and other
                       and fiduciaries for the forwarding of proxy       custodians, nominees and fiduciaries for the
                       materials to the beneficial owners of Devon       forwarding of solicitation materials to the
                       shares held by those persons, and Devon will      beneficial owners of Santa Fe Snyder shares held
                       reimburse them for reasonable expenses they       by such persons, and Santa Fe Snyder will
                       incur.                                            reimburse them for reasonable expenses they
                                                                         incur.
AUDITORS               KPMG LLP serves as the independent auditors of    PricewaterhouseCoopers LLP serves as the
                       Devon. Representatives of KPMG LLP plan to        independent public accountants of Santa Fe
                       attend the Devon meeting and will be available    Snyder. Representatives of
                       to answer appropriate questions. Its              PricewaterhouseCoopers LLP plan to attend the
                       representatives will also have an opportunity to  Santa Fe Snyder meeting and will be available to
                       make a statement at the meeting if they so        answer appropriate questions. Its
                       desire, although it is not expected that any      representatives will also have an opportunity to
                       statement will be made.                           make a statement at the meeting if they so
                                                                         desire, although it is not expected that any
                                                                         statement will be made.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES THE PROPOSED MERGER. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. IN ADDITION, WE INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EACH OF DEVON AND SANTA FE SNYDER INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/ PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 95.

BACKGROUND OF THE MERGER

    On May 3, 2000, in a telephone conversation, Devon's chief executive officer, J. Larry Nichols, discussed the possibility of pursuing a strategic combination with James L. Payne, Santa Fe Snyder's chief executive officer.

    The two executives met on May 4, 2000 at the corporate headquarters of Santa Fe Snyder to discuss, in general terms, the benefits of a possible strategic combination of the two companies. The two executives agreed to consider an exchange of certain technical and financial data to allow each company to conduct a preliminary review of the other's oil and gas reserve data and certain financial information before proceeding further. Mr. Payne advised Mr. Nichols that, although Santa Fe Snyder was not for sale, Mr. Payne would discuss Devon's interest with the Santa Fe Snyder board at its May 15 meeting and would advise Mr. Nichols as to whether Santa Fe Snyder was interested in further pursuing the proposed business combination.

    On May 9, 2000, Devon and Santa Fe Snyder executed a mutual confidentiality and standstill agreement and on May 10, 2000 exchanged certain technical and financial data. At about this time, Devon engaged Morgan Stanley & Co. Incorporated to act as its financial advisor in connection with the potential transaction.

    On May 10, 2000, Mr. Payne met with a senior executive of another oil and gas company ("Company One") regarding Company One's interest in a possible strategic combination with Santa Fe Snyder. On May 12, 2000, Mr. Payne met with a senior executive of a second such company ("Company Two") to discuss Company Two's interest in a possible strategic combination with Santa Fe Snyder.

    On May 12, 2000, in a telephone conversation, Messrs. Payne and Nichols concluded that the results of each company's preliminary technical and financial review were favorable and agreed that representatives of each company should meet to further the due diligence process. It was proposed that the due diligence meetings commence on May 17.

    On May 15, 2000 the Santa Fe Snyder board held a meeting to discuss, among other matters, a possible transaction with Devon. Santa Fe Snyder's management provided its board with an update on Santa Fe Snyder's operations and an overview of the exploration and production industry, during which the increasing industry trend toward consolidation was discussed as well as the apparent focus of the institutional investment community on the larger, well capitalized companies. In order to reduce the risks inherent in pursuing the Santa Fe Snyder operating plan while concurrently preserving the benefits of achieving the goals of the operating plan for the Santa Fe Snyder stockholders, management advised the board of its conclusion that a strategic business combination with a large independent would be beneficial to the Santa Fe Snyder stockholders.

    Mr. Payne advised the Santa Fe Snyder board of his conversations with Mr. Nichols and the general terms on which Mr. Payne believed such a strategic business combination between Devon and

Santa Fe Snyder could be achieved. Members of Santa Fe Snyder management and representatives from Chase Securities Inc. then reviewed with the Santa Fe Snyder board information including:

    - Santa Fe Snyder's and Devon's business and operations, financial condition, prospects, properties, production, proved reserves, capitalization and stock price performance as compared to each other and as compared with a peer group; and

    - the potential advantages to Santa Fe Snyder and its stockholders of a possible strategic business combination with Devon.

    Representatives from Chase Securities also discussed with the Santa Fe Snyder board the trend in the industry toward increased consolidation. During that meeting, the Santa Fe Snyder board also approved the engagement of Andrews & Kurth L.L.P. as counsel for Santa Fe Snyder in connection with its possible business combination with Devon. Andrews & Kurth advised the Santa Fe Snyder board of its fiduciary obligations under Delaware law. Following a thorough discussion of the matter, the Santa Fe Snyder board concluded that:

    - although Santa Fe Snyder was not for sale, Mr. Payne should continue his discussions with Mr. Nichols regarding a possible stock-for-stock strategic business combination of Devon and Santa Fe Snyder; and

    - Santa Fe Snyder should formally retain Chase Securities to assist it in discussions, and its financial evaluation of a possible combination, with Devon. The Santa Fe Snyder board also directed Santa Fe Snyder's legal and financial advisors to analyze further the benefits that a strategic combination with Devon might provide.

    Mr. Payne then advised the Santa Fe Snyder board of preliminary discussions he had had recently with Company Two regarding Company Two's interest in pursuing a strategic business combination with Santa Fe Snyder. Santa Fe Snyder management and representatives of Chase Securities reviewed with the Santa Fe Snyder board information substantially similar to that described above for Devon comparing Santa Fe Snyder and Company Two to each other and as compared to a peer group and describing the possible advantages of a strategic combination with Company Two. Mr. Payne advised that although a pooling-of-interests combination with Company Two appeared, on a preliminary basis, to be beneficial, preliminary reports were that Company Two did not currently qualify for pooling. Following a thorough discussion of this matter among the Santa Fe Snyder board, the Santa Fe Snyder board directed Mr. Payne:

    - to advise Company Two that Santa Fe Snyder was not for sale; and

    - to continue discussions with Company Two and to determine if Company Two could qualify for a pooling-of-interests transaction.

    Mr. Payne also advised the Santa Fe Snyder board that Company One had expressed interest in a strategic combination with Santa Fe Snyder, but that further discussions were necessary to determine the level of Company One's interest in an all stock strategic combination. The Santa Fe Snyder board directed Mr. Payne:

    - to advise Company One that Santa Fe Snyder was not for sale; and

    - to conduct further discussions with Company One to determine Company One's interest in pursuing an all stock strategic combination.

    Following the adjournment of the May 15, 2000 meeting of the Santa Fe Snyder board, Mr. Payne contacted Mr. Nichols to advise him that although Santa Fe Snyder was not for sale, he was authorized to continue discussions with Mr. Nichols regarding a possible strategic business combination and that the Santa Fe Snyder board was interested in further evaluating the possibility of a strategic combination with Devon. Mr. Payne also advised Mr. Nichols that Santa Fe Snyder had formally engaged Chase

Securities to assist Santa Fe Snyder with its analysis of a possible strategic business combination with Devon. Mr. Payne and other members of Santa Fe Snyder management also contacted Company One and Company Two to continue discussions and preliminary investigations with respect to those companies.

    On May 17, 2000, representatives of the financial and technical staffs of Devon and Santa Fe Snyder, and representatives of each company's financial advisors, met in Houston and exchanged detailed technical and financial information. Devon's and Santa Fe Snyder's chief executive officers participated in the meetings.

    On May 18, 2000, Devon's annual stockholders' meeting was held in Oklahoma City. Mr. Nichols returned to Oklahoma City from Houston on May 18 to attend the annual stockholders' meeting and returned to Houston the same day. The due diligence meetings concluded on May 18. However, discussions between company representatives and their respective financial advisors continued telephonically on May 19, 20 and 21. During this period, Devon provided Santa Fe Snyder with an initial draft of a proposed merger agreement and related stock option agreements.

    On May 19, 2000, the Santa Fe Snyder board continued telephonically the previously adjourned meeting and was provided an update on discussions with Company One, Company Two and Devon. Mr. Payne advised the board that Company One believed that Santa Fe Snyder's shares were fairly valued in the market and was not prepared to pursue further discussions regarding a strategic combination that reflected a premium exchange ratio for Santa Fe Snyder. Mark Jackson, Santa Fe Snyder's Executive Vice President and Chief Financial Officer, then advised the Santa Fe Snyder board that Company Two had advised him that it would not be able to enter into a combination utilizing pooling. Based upon such advice, the Santa Fe Snyder board directed management to discontinue further pursuit of a strategic combination with either Company One or Company Two.

    Mr. Payne then discussed with the Santa Fe Snyder board the results of the due diligence efforts conducted on May 17 and 18 by Santa Fe Snyder and Devon. Mr. Payne advised the Santa Fe Snyder board that he had discussed the results of the due diligence with Mr. Nichols and had advised him that if discussions regarding a strategic combination with Devon were to proceed, Devon must be prepared to submit an offer with an exchange ratio reflecting a significant premium for Santa Fe Snyder's stockholders. The board was advised that negotiations on the definitive agreements had commenced and that the principal open issues would be discussed at a subsequent meeting. The board directed Santa Fe Snyder's advisors to continue negotiations with Devon on the definitive agreements.

    On May 18, 2000, Santa Fe Snyder's general counsel and members of Andrews & Kurth provided to Devon's general counsel and members of Devon's legal counsel, McAfee & Taft, their initial written comments on the drafts of the definitive agreements furnished by Devon. Among the principal issues left unresolved were the following:

    - the exchange ratio;

    - the amount of the fee payable upon termination, if any, and the circumstances, if any, under which the termination fee would be payable;

    - the stock option agreements, if any, and the terms, if any, under which options could be exercised and the unexercised options put to the issuer for repurchase;

    - whether treatment of the combination as a pooling-of-interests transaction for accounting purposes would be a condition to consummation of the combination; and

    - the level of representation on Devon's board by persons designated by Santa Fe Snyder.

    On May 20, 2000, a telephonic meeting was held among Santa Fe Snyder's general counsel and Andrews & Kurth, on the one hand, and Devon's general counsel and McAfee & Taft, on the other hand, to discuss the revised versions of the definitive agreements. The principal unresolved issues after such discussions were the same as described above.

    On May 22, 2000, the Santa Fe Snyder board again telephonically continued its meeting. Mr. Payne advised the Santa Fe Snyder board that he was to have further discussions with Mr. Nichols later that day regarding various matters, including the exchange ratio, the termination fee and the stock option agreements. Mr. Jackson then provided the Santa Fe Snyder board with a financial update based upon due diligence conducted up to that date. Mr. Jackson discussed, among other things, cash flow models and production, possible cost savings from the combination and possible levels of accretion under various hypotheticals and using different assumptions. Janet Clark, Santa Fe Snyder's Executive Vice President-Corporate Development and Administration, then reviewed selected combinations effected since January 1, 1997, noting that a 15 percent premium was the median and a 12 percent premium was the mean. Ms. Clark further advised the Santa Fe Snyder board that a combination with Devon would provide additional liquidity. Duane Radtke, Santa Fe Snyder's Executive Vice President-Production, then discussed with the Santa Fe Snyder board the strategic fit of Santa Fe Snyder's properties with those of Devon, noting that the combined company would be a major participant in the Rocky Mountain, Permian Basin and Gulf of Mexico areas. Scott Baxter, Segment Head--Americas from Chase Securities' Global Energy Group, then reviewed the possible combination, discussing the range of premiums that could be proposed and the potential range of accretion to EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow per share based on that range. A thorough discussion of the possible strategic combination was then held among the members of the Santa Fe Snyder board. The board then directed Santa Fe Snyder's management and advisors to continue negotiations with Devon.

    On May 23, 2000, Mr. Nichols telephoned Mr. Payne to reiterate Devon's interest in pursuing a merger transaction. Following negotiations between the two chief executive officers, Mr. Nichols proposed that the exchange ratio for the merger be 0.22 Devon common shares for each Santa Fe Snyder common share outstanding, which would result in Santa Fe Snyder stockholders owning approximately 32% of the total common equity of the combined company.
Mr. Nichols proposed that the board of directors of the combined company be structured to reflect the proportional equity ownership of Devon and Santa Fe Snyder stockholders. In addition, Mr. Nichols proposed a termination fee equal to $103 million. Mr. Nichols conditioned his proposal on the approval of the Devon board.

    On May 23, 2000, the Santa Fe Snyder board again telephonically continued its meeting. Mr. Payne advised the Santa Fe Snyder board that based upon discussions with Mr. Nichols, Mr. Nichols was prepared to recommend an exchange ratio of 0.22 shares of Devon common stock for each share of Santa Fe Snyder common stock, which ratio represented a premium of 21% based on current prices. He also advised the Santa Fe Snyder board that the provisions dealing with other acquisition proposals, the board's fiduciary obligations, the termination fee and stock option arrangements would be substantially similar to those proposed by Devon. David Hicks, Santa Fe Snyder's Vice President-Law and General Counsel, then described in more detail to the Santa Fe Snyder board certain provisions of the definitive agreements, including the provisions dealing with other acquisition proposals, the board's fiduciary obligation exception to providing information to and engaging in discussions with other interested parties, the termination fee, outside termination date, material adverse changes and the mutual stock option agreements. Following a thorough discussion, the Santa Fe Snyder board directed management and its advisors to continue negotiations with Devon.

    On May 24, 2000, the Santa Fe Snyder board continued its meeting. During that meeting, Scott Baxter and other representatives of Chase Securities provided an overview to the Santa Fe Snyder board of the proposed strategic combination, reviewed several provisions of the definitive agreements and discussed the valuation analysis prepared by Chase Securities. Chase Securities then delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of May 25, 2000, to Santa Fe

Snyder's board of directors, to the effect that the exchange ratio pursuant to the merger agreement was fair to the holders of Santa Fe Snyder common stock from a financial point of view. For a discussion of Chase Securities' opinion, see "--Fairness Opinions of Financial Advisors--Fairness Opinion of Chase Securities Inc." The Santa Fe Snyder board then reviewed its reasons for the business combination and, based upon the information presented, the Santa Fe Snyder board unanimously approved the merger, the merger agreement, the stock option agreements and the consummation of the transactions related to such agreements as fair to and in the best interests of the Santa Fe Snyder stockholders. The board also agreed to recommend to the Santa Fe Snyder stockholders that they vote "FOR" approval and adoption of the merger agreement and the merger.

    On May 25, 2000, the Devon board of directors met to discuss the proposed transaction. At that meeting, the board members discussed the proposed transaction, received the fairness opinion of Morgan Stanley and unanimously approved the merger, the merger agreement, and the stock option agreements. For a discussion of Morgan Stanley's Opinion see "--Fairness Opinions of Financial Advisors--Fairness Opinion of Morgan Stanley & Co. Incorporated."

    The merger agreement and the stock option agreements were signed after the close of trading on May 25, 2000. A joint press release announcing the merger was issued the following morning before the stock markets opened.

REASONS FOR THE MERGER

    DEVON'S REASONS FOR THE MERGER. Devon's board of directors considered various factors, including the following, in unanimously approving the merger:

    - EARNINGS AND CASH FLOW ACCRETION--Devon's board of directors and management believe that the merger will be immediately accretive to both earnings and cash flow per share.

    - COMPLEMENTARY NORTH AMERICAN ASSETS--Santa Fe Snyder's North American operations are concentrated in three basins that are core Devon operating areas: the Permian Basin, the Rocky Mountains and the Gulf of Mexico. The merger will significantly expand Devon's operations in each of these core areas. The combined company's North American reserve base will include proved reserves of 800 million barrels of oil equivalent of which 73% are developed. The combined company expects to realize significant savings from expanding its operations without proportionate expansion in overhead costs.

    - INTERNATIONAL GROWTH PLATFORM--The scope of Devon's international exploration and production activities will be greatly expanded as a result of the merger. The combined company's international portfolio will be larger and more diversified and will include producing properties in Indonesia, Argentina, Venezuela, Azerbaijan and Gabon, development projects in Brazil, Egypt and China and exploration activities in Malaysia, Thailand, Qatar, Ghana, Congo and Cote d'Ivoire. The combined company's international proved reserves will represent 24% of total reserves, up from 19% for Devon stand-alone. In addition to proved oil and gas properties, the combined company has a substantial inventory of exploration acreage outside of North America totaling approximately
      26.4 million net acres. Devon's board of directors and management believe that the combined company will have the international operating and project development experience and the exploration expertise necessary to accelerate Devon's international expansion that began with its 1999 merger with PennzEnergy.

    - INDUSTRY LEADERSHIP POSITION--At the end of 1999, Devon had proved reserves of approximately 670 million barrels of oil equivalent. The merger with Santa Fe Snyder will add approximately 386 million barrels of oil equivalent proved reserves to Devon, on a pro forma basis, increasing total aggregate proved reserves to 1.1 billion barrels of oil equivalent. The combined company will be an international oil and gas company with a pro forma enterprise value expected to be approximately $9.5 billion. The combined company will rank among the five largest United States-based independent oil and gas companies in terms of oil and gas reserves, oil and gas production, equity market capitalization and enterprise value. Devon's board of directors and management believe that the combined company's larger scale should allow Devon to consider future merger and acquisition transactions that would not otherwise be possible.

    - IMPROVED EFFICIENCY AND COST SAVINGS--Devon's board of directors and management expect the combined company to realize $30 to $35 million in annual cost savings. The combined company will consolidate its corporate headquarters, eliminate duplicative administrative staff and expenses, and is expected to achieve benefits from its larger scale purchasing and marketing presence.

    - TAX FREE NATURE OF THE MERGER--The merger is structured to be tax free to Devon, Santa Fe Snyder and their respective stockholders, for U.S. Federal income tax purposes, except for cash Santa Fe Snyder stockholders will receive in lieu of fractional shares of Devon common stock.

    - FAIRNESS OPINION OF FINANCIAL ADVISOR--The Devon board of directors also considered the presentation and opinion of Morgan Stanley & Co. Incorporated described below providing that, subject to and based upon the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Devon.

    Based on these and other factors that the members of the Devon board deemed relevant, the Devon board unanimously approved the merger agreement and the merger.

    The Devon board believes that the merger agreement and the merger are in the best interest of the Devon stockholders (including the holders of exchangeable shares) and recommends that the Devon stockholders (including the holders of exchangeable shares) approve the merger agreement and the merger.

    The above discussion of the information and factors considered and given weight by the Devon board is not intended to be exhaustive. However, the discussion is believed to include all material factors considered by the Devon board. In reaching the decision to approve and recommend approval to Devon stockholders of the merger, the Devon board did not assign any relative or specific weights to the factors considered. In addition, individual directors may have given differing weights to different factors.

    The Devon board realizes that there are risks associated with the merger. These risks include the prospect that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing those benefits. These factors are discussed more fully in this joint proxy statement/prospectus under "Risk Factors." However, the Devon board believes that the positive factors should outweigh any negative factors, although the Devon board can give no assurances in this regard.

    SANTA FE SNYDER'S REASONS FOR THE MERGER. The Santa Fe Snyder board considered various factors, including the following, in unanimously approving the merger:

    - INDUSTRY LEADERSHIP POSITION--The combined company will rank among the five largest U.S. based independent oil and gas companies in terms of oil and gas reserves, oil and gas production, equity market capitalization and enterprise value. Based on year end 1999 reserve information and on a pro forma basis, Santa Fe Snyder's merger with Devon will add approximately 386 million barrels of oil equivalent proved reserves to Devon's
      670 million barrels of oil equivalent, resulting in total aggregate proved reserves of 1.1 billion barrels of oil equivalent. The combined company will be an international oil and gas company with a pro forma enterprise value expected to be approximately $9.5 billion. Santa Fe Snyder's board of directors and management believe that the combined company's larger scale should allow the potential for appreciation of the value of Devon common stock, and the ability of Santa Fe Snyder stockholders to participate in any such appreciation through their initial ownership of approximately 32% of the common stock of Devon.

    - EXPERIENCED MANAGEMENT--Devon's management team is highly experienced and well regarded. Santa Fe Snyder's board of directors and management believe that the strength and experience of the combined company's proposed management team will benefit from the substantially larger executive and technical talent pool available to the combined company.

    - INCREASED LIQUIDITY--The combined company's common stock will be listed for trading on the American Stock Exchange in substantially greater dollar volumes than that of Santa Fe Snyder on the New York Stock Exchange, providing greater liquidity for Santa Fe Snyder stockholders and for new institutional investors.

    - COMPLEMENTARY NORTH AMERICAN ASSETS--Santa Fe Snyder's North American operations are concentrated in three basins that are core Devon operating areas: the Permian Basin, the Rocky Mountains and the Gulf of Mexico. The merger will significantly expand Devon's operations in each of these core areas. The combined company's North American reserve base will include proved reserves of 800 million barrels of oil equivalent of which 73 percent is developed. The combined company expects to benefit from its larger scale operations as a consequence of combining its operations in these core operating areas.

    - COMPLEMENTARY ACQUISITION AND GROWTH STRATEGIES--The scope of the combined company's international exploration and production activities will be greatly expanded as a consequence of the merger. As a result of the addition of Santa Fe Snyder's assets, the combined company's international portfolio will be larger and more diversified and will include producing properties in Indonesia, Argentina, Azerbaijan and Gabon, development projects in Brazil, Egypt and China and exploration activities in Malaysia, Thailand, Qatar, Ghana, Congo and Cote d'Ivoire.

    - STRONGER PRO FORMA FINANCIAL PROFILE--The combined company would have a significantly improved balance sheet. Santa Fe Snyder's board believes that this will result in an improved ability to increase reserves through expanded exploration and development drilling program and through acquisitions.

    - TAX CONSEQUENCES OF THE MERGER--The merger is structured to be tax free, for U.S. Federal income tax purposes, to Devon, Santa Fe Snyder and their respective stockholders, except with respect to cash Santa Fe Snyder stockholders will receive instead of fractional shares of Devon common stock.

    - POOLING-OF-INTERESTS ACCOUNTING TREATMENT--The merger is expected to be accounted for as a pooling-of-interests, which the Santa Fe Snyder board believes to be more attractive than the purchase method of accounting.

    - FULL COST METHOD OF ACCOUNTING--Santa Fe Snyder's board expects a more attractive valuation of Santa Fe Snyder's assets under Devon's method of full cost accounting. Santa Fe Snyder's historical financial results, which were prepared using the successful efforts method of accounting, will be restated to conform to the combined company's full cost method of accounting.

    - OPINION OF FINANCIAL ADVISOR--The Santa Fe Snyder board of directors also considered the presentation and opinion of Chase Securities Inc. described below to the effect that, based upon its review and assumptions and subject to specific matters stated in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Santa Fe Snyder common stock.

    Based on these factors, and other factors the members of the Santa Fe Snyder board deemed relevant, the Santa Fe Snyder board unanimously approved the merger agreement and the merger.

    The Santa Fe Snyder board believes that the merger agreement is in the best interests of the Santa Fe Snyder stockholders and recommends that the Santa Fe Snyder stockholders approve the merger agreement and the merger.

    The above discussion of the information and factors considered and given weight by the Santa Fe Snyder board is not intended to be exhaustive. However, the Santa Fe Snyder board believes that the discussion includes all material factors it considered. In reaching the decision to approve and recommend approval to Santa Fe Snyder stockholders of the merger agreement and the merger, the Santa Fe Snyder board did not assign any relative or specific weights to the factors considered. In addition, individual directors may have given differing weights to different factors.

    The Santa Fe Snyder board realizes that there are risks associated with the merger, including:

    - risk that the operations of the two companies may not be successfully integrated;

    - risk that anticipated cost savings may not be realized to the degree anticipated; and

    - risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the merger agreement.

These factors and additional factors are discussed more fully in this joint proxy statement/prospectus under "Risk Factors." However, the Santa Fe Snyder board believes that the positive factors should outweigh any negative factors, although the Santa Fe Snyder board can give no assurances in this regard.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED

    Devon retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected to act as Devon's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Devon. At the meeting of the Devon board on May 25, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 25, 2000, and subject to and based on the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Devon.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED AS OF MAY 25, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF DEVON COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF DEVON, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT TO DEVON, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY DEVON STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Santa Fe Snyder and Devon;

    - reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve estimates, concerning Santa Fe Snyder and Devon prepared by the managements of Santa Fe Snyder and Devon;

    - reviewed certain financial forecasts prepared by the managements of Santa Fe Snyder and Devon;

    - discussed the past and current operations and financial condition and the prospects of Santa Fe Snyder, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Santa Fe Snyder;

    - discussed the past and current operations and financial condition and the prospects of Devon, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Devon;

    - reviewed the pro forma impact of the merger on Devon's earnings per share, cash flow, oil and gas reserves and production, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for Santa Fe Snyder common stock and Devon common stock;

    - compared the financial performance of Santa Fe Snyder and Devon and the prices and trading activity of Santa Fe Snyder common stock and Devon common stock with that of other publicly-traded companies, comparable with Santa Fe Snyder and Devon, respectively, and their securities;

    - reviewed certain reserve reports prepared by Devon and Devon's independent reserve engineers;

    - reviewed certain reserve reports prepared by Santa Fe Snyder and Santa Fe Snyder's independent reserve engineers;

    - reviewed the financial terms, to the extent publicly available, of comparable business combination transactions deemed relevant;

    - participated in discussions and negotiations among representatives of Santa Fe Snyder and Devon and their financial and legal advisors;

    - reviewed the draft of the merger agreement and certain related documents; and

    - performed such other analyses and considered such other factors as it deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that the financial forecasts and information provided were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Santa Fe Snyder and Devon, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Santa Fe Snyder or Devon, nor was Morgan Stanley furnished with any appraisals of those assets and liabilities. With respect to the reserve estimates and reports referred to above, Morgan Stanley is not an expert in the engineering evaluation of oil and gas properties and, with Devon's consent, relied, without independent verification, solely upon the internal reserve estimates of Santa Fe Snyder and Devon. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley also assumed that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. The opinion of Morgan Stanley is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 25, 2000.

    The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 25, 2000. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL SHARE PERFORMANCE. Morgan Stanley conducted a historical analysis of the Santa Fe Snyder common stock performance as measured by closing prices and trading volumes from January 2, 1998 to May 23, 2000. During this period, based on trading prices on the New York Stock Exchange, the Santa Fe Snyder common stock traded at a high of $11.50 and low of $4.88 per share. The Santa Fe Snyder common stock closed at a price of $10.50 per share on May 23, 2000. Based on the exchange ratio of 0.22 and Devon's common stock closing price of $57.81 per share on May 23, 2000, the implied acquisition price per Santa Fe Snyder common share of $12.72 represented a premium of approximately 21%.

    Morgan Stanley also compared historical closing prices of the Santa Fe Snyder common stock to an index of comparable companies for the six month, one year, two year and five year periods ended May 23, 2000. The index of comparable companies included Apache Corporation, Barrett Resources Corporation, Burlington Resources Inc., EOG Resources, Inc., Forest Oil Corporation, Noble
Affiliates, Inc., Ocean Energy Inc. and Pioneer Natural Resources Company. Santa Fe Snyder performed in line with the index of comparable companies for the one year and two year periods, outperformed the index of comparable companies for the five year period and underperformed the index of comparable companies for the six month period.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the daily historical ratios of the closing prices of Santa Fe Snyder common stock divided by the corresponding closing prices of Devon common stock for the period from May 23, 1998 to May 23, 2000. Morgan Stanley calculated the average of the historical ratios and computed the premium represented by the exchange ratio of
0.22 over the averages of the historical ratios for various periods. The following table presents the range of historical ratios over the periods covered compared to the exchange ratio in the merger.

                                                               PERCENTAGE PREMIUM
                                                                 REPRESENTED BY
                                                   AVERAGE      EXCHANGE RATIO OF
                                                  HISTORICAL   0.22 VS. HISTORICAL
TRADING PERIOD                                      RATIO             RATIO
--------------                                    ----------   -------------------
Last 2 years....................................       0.238          -8%
Last 1 year.....................................       0.220          0%
Last 9 months...................................       0.213          3%
Last 6 months...................................       0.205          7%
Last 3 months...................................       0.196          12%
Last 30 days....................................       0.193          14%
As of May 23, 2000..............................       0.182          21%

    CONTRIBUTION ANALYSIS. Morgan Stanley reviewed certain historical and projected operating and financial information (including, among other things, oil and gas production volumes and proved reserves, equity market capitalization, market capitalization of equity plus total debt and preferred stock minus cash, EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration costs), net income and cash flow) for Devon, Santa Fe Snyder and the pro forma combined entity resulting from the merger, without giving effect to any potential synergies that may result from the transaction and excluding non-recurring integration related costs or charges or changes which may result from the adoption of the full cost method of accounting by Santa Fe Snyder. The analysis was performed utilizing publicly available information and securities research analyst estimates for the fiscal years ended 2000 and 2001 for Devon and Santa Fe Snyder as well as results based on estimates from the management of Santa Fe Snyder and Devon for the fiscal years ended 2000 and 2001. The analysis indicated that Santa Fe Snyder, the shareholders of which will receive approximately 32% of the pro forma combined equity market capitalization of the combined company, would represent 35% of the pro forma combined equity market capitalization plus total debt and preferred stock minus cash of the combined company, assuming a 0.22 exchange ratio and the closing stock price as of May 23, 2000 for Devon. This analysis indicated the following exchange ratios based on the equity contribution for Santa Fe Snyder to the combined company on a pro forma basis:

                                                                    IMPLIED
                                                                   EXCHANGE
                                                                    RATIOS
                                                              -------------------
Based On Actual Results:
  1999 EBITDAX and Cash Flow................................         0.210--0.238
  Proved Reserves (Pro forma as of 12/31/99)................         0.258

Based On Securities Research Analysts' Estimates:
  2000--2001 Earnings.......................................         0.282--0.312
  2000--2001 Cash Flow......................................         0.295--0.304
  2000--2001 EBITDAX........................................         0.258--0.265
  2000--2001 Production.....................................         0.244--0.251

Based On Management Estimates:
  2000--2001 Earnings.......................................         0.108--0.258
  2000--2001 Cash Flow......................................         0.278--0.295
  2000--2001 EBITDAX........................................         0.205--0.237
  2000--2001 Production.....................................         0.223--0.244

    PEER GROUP COMPARISON. Morgan Stanley reviewed selected financial information, ratios and public market multiples for the following publicly traded companies:

    - Apache Corporation;

    - Barrett Resources Corporation;

    - Burlington Resources Inc.;

    - EOG Resources, Inc.;

    - Forest Oil Corporation;

    - Noble Affiliates, Inc.;

    - Ocean Energy Inc.; and

    - Pioneer Natural Resources Company

The selected companies were chosen because they are publicly traded companies that for purposes of this analysis may be considered similar to Devon and Santa Fe Snyder.

    The multiples and ratios for each of the selected companies were based on the most recent publicly available information and on closing prices as of May 23, 2000.

    The results of these analyses are as follows:

                                                    PEER GROUP           MEDIAN
                                                      RANGE             MULTIPLES
                                               --------------------   -------------
Price / 2000 Estimated Earnings..............       13.6--27.5             18.6
Price / 2001 Estimated Earnings..............       14.6--26.9             18.7
Price / 2000 Estimated Cash Flow.............        3.7--7.5               5.2
Price / 2001 Estimated Cash Flow.............        3.5--6.3               5.1
Adjusted Market Capitalization / 2000
  Estimated EBITDA...........................        5.0--8.0               6.2
Adjusted Market Capitalization / 2001
  Estimated EBITDA...........................        4.8--6.9               6.1
Adjusted Market Capitalization / Proved
  BOE........................................  $   4.99--$10.92           $8.42
Adjusted Market Capitalization / Pretax SEC
  10 Value...................................       87%--197%               145%

    Morgan Stanley applied the median multiples in the table above to estimates prepared by the management of Devon. The analysis resulted in an implied exchange ratio range of 0.20 to 0.25. Morgan Stanley also applied the median multiples in the table above to estimates from equity research analysts. The analysis resulted in an implied exchange ratio range of 0.22 to 0.26. Morgan Stanley defined adjusted market capitalization as the sum of equity market capitalization, total debt and preferred stock, minus cash and cash equivalents. Cash flow was defined as the sum of net income plus deferred taxes, depletion, depreciation, amortization and dry hole expense. BOE was defined as a barrel of oil equivalent assuming a conversion ratio of six thousand cubic feet of natural gas to one barrel of oil.

    No company utilized in the peer group comparison analysis as a comparable company is identical to Santa Fe Snyder or Devon. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Santa Fe Snyder or Devon, such as the impact of competition on the business of Santa Fe Snyder, Devon and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Santa Fe Snyder, Devon or the industry or in the financial markets in general.

    NET ASSET VALUE ANALYSIS. Morgan Stanley estimated, at a range of discount rates and hydrocarbon pricing scenarios, the present value of the future pre-tax cash flows that Santa Fe Snyder and Devon could be expected to generate from its proved, probable and possible reserves as of December 31, 1999. In the analysis, Morgan Stanley assumed four alternative cases for future oil and natural gas prices. The first scenario was generated using commodity prices as estimated by Morgan Stanley. The second scenario was generated using the average futures prices listed on NYMEX on May 23, 2000. The third and fourth scenarios were calculated using prices as estimated by the managements of Devon and Santa Fe Snyder. For each of the four scenarios, Morgan Stanley calculated the unlevered free cash flows that Santa Fe Snyder and Devon would be expected to generate from its proved, probable and possible reserves during the fiscal years 2000 through 2014 and the value of the remaining proved, probable and possible reserves projected at 2014 based upon engineering projections prepared by the management of Santa Fe Snyder and Devon. The unlevered free cash flows and remaining value of proved, probable and possible reserves were then discounted to obtain a present value using a range of discount rates from 8% to 12%. Morgan Stanley further adjusted downward the present value of probable reserves by 50% and possible reserves by 90%. Morgan Stanley added to those estimated values for proved, probable and possible reserves assessments of the value of certain other assets and liabilities of Santa Fe Snyder and Devon, including, but not limited to, other land, acreage and other assets, working capital and the book value of debt and preferred stock. These assessments of the value of certain other assets and liabilities were made by Morgan Stanley based on information and assumptions provided by Santa Fe Snyder's and Devon's managements. The analysis resulted in an implied exchange ratio range of 0.20 to 0.22.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Using publicly available information, Morgan Stanley performed an analysis of the following precedent corporate transactions that were comparable to the merger in certain respects:

    - Anadarko Petroleum Corporation / Union Pacific Resources Group Inc.

    - Talisman Energy Inc. / Rigel Energy Corporation

    - Burlington Resources Inc. / Poco Petroleums Ltd.

    - Devon Energy Corporation / PennzEnergy Company

    - Santa Fe Energy Resources / Snyder Oil Corporation

    - Ocean Energy Inc. / Seagull Energy Corporation

    - Kerr-McGee Corporation / Oryx Energy Company

    - ARCO / Union Texas Petroleum

    - Union Pacific Resources Group Inc. / Norcen Energy Resources Limited

    The results of these analyses are as follows:

                                                          COMPARABLE
                                                         TRANSACTIONS        MEDIAN
                                                             RANGE          MULTIPLES
                                                      -------------------   ---------
Price / Current Year Cash Flow......................       3.5--8.1             4.5
Price / One Year Forward Cash Flow..................       2.6--6.7             3.9
Adjusted Market Capitalization / Current Year
  EBITDA............................................       4.2--8.6             6.1
Adjusted Market Capitalization / One Year Forward
  EBITDA............................................       3.5--7.1             5.6
Adjusted Price / Proved BOE.........................  $   3.60--$7.28         $5.28
Premium to Stock Price..............................       (5%)--51%             21%
Adjusted Price / Pretax SEC 10 Value................       90%--140%            100%

    Morgan Stanley applied the median multiples in the table above to estimates prepared by the managements of Santa Fe Snyder and Devon. The analysis resulted in an implied exchange ratio range of 0.19 to 0.24. Morgan Stanley also applied the median multiples in the table above to median estimates of equity research analysts. The analysis resulted in an implied exchange ratio range of 0.21 to 0.26.

    No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Santa Fe Snyder or Devon, such as the impact of competition on Santa Fe Snyder, Devon and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Santa Fe Snyder, Devon or the industry or in the financial markets in general.

    PRO FORMA MERGER CONSEQUENCES ANALYSIS. Morgan Stanley analyzed the pro forma impact of the merger on Devon's projected earnings per share and cash flow per share for the fiscal years ended 2000 and 2001 without giving effect to any potential synergies that may result from the transaction in 2000 and giving effect to $30 million of synergies in 2001. The analysis was performed utilizing estimates prepared by Santa Fe Snyder and Devon management and publicly available securities research analyst estimates for the fiscal years ended 2000 and 2001 for Devon and Santa Fe Snyder. Based on these forecasts, and assuming that the merger is treated as a pooling-of-interests transaction, the merger would be expected to be accretive to Devon's earnings per share and cash flow per share in 2000 and

2001, excluding non-recurring integration related costs or charges which may result from the adoption of the full cost method of accounting by Santa Fe Snyder.

    In connection with the review of the merger by the Devon board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses or factors considered by it, without considering all analyses and factors as a whole, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Santa Fe Snyder or Devon.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Santa Fe Snyder or Devon. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio, pursuant to the merger agreement, to Devon and were conducted in connection with the delivery by Morgan Stanley of its opinion dated May 25, 2000 to the Devon board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Santa Fe Snyder common stock or Devon common stock actually may be valued or the prices at which their shares or stock may actually trade in the marketplace. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    In addition, as described above, Morgan Stanley's opinion and presentation to the Devon board of directors was one of many factors taken into consideration by the Devon board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Devon board of directors with respect to the value of Devon or of whether the Devon board of directors would have been willing to agree to a different exchange ratio. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Santa Fe Snyder and Devon and were approved by the Devon board of directors. Morgan Stanley provided advice to Devon during the course of such negotiations; however, the decision to enter into the merger agreement and to offer the exchange ratio pursuant to the merger agreement was solely that of the Devon board of directors. Morgan Stanley did not recommend any specific exchange ratio to Devon or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

    Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Santa Fe Snyder or Devon.

    Pursuant to an engagement letter dated May 24, 2000, between Morgan Stanley and Devon, Morgan Stanley provided a financial opinion in connection with the merger, and Devon agreed to pay Morgan Stanley a fee of approximately
$3.5 million. Devon has also agreed to reimburse Morgan

Stanley for its expenses incurred in performing its services. In addition, Devon has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Devon and have received fees for the rendering of these services.

FAIRNESS OPINION OF CHASE SECURITIES INC.

    At the May 24, 2000 meeting of Santa Fe Snyder's board of directors, Chase Securities delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of May 25, 2000, to Santa Fe Snyder's board of directors, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of the Santa Fe Snyder common stock, from a financial point of view.

    THE FULL TEXT OF CHASE SECURITIES' WRITTEN OPINION DATED AS OF MAY 25, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CHASE SECURITIES, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. CHASE SECURITIES' OPINION WAS PROVIDED FOR THE USE AND BENEFIT OF SANTA FE SNYDER'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, WAS DIRECTED ONLY TO THE FAIRNESS TO THE HOLDERS OF THE SANTA FE SNYDER COMMON STOCK OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER MATTERS RELATING TO THE MERGER. THIS SUMMARY OF CHASE SECURITIES' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C.

    In arriving at its opinion, Chase Securities, among other things:

    - reviewed the merger agreement;

    - reviewed certain publicly available business and financial information Chase Securities deemed relevant relating to Santa Fe Snyder and Devon and the industries in which they operate;

    - reviewed certain internal non-public financial and operating data and forecasts provided to Chase Securities by the managements of Santa Fe Snyder and Devon relating to their respective businesses, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the "synergies," furnished to Chase Securities by Santa Fe Snyder and Devon;

    - discussed, with members of the senior management of Santa Fe Snyder and Devon, Santa Fe Snyder's and Devon's operations, historical financial statements and future prospects, before and after giving effect to the merger and the synergies;

    - compared the financial and operating performance of Santa Fe Snyder and Devon with publicly available information concerning certain other companies Chase Securities deemed comparable and reviewed the relevant historical stock prices of the Santa Fe Snyder common stock and the Devon common stock and certain publicly traded securities of such other companies;

    - compared the proposed financial terms of the merger with the financial terms of certain recent acquisition transactions Chase Securities deemed reasonably comparable to the merger and otherwise relevant to Chase Securities' inquiry; and

    - made such other analyses and examinations as Chase Securities deemed necessary or appropriate.

    In rendering its opinion, Chase Securities assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for Chase Securities, or publicly available, for purposes of its opinion, and have further relied upon the assurance of the managements of Santa Fe Snyder and Devon that they were not aware of any facts that would make such information inaccurate or misleading. Chase Securities has neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Santa Fe Snyder or Devon, nor did Chase Securities conduct a physical inspection of the properties or facilities of Santa Fe Snyder or Devon. Chase Securities assumed that the financial forecasts and the synergies provided to or discussed with Chase Securities by Santa Fe Snyder had been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of Santa Fe Snyder and Devon as to the future financial performance of their respective companies and the synergies. Chase Securities expressed no view as to such forecast or projection information or the assumptions on which they were based.

    For purposes of rendering its opinion, Chase Securities assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Chase Securities further assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Santa Fe Snyder or Devon is a party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the merger. In addition, Chase Securities further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. Chase Securities further assumed, with Santa Fe Snyder's consent, that the merger would be accounted for as a pooling of interests under United States generally accepted accounting principles.

    In connection with the preparation of its opinion, Chase Securities was not authorized by Santa Fe Snyder or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Santa Fe Snyder.

    Chase Securities' opinion was necessarily based on market, commodity price, economic and other conditions as they existed and could be evaluated on the date of its opinion. Chase Securities' opinion was limited to the fairness, from a financial point of view, to the holders of Santa Fe Snyder common stock of the exchange ratio, and Chase Securities expressed no opinion as to the merits of the underlying decision by Santa Fe Snyder to engage in the merger. Chase Securities expressed no opinion as to the prices at which the Santa Fe Snyder common stock or the Devon common stock would trade following the announcement or the consummation of the merger, as the case may be.

    The following is a summary of certain financial and comparative analyses performed by Chase Securities in arriving at its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Chase Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Chase Securities reviewed the per share daily closing market price movements of the Santa Fe Snyder common stock and the Devon common stock for various time periods ending on May 23, 2000, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of the Santa Fe Snyder common stock by those of the Devon common stock and the averages of those historical trading ratios for the one-week, one-month, 3-month, 6-month, 9-month and 1-year periods ending May 23, 2000. The analysis resulted in the following average historical trading ratios for the periods indicated (rounded to the nearest thousandth), compared to the proposed exchange ratio of 0.22:

PERIOD ENDING MAY 23, 2000                                IMPLIED EXCHANGE RATIO
--------------------------                                ----------------------
May 23, 2000............................................          0.182x
Last 1 Week.............................................          0.187x
Last 1 Month............................................          0.193x
Last 3 Months...........................................          0.195x
Last 6 Months...........................................          0.203x
Last 9 Months...........................................          0.212x
Last 1 Year.............................................          0.219x

    COMPARABLE PUBLIC COMPANIES ANALYSIS. Using publicly available information, Chase Securities compared certain financial and operating information and ratios for Santa Fe Snyder with corresponding financial and operating information and ratios for the following four companies in lines of business believed to be generally comparable to those of Santa Fe Snyder, as follows:

    - Noble Affiliates, Inc.

    - Ocean Energy Inc.

    - Pioneer Natural Resources Company

    - Vintage Petroleum, Inc.

    The analysis indicated that:

    - the ratio of the firm value, meaning the market value of equity plus total debt and preferred stock minus cash, to estimated earnings before interest, taxes, depreciation, amortization and exploration costs, which is referred to as EBITDAX, ranged from 5.2x to 6.0x for 2000, with a mean of 5.5x and a median of 5.4x, and ranged from 5.0x to 6.1x for 2001, with a mean and median of 5.5x; and

    - the ratio of the equity value, meaning the market value of equity, to projected cash flow ranged from 3.8x to 5.6x for 2000, with a mean of 4.7x and a median of 4.6x, and ranged from 3.7x to 6.1x for 2001, with a mean of 4.7x and a median of 4.6x.

    Chase Securities also compared certain financial and operating information and ratios for Devon with corresponding financial and operating information and ratios for the following five companies in lines of business believed to be generally comparable to those of Devon, as follows:

    - Anadarko Petroleum Corporation/Union Pacific Resources Group Inc.

    - Apache Corporation

    - Burlington Resources Inc.

    - EOG Resources, Inc.

    - Unocal Corporation

    This analysis indicated that:

    - the ratio of the firm value to estimated EBITDAX ranged from 5.2x to 8.3x for 2000, with a mean of 6.7x and a median of 6.9x, and ranged from 5.2x to 7.4x for 2001, with a mean and median of 6.7x; and

    - the ratio of the equity value to projected cash flow ranged from 5.5x to 7.5x for 2000, with a mean of 6.3x and a median of 6.2x, and ranged from 5.5x to 6.6x for 2001, with a mean and median of 6.2x.

    Based upon the range of multiples derived from the analysis conducted for the two sets of companies listed above and assuming the same commodity pricing for each set of estimates for Santa Fe Snyder and Devon according to prices listed on NYMEX during the first week of May 2000 for the balance of year 2000 and for calendar year 2001, Chase Securities estimated a reference range and calculated the implied exchange ratios by comparing the implied per share equity values of the Santa Fe Snyder common stock and the Devon common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.22:

COMPARISON                                                IMPLIED EXCHANGE RATIO
----------                                                ----------------------
Lowest estimated valuation of the Santa Fe Snyder common
  stock to highest estimated valuation of Devon common
  stock.................................................          0.169x
Highest estimated valuation of the Santa Fe Snyder
  common stock to lowest estimated valuation of the
  Devon common stock....................................          0.254x

    COMPARABLE TRANSACTIONS ANALYSIS. Chase Securities reviewed certain publicly available information regarding selected business combinations in the oil and gas exploration and production industry. The comparable transaction and the month in which each transaction was announced were as follows:

    - Union Pacific Resources Group Inc./Anadarko Petroleum Corporation (April 2000)

    - PennzEnergy Company/Devon Energy Corporation (May 1999)

    - Snyder Oil Corporation/Santa Fe Energy Resources, Inc. (January 1999)

    - Ocean Energy Inc./Seagull Energy Corporation (November 1998)

    - Oryx Energy Company/Kerr-McGee Corporation (October 1998)

    - Domain Energy Corporation/Lomak Petroleum Inc. (May 1998)

    - Union Texas Petroleum Holdings, Inc./Atlantic Richfield Company
      (May 1998)

    - United Meridian Corporation/Ocean Energy Inc. (December 1997)

    - Hugoton Energy Corporation/Chesapeake Energy Corporation (November 1997)

    - Monterey Resources, Inc./Texaco Inc. (August 1997)

    - The Louisiana Land and Exploration Company/Burlington Resources Inc. (July 1997)

    - Cairn Energy USA, Inc./The Meridian Resource Corporation (July 1997)

    - American Exploration Company/Louis Dreyfus Natural Gas Corp. (June 1997)

    - Convest Energy Corporation/Forcenergy Inc. (June 1997)

    - McFarland Energy, Inc./Monterey Resources Inc. (June 1997)

    - Parker & Parsley Petroleum Company/MESA Inc. (April 1997)

    Chase Securities estimated a reference range for Santa Fe Snyder which indicated that:

    - the ratio of firm value to EBITDAX for the twelve months ending March 31, 2000 ranged from 6.1x to 7.1x;

    - the ratio of firm value to proven barrel of oil equivalents ranged from $6.50 to $7.50; and

    - the ratio of firm value to estimated after tax present value of proven reserves ranged from 1.75x to 2.25x.

    Chase Securities estimated a reference range for Devon which indicated that:

    - the ratio of firm value to EBITDAX for the twelve months ending March 31, 2000 ranged from 8.5x to 9.5x;

    - the ratio of firm value to proven barrel of oil equivalents ranged from $9.00 to $10.00; and

    - the ratio of firm value to estimated after tax present value of proven reserves ranged from 1.75x to 2.25x.

    Based upon the range of multiples derived from the analysis conducted for the transactions listed above, Chase Securities also calculated the implied exchange ratios by comparing the implied per share equity values of the Santa Fe Snyder common stock and the Devon common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.22:

COMPARISON                                                IMPLIED EXCHANGE RATIO
----------                                                ----------------------
Lowest estimated valuation of the Santa Fe Snyder common
  stock to highest estimated valuation of Devon common
  stock.................................................          0.154x
Highest estimated valuation of the Santa Fe Snyder
  common stock to lowest estimated valuation of the
  Devon common stock....................................          0.236x

    DISCOUNTED CASH FLOW ANALYSIS. Chase Securities performed a discounted cash flow analysis for each of Santa Fe Snyder and Devon using financial forecasts for Santa Fe Snyder provided by Santa Fe Snyder and financial forecasts for Devon provided by Devon. Chase Securities calculated a discounted cash flow analysis for Santa Fe Snyder assuming discount rates ranging from 10% to 11%, and terminal multiples of earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, in the year 2004 ranging from 5.0x to 6.0x, and for Devon assuming discount rates ranging from 9% to 10%, and terminal multiples of EBITDA in the year 2004 ranging from 6.0x to 7.0x. Based upon the estimated valuation ranges of Santa Fe Snyder and Devon set forth above, Chase Securities calculated an implied exchange ratio of a share of Devon common stock to a share of Santa Fe Snyder common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.22:

COMPARISON                                                IMPLIED EXCHANGE RATIO
----------                                                ----------------------
Lowest estimated valuation of Santa Fe Snyder common
  stock to highest estimated valuation of Devon common
  stock.................................................          .208x
Highest estimated valuation of Santa Fe Snyder common
  stock to Lowest estimated valuation of Devon common
  stock.................................................          .318x

    CONTRIBUTION ANALYSIS. Chase Securities estimated the contribution of each of Santa Fe Snyder and Devon to the pro forma combined company with respect to projected EBITDA and earnings for fiscal years 2000 and 2001, reserves, projected production, book equity and discretionary cash flow. The relative contributions of Santa Fe Snyder to the pro forma combined company resulted in implied exchange ratios ranging from 0.182x to 0.300x.

    LIQUIDATION NAV ANALYSIS. Chase Securities performed a liquidation net asset value analysis for each of Santa Fe Snyder and Devon using financial forecasts for Santa Fe Snyder provided by Santa Fe

Snyder and for Devon provided by Devon. Chase Securities estimated the liquidation net asset value by:

       1. calculating the estimated value of domestic and international reserves based upon an average dollars per barrel of oil equivalent derived from various available precedent transactions;

       2.  adding the amount of working capital;

       3. in the case of Devon, adding the estimated value of Devon's gathering, processing and marketing operations, field equipment and buildings; and

       4. subtracting total long-term debt, the present value of other liabilities and corporate overhead.

    Based upon the estimated valuation ranges of Santa Fe Snyder and Devon set forth above, Chase Securities calculated an implied exchange ratio of a share of Devon common stock to a share of Santa Fe Snyder common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.22:

COMPARISON                                                IMPLIED EXCHANGE RATIO
----------                                                ----------------------
Lowest estimated valuation of the Santa Fe Snyder common
  stock to highest estimated valuation of Devon common
  stock.................................................          0.177x
Highest estimated valuation of the Santa Fe Snyder
  common stock to lowest estimated valuation of the
  Devon common stock....................................          0.296x

    The following is a summary of implied exchange ratio ranges derived from Chase Securities' historical exchange ratio analysis, comparable public companies analysis, precedent transactions analysis, going concern discounted cash flow analysis, contribution analysis and liquidation net asset value analysis, all as described above:

METHOD OF ANALYSIS                                   IMPLIED EXCHANGE RATIO RANGE
------------------                                   ----------------------------
Historical Exchange Ratio Analysis.................     0.187 to 0.219
Comparable Public Companies Analysis...............     0.169 to 0.254
Precedent Transactions Analysis....................     0.154 to 0.236
Going Concern Discounted Cash Flow Analysis........     0.208 to 0.318
Contribution Analysis..............................     0.182 to 0.300
Liquidation Net Asset Value Analysis...............     0.177 to 0.296

    The summary set forth above does not purport to be a complete description of the analyses performed by Chase Securities in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase Securities believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Chase Securities did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase Securities in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Santa Fe Snyder's and Devon's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase Securities are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to Santa Fe Snyder or Devon, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

    Santa Fe Snyder's board of directors selected Chase Securities to act as its financial advisor on the basis of the reputation of Chase Securities as an internationally recognized investment banking firm with substantial expertise in transactions similar to the merger and because it is familiar with Santa Fe Snyder and its business. As part of its financial advisory business, Chase Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase Securities has acted as financial advisor to the board of directors in connection with the merger and will receive a fee for its services, payment of a significant portion of which is contingent upon the consummation of the merger. In the ordinary course of business, Chase Securities or its affiliates may trade in the debt and equity securities of Santa Fe Snyder and Devon for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    The terms of the engagement of Chase Securities by the board of directors are set forth in a letter dated May 1, 2000. Pursuant to the terms of the letter agreement, Santa Fe Snyder will pay to Chase Securities a fee of $3,500,000 upon the closing of the merger if at any time prior to May 1, 2002 the merger or similar transaction is consummated or an agreement is entered into which subsequently results in a consummated transaction. In addition to this compensation, Santa Fe Snyder has also agreed to reimburse Chase Securities for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify Chase Securities and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

                              THE MERGER AGREEMENT

    THIS SECTION DESCRIBES VARIOUS MATERIAL PROVISIONS OF THE MERGER AGREEMENT. BECAUSE THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE AGREEMENT AND PLAN OF MERGER ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS BEFORE YOU DECIDE HOW TO VOTE.

GENERAL

    As of the effective time of the merger, two things will happen:

    - First, Devon Merger Co., a newly formed Delaware corporation, wholly owned by Devon, will be merged into Santa Fe Snyder. Santa Fe Snyder will continue as the surviving corporation and will become a wholly owned subsidiary of Devon.

    - Second, the outstanding shares of Santa Fe Snyder common stock will be converted into shares of Devon common stock, based on the exchange ratio.

CLOSING OF THE MERGER; EFFECTIVE TIME OF THE MERGER

    CLOSING OF THE MERGER. Unless Devon and Santa Fe Snyder agree otherwise, the merger will close on the first business day after the date on which all closing conditions have been satisfied or waived. We expect the closing to take place after the stockholders of both companies approve the merger at the special meetings.

    EFFECTIVE TIME OF THE MERGER. At the closing of the merger, Devon will file a certificate of merger with the Delaware Secretary of State. Unless Devon and Santa Fe Snyder agree otherwise, the merger will become effective at the time the certificate is filed.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    In the merger, without any action on the part of the Santa Fe Snyder stockholders, the issued and outstanding shares of Santa Fe Snyder capital stock will be treated as follows:

    - each outstanding share of Santa Fe Snyder common stock will be converted into 0.22 shares of Devon common stock;

    - each share of Santa Fe Snyder common stock owned or held by Devon or Santa Fe Snyder or their wholly owned subsidiaries, including treasury stock, will be canceled and retired;

    - each outstanding and unexercised option to purchase a share of Santa Fe Snyder common stock issued under Santa Fe Snyder's employee benefit plans will be converted into an option to purchase 0.22 shares of Devon common stock at an exercise price equal to the quotient obtained by dividing the exercise price immediately prior to the merger by 0.22 (rounded to the nearest cent), and will have the same terms and conditions that were applicable to the Santa Fe Snyder stock options.

EXCHANGE OF SHARES; FRACTIONAL SHARES

    EXCHANGE AGENT. Prior to the merger, Devon will appoint Fleet National Bank or another exchange agent reasonably acceptable to Santa Fe Snyder to exchange the certificates representing shares of Santa Fe Snyder common stock for certificates representing shares of Devon common stock and the cash to be paid in lieu of fractional shares of Devon common stock. From time to time as needed, Devon will deposit, for the benefit of holders of Santa Fe Snyder common stock, certificates representing Devon common stock with the exchange agent for conversion of shares as described below.

    EXCHANGE OF SHARES. Promptly after the merger, the exchange agent will mail to each holder of certificates representing Santa Fe Snyder common stock a transmittal letter and instructions explaining how to surrender their certificates to the exchange agent.

    Santa Fe Snyder stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive Devon common stock certificates representing the number of shares that each holder is entitled in accordance with the exchange ratio, with a check representing the amount of cash being paid in lieu of fractional shares of Devon common stock. Holders of unexchanged Santa Fe Snyder stock certificates will not receive any dividends or other distributions made by Devon after the merger until their stock certificates are surrendered. Upon surrender, subject to applicable laws, those holders will receive all dividends and distributions made subsequent to the merger (with a record date also subsequent to the merger) and prior to surrender on the related shares of Devon common stock, less the amount of any withholding taxes, together with a check representing the amount of cash in lieu of fractional shares of Devon common stock, in each case without interest. Any shares of Devon common stock to be issued in the merger or funds set aside by Devon to pay cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on shares of Devon common stock to be issued in the merger that are not claimed one year after the merger will be delivered to Devon. Thereafter, Devon will act as the exchange agent and former stockholders of Santa Fe Snyder may look only to Devon for payment of their shares of Devon common stock, cash in lieu of fractional shares and unpaid dividends and distributions. None of Devon, the exchange agent or any other person will be liable to any former holder of Santa Fe Snyder common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    SANTA FE SNYDER STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. A TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WILL BE PROVIDED TO SANTA FE SNYDER STOCKHOLDERS FOLLOWING THE MERGER.

    FRACTIONAL SHARES. No fractional shares of Devon common stock will be issued to holders of Santa Fe Snyder common stock. In lieu of fractional shares, each holder of shares of Santa Fe Snyder common stock otherwise entitled to a fractional amount will receive by cash, check or other form of payment an amount representing the fractional amount multiplied by the average of the closing sales prices (or, if the securities are not traded on any trading day, the average of the bid and ask prices on that day) of Devon common stock as reported on the American Stock Exchange during the five trading days before the effective date of the merger.

    Devon will deposit the necessary cash with the exchange agent to forward to holders in lieu of fractional shares of Devon common stock.

CONDITIONS TO THE MERGER

    CONDITIONS TO EACH COMPANY'S OBLIGATION TO EFFECT THE MERGER. The obligations of Devon and Santa Fe Snyder to complete the merger are subject to a number of conditions, including the following, unless waived by both companies:

    - approval of the merger by the Devon stockholders and Santa Fe Snyder stockholders;

    - the expiration or early termination of the waiting period under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (b) any material applicable foreign competition or antitrust law or regulation;

    - no statute, rule or regulation prohibiting the consummation of the merger and no decree, order or injunction prohibiting the consummation of the merger, provided the parties have agreed to use reasonable commercial efforts to have any applicable decree, order or injunction lifted;

    - the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the SEC not issuing a stop order suspending the effectiveness; and

    - the approval of the shares of Devon common stock to be issued in the merger for listing on the American Stock Exchange, subject to official notice of issuance.

    ADDITIONAL CONDITIONS TO EACH COMPANY'S OBLIGATIONS. The obligations of Devon and Santa Fe Snyder to complete the merger are subject to the following additional conditions, unless waived by the other:

    - material compliance with the agreements and covenants under the merger agreement;

    - the representations and warranties set forth in the merger agreement and the documents delivered in connection with the merger agreement being true and correct in all material respects;

    - receipt of a written opinion of Andrews & Kurth L.L.P., in the case of Santa Fe Snyder, and McAfee & Taft A Professional Corporation, in the case of Devon, that:

       (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

       (2) in the case of the Andrews & Kurth L.L.P. opinion, no gain or loss will be recognized by Santa Fe Snyder or its stockholders who exchange all of their common stock for Devon common stock, except for cash in lieu of fractional shares and, in the case of the McAfee & Taft A Professional Corporation opinion, no gain or loss will be recognized by Devon; and

    - the absence of any material event or occurrence with respect to the other party since the date of the merger agreement.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties by Devon and Santa Fe Snyder as to themselves and their subsidiaries concerning, among other things:

    - organization, standing and authority;

    - corporate authorization to enter into the merger and related transactions;

    - capital structure;

    - significant subsidiaries;

    - the absence of defaults caused by execution of the merger agreement;

    - compliance with agreements, court orders and laws;

    - accuracy of financial statements and reports filed with the SEC;

    - the absence of material litigation;

    - the absence of certain changes or events;

    - tax matters;

    - employee benefits and labor matters;

    - the absence of violations or liabilities under environmental laws;

    - the ownership and rights to use intellectual property;

    - good title to properties;

    - insurance matters;

    - broker's and finder's fees;

    - receipt of financial advisors' opinions;

    - the absence of ownership of the other company's capital stock;

    - qualification of the merger for pooling-of-interests accounting treatment and as a reorganization for federal income tax purposes;

    - required board and stockholder approvals;

    - in the case of Devon, amendment of its rights agreement to permit the merger and related transactions;

    - the inapplicability of Section 203 of Delaware General Corporation Law;
      and

    - the absence of noncompetition and material asset sale or purchase contracts.

CERTAIN COVENANTS

    OPERATING COVENANTS. Prior to the merger, each of Devon and Santa Fe Snyder agreed to conduct its operations in the ordinary course in substantially the same manner as previously conducted, and will use commercially reasonable best efforts to preserve intact its business organization and goodwill and keep available the services of its respective officers and maintain satisfactory relationships with those persons with whom it is having business relationships. With certain exceptions, the merger agreement places specific restrictions on the ability of each of Devon and Santa Fe Snyder to, among other things:

    - amend its certificate of incorporation or by-laws;

    - fail to promptly notify the other of any material change in its financial condition or business or any material litigation or material governmental complaints, investigations or hearings (including those contemplated and delivered in writing) or the material breach of any representation or warranty contained in the merger agreement;

    - fail to promptly deliver to the other any SEC filings made subsequent to the date of the merger agreement;

    - issue its capital stock, effect any change in its capitalization, grant any right to acquire capital stock (other than to new employees consistent with past practice or pursuant to existing contractual commitments), increase any compensation or benefits or adopt any employee benefit plan;

    - declare, set aside or pay dividends or redeem, purchase or otherwise acquire any shares of its capital stock, except that Devon may continue to pay dividends on (1) the shares of Devon common stock and exchangeable shares at a quarterly rate not greater than $0.05 per share and (2) the shares of Devon preferred stock at a quarterly rate not greater than $1.6225 per share;

    - dispose of material assets outside the ordinary course of business;

    - acquire businesses or entities for an aggregate consideration in excess of $3 million or for which a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required without the consent of the other party;

    - except as may be required by a change in law or in generally accepted accounting practices, change any of its accounting principles or practices;

    - fail to use reasonable efforts to maintain its insurance;

    - make or rescind any material tax election, settle or compromise any material tax liability, or materially change its methods of reporting income or deductions for federal income tax purposes, except as may be required by applicable law;

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
    - (1) incur any indebtedness for borrowed money (except under existing credit lines, refinancing of existing debt and other immaterial borrowings that in each case permit prepayment without material penalty),
      (2) guarantee any indebtedness or issue any debt securities (or warrants or rights to acquire any debt securities), or guarantee any debt securities of others, (3) except in the ordinary course of business, enter into any material leases or create any material mortgages, liens, security interests or other encumbrances on its property in connection with any indebtedness or (4) make or commit to make any capital expenditures in excess of $3 million over the fiscal 2000 capital expenditures budget;

    - purchase any shares of Devon common stock or Santa Fe Snyder common stock;

    - agree to do any of the above actions;

    - take any action that is likely to materially delay or adversely affect the ability of Devon or Santa Fe Snyder to obtain any consent or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to complete the merger;

    - terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce to the fullest extent permitted under applicable law the provisions of those agreements;

    - enter into or amend any agreement with any holder of shares of Devon common stock or Santa Fe Snyder common stock with respect to the holding, voting or disposing of shares;

    - cause by resolution of its board of directors the acceleration of rights, benefits or payments under its employment benefits plans;

    - fail to use best commercial efforts to cause the merger to qualify as a 368(a) reorganization and to be accounted for as a pooling-of-interests and take any action to prevent the merger from qualifying for pooling-of-interests accounting treatment; and

    - enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements.

    The merger agreement contains additional agreements relating to, among other things:

    - the preparation, filing and distribution of this document and Devon's filing of the registration statement on Form S-4 of which this document is a part;

    - the recommendation of the merger by each company's board of directors to their respective stockholders;

    - convening and holding the Devon stockholders meeting and the Santa Fe Snyder stockholders meeting;

    - access to information and cooperation regarding filings with governmental and other agencies and organizations;

    - public announcements;

    - mutual notification of specified matters;

    - the delivery of the comfort letters from each company's independent accountants;

    - agreements as to certain employee benefits matters;

    - absence of actions or omissions that would result in the merger not qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; and

    - actions preventing the merger or the transactions contemplated by the merger agreement from causing the rights issued pursuant to the Devon rights agreements to be exercised.

    AFFILIATE AGREEMENTS. Santa Fe Snyder has agreed to use reasonable commercial efforts to cause its affiliates (as defined by Rule 145 under the Securities Act) to enter into written agreements prior to the merger not to sell, pledge, transfer or otherwise dispose of any shares of Devon common stock issued to them in connection with the merger, except in compliance with Rule 145 under the Securities Act or unless the shares have been registered under the Securities Act or there is an available exemption from the registration requirements. An affiliate would include any person that controls, is controlled by, or is under common control with Santa Fe Snyder and may include some of their officers and directors.

    Each of Devon and Santa Fe Snyder has agreed to use reasonable commercial efforts to cause its affiliates (as that term is used in Section E of Topic 2 of the Securities and Exchange Commission's staff accounting bulletin series) to enter into agreements prior to the merger not to intentionally take any action that would cause the merger to fail to be accounted for as a pooling-of-interests.

INDEMNIFICATION AND INSURANCE

    For a period of six years after the merger, the combined company will indemnify and hold harmless to the fullest extent permitted under applicable law each past or present officer or director of Santa Fe Snyder and each person who served at the request of Santa Fe Snyder as a director, officer, trustee or fiduciary of another entity or enterprise. Those persons will be indemnified for actions taken by them, or failures to act, while serving in those capacities, whether claimed before or after the merger.

    The combined company will cause directors' and officers' liability insurance to be maintained for six years after the merger. The insurance will cover persons who are or were covered by Santa Fe Snyder's existing directors' and officers' liability insurance policies. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions prior to the merger. However, the combined company will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Devon, but will purchase as much coverage as reasonably practicable for such amount.

OTHER ACQUISITION PROPOSALS

    In the merger agreement, each of Devon and Santa Fe Snyder has agreed that it and its subsidiaries will:

    - not knowingly permit any of its officers, directors, employees, agents or representatives to solicit, initiate or knowingly encourage any inquiry, proposal or offer for a third-party tender offer, merger, consolidation, business combination or similar transaction involving 30% or more of the assets or 15% or more of its capital stock, or participate in any discussions or negotiations concerning such an acquisition proposal; and

    - immediately cease any existing negotiations with any third parties with respect to any of the above; except that Santa Fe Snyder or Devon, or their boards of directors, may respond publicly to a third-party tender offer as required by the federal securities laws or provide information on a confidential basis to any person, or have discussions with any person, who makes an unsolicited bona fide acquisition proposal with respect to all of the outstanding common stock or substantially all of the company assets, as long as:

       (1) the company involved, whether Devon or Santa Fe Snyder, provides prompt notice to the other that it has received the unsolicited request for information or an acquisition proposal, and continues to provide timely updates as to material developments;

       (2) in the good faith judgment of its board of directors, after consultation with its financial and outside legal advisors and taking into account the likelihood of consummation, the acquisition proposal is superior to the merger and the failure to respond to the information request or to engage in discussions would be inconsistent with its fiduciary obligations; and

       (3) it does not enter into any agreement with respect to an acquisition proposal prior to the termination of the merger agreement.

    The Devon board or the Santa Fe Snyder board may withdraw or change its original recommendation to stockholders to vote for the merger agreement, or recommend that stockholders vote instead for a superior acquisition proposal, but only if the board determines, after consultation with its counsel, that the failure to do so would be inconsistent with its fiduciary obligations. As described further in the next two sections, each of Devon and Santa Fe Snyder has the right to terminate the merger agreement in order to accept a superior acquisition proposal, subject to the payment of a termination fee and expenses. See "--Termination Fees and Expenses" on page 71.

TERMINATION

    Prior to the merger, the merger agreement may be terminated:

    - by mutual written consent of Devon and Santa Fe Snyder;

    - by either Devon or Santa Fe Snyder if:

       (1) the merger is not consummated by December 31, 2000, so long as the party seeking to terminate did not prevent consummation by failing to fulfill any of its obligations under the merger agreement;

       (2) the stockholders of either company fail to approve the merger; or

       (3) there is a legal prohibition to closing the merger, so long as the party seeking termination has used reasonable commercial efforts to remove such prohibition.

    - by Devon if:

       (1) the Devon board determines that proceeding with the merger would be inconsistent with its fiduciary obligations due to a superior proposal, but only if Devon provides Santa Fe Snyder with three business days' written notice of its intent to terminate and during those three days, Devon considers any adjustments in the terms and conditions of the merger agreement that Santa Fe Snyder may propose, and Devon pays to Santa Fe Snyder a termination fee of up to $103 million;

       (2) Santa Fe Snyder breaches any of its agreements in the merger agreement or if any representation or warranty of Santa Fe Snyder becomes untrue, where the conditions to the merger agreement would not be satisfied, and the breach is not cured within 30 days and Devon is not in material breach of the merger agreement; or

       (3) the Santa Fe Snyder board withdraws, or materially modifies, its approval or recommendation of the merger, or recommends an acquisition proposal.

    - Santa Fe Snyder if:

       (1) the Santa Fe Snyder board determines that proceeding with the merger would be inconsistent with its fiduciary obligations due to a superior proposal, but only if Santa Fe Snyder provides Devon with three business days' written notice of its intent to terminate and during those three days, Santa Fe Snyder considers any adjustments in the terms and conditions of the merger agreement that Devon may propose, and Santa Fe Snyder pays to Devon a termination fee of up to $103 million;

       (2) Devon breaches any of its agreements in the merger agreement or if any representation or warranty of Devon becomes untrue, where the conditions to the merger agreement would not be satisfied, and the breach is not cured within 30 days and Santa Fe Snyder is not in material breach of the merger agreement; or

       (3) the Devon board withdraws, or materially modifies, its approval or recommendation of the merger, or recommends an acquisition proposal.

TERMINATION FEES AND EXPENSES

    TERMINATION FEES PAYABLE BY DEVON. Devon has agreed to pay Santa Fe Snyder a cash termination fee of up to $103 million at the time of termination of the merger agreement if any one of the following circumstances occurs:

    - Devon terminates the merger agreement because of a superior acquisition proposal;

    - after the public announcement that Devon has received an acquisition proposal, Devon or Santa Fe Snyder terminates the merger agreement because the Devon stockholders vote against the merger; or

    - after the public announcement or receipt by Devon of an acquisition proposal, Santa Fe Snyder terminates the merger agreement because the Devon board has withdrawn or materially modified its approval or recommendation of the merger, or the Devon board has recommended to Devon stockholders the acquisition proposal.

If the circumstances specified in the first or third preceding clause occur, the termination fee will be $103 million. If the circumstances specified in the second preceding clause occur, the termination fee will be $46.35 million, plus an additional $56.65 million if, within twelve months after terminating the merger agreement, a third party acquires at least 50% of Devon's voting stock or assets or any transaction occurs in which Devon is not the surviving corporation, or in which Devon is the surviving corporation, but the Devon shares are exchanged for other shares or property, or the Devon shares outstanding after the transaction represent less than 50% of the Devon shares outstanding before the transaction.

    TERMINATION FEES PAYABLE BY SANTA FE SNYDER. Santa Fe Snyder has agreed to pay Devon a cash termination fee of up to $103 million at the time of termination of the merger agreement if any one of the following circumstances occurs:

    - Santa Fe Snyder terminates the merger agreement because of a superior acquisition proposal;

    - after the public announcement that Santa Fe Snyder has received an acquisition proposal, Santa Fe Snyder or Devon terminates the merger agreement because the Santa Fe Snyder stockholders vote against the merger; or

    - after the public announcement or receipt by Santa Fe Snyder of an acquisition proposal, Devon terminates the merger agreement because the Santa Fe Snyder board has withdrawn or materially modified its approval or recommendation of the merger, or the Santa Fe Snyder board has recommended to Santa Fe Snyder stockholders the acquisition proposal.

If the circumstances specified in the first or third preceding clause occur, the termination fee will be $103 million. If the circumstances specified in the second preceding clause occur, the termination fee will be $46.35 million, plus an additional $56.65 million if, within twelve months after terminating the merger agreement, a third party acquires at least 50% of Santa Fe Snyder voting stock or assets or any transaction occurs in which Santa Fe Snyder is not the surviving corporation, or in which Santa Fe Snyder is the surviving corporation, but the Santa Fe Snyder shares are exchanged for other shares or property, or the Santa Fe Snyder shares outstanding after the transaction represent less than 50% of the Santa Fe Snyder shares outstanding before the transaction.

    TERMINATION FEES--GENERAL. If the board of directors of Santa Fe Snyder or Devon recommends that its stockholders accept a third party tender or exchange offer for its common stock, it will be treated for purposes of determining the termination fees as though an acquisition agreement for Santa Fe Snyder or Devon has been executed and delivered.

    If either company fails to promptly pay any termination amount due, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the party owing the termination amount, the party owing the termination amount will pay to the other party its costs and expenses in connection with such suit, together with interest on the termination amount from each date for payment until the date of such payment at the published prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus two percent.

    MERGER COSTS. Devon and Santa Fe Snyder expect to incur approximately $57 million of nonrecurring business combination costs, primarily related to investment banking expenses, severance, legal and accounting fees, financial printing expenses and other related charges.

    OTHER EXPENSES. All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that termination fees and expenses will be paid as provided above in "--Termination Fees and Expenses" on page 71.

AMENDMENT; EXTENSION AND WAIVER

    AMENDMENT. Subject to the next sentence, the merger agreement may be amended at any time with the consent of the Devon board and the Santa Fe Snyder board. If the merger agreement has been approved by the Devon stockholders and the Santa Fe Snyder stockholders, then it cannot be amended subsequently without obtaining any further stockholder approval required by law.

    EXTENSION AND WAIVER. At any time prior to the completion of the merger, each of Devon and Santa Fe Snyder may, to the extent permitted by law, grant the other party additional time to perform its obligations under the merger agreement, may waive any inaccuracies in the representations and warranties of the other party and may waive compliance with any agreements or conditions for the benefit of that party.

STOCK EXCHANGE LISTING

    The American Stock Exchange is expected to approve, subject to stockholder approval, the listing, on a "when issued" basis, of the shares of Devon common stock to be issued in the merger and upon future exercise of Santa Fe Snyder stock options.

                          THE STOCK OPTION AGREEMENTS

    BECAUSE THE DESCRIPTION OF THE STOCK OPTION AGREEMENTS CONTAINED HEREIN IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE COPIES OF THE STOCK OPTION AGREEMENTS ATTACHED AS ANNEXES D AND E TO THIS JOINT PROXY STATEMENT/PROSPECTUS BEFORE YOU DECIDE HOW TO VOTE.

GENERAL

    As an inducement and condition to entering into the merger agreement, Devon and Santa Fe Snyder granted to each other options to purchase shares of their common stock equal to approximately 19.9% of their currently outstanding shares in substantially identical stock option agreements.

TERMS OF THE OPTIONS

    NUMBER OF SHARES AND EXERCISE PRICE. Under the Devon stock option agreement, Devon has granted to Santa Fe Snyder an option to purchase up to 16,501,054 shares of Devon common stock at a price per share of $56.4875, the average of the closing prices of the Devon common stock as reported on the American Stock Exchange from May 11 to May 24, the ten consecutive trading days before the execution of the stock option agreement. Under the Santa Fe Snyder stock option agreement, Santa Fe Snyder has granted to Devon an option to purchase up to 36,424,413 shares of Santa Fe Snyder common stock at a price per share of $10.6625, the average of the closing prices of the Santa Fe Snyder common stock as reported on the New York Stock Exchange during the same ten-day period.

    Each option has customary adjustment provisions to change the number of shares issuable under that option and the exercise price in the event of a stock dividend, a stock split, a merger, an exchange of shares, an extraordinary or liquidating dividend, or similar kinds of events in order to fully preserve the economic benefits provided under the option. The number of shares issuable under each option will also be adjusted in the event the party granting the option issues additional shares of common stock in order to ensure that the option remains exercisable for an aggregate of 19.9% of that party's outstanding common stock.

    EXERCISE RIGHTS. Either Devon or Santa Fe Snyder may exercise its option if the merger agreement is terminated under circumstances which entitle it to receive a termination fee, as described above in "The Merger
Agreement--Termination" on page 70 and "--Termination Fees and Expenses" on page
71. These circumstances generally involve:

    - an adverse change in, or failure to reconfirm, the recommendation of a party's board of directors to that party's stockholders to approve the merger after an acquisition proposal has been received or publicly announced;

    - the approval or recommendation by a party's board of directors of a superior proposal; or

    - the failure of a party's stockholders to approve the merger after an acquisition proposal has been publicly announced.

    EXPIRATION. To the extent an option has not been exercised, it will expire upon the earliest of:

    - completion of the merger;

    - the grantee's written notice to the company granting the option of termination of the option agreement;

    - twelve months after the occurrence of the first event which causes the option to be exercisable; and

    - the termination of the merger agreement under certain circumstances where the option would not and could not be exercisable.

REPURCHASE AT THE OPTION OF THE GRANTEE

    Each of Devon and Santa Fe Snyder has the right to require the other to repurchase the unexercised portion of the option and any shares of its common stock purchased and held by the optionholder under the option after the occurrence of an event which results in the option being exercisable, and prior to 120 days after the expiration of the option term.

    REPURCHASE PRICE. The price per share the issuer of the option will pay upon that event is equal to the sum of:

    - the aggregate exercise price paid for the exercised option shares being repurchased;

    - the excess of the applicable price over the exercise price, multiplied by the number of exercised option shares being repurchased; and

    - the excess of the applicable price over the exercise price, multiplied by the number of unexercised option shares being repurchased.

    The applicable price for a share of common stock issued under either the Devon stock option or the Santa Fe Snyder stock option is equal to the higher of:

    - the then current market price, based on the average closing price during the ten preceding trading days,

    - the highest purchase price per share to be paid by a third party in connection with a tender or exchange offer and

    - the price per share to be paid by a third party in connection with a business combination involving the common stock.

REGISTRATION RIGHTS

    Devon and Santa Fe Snyder have granted each other customary rights to register the shares of common stock issuable upon exercise of their options. Each has the right to require the other to file up to two registration statements under the Securities Act to register the shares for resale. In addition, each has agreed that if it files its own registration statement to register shares of its common stock unrelated to the options, it will allow the other to participate in that registration statement in order to register shares issuable under its option, subject to certain volume limitations. In connection with any registration described above, the issuer and optionholder will provide to each other and any underwriter of the offering customary representations, warranties and covenants, including covenants of indemnification and contribution.

LIMITATION OF PROFIT

    Each of Devon's and Santa Fe Snyder's total profit under its stock option agreement may not exceed $103 million. The total profit under each stock option agreement is the sum of:

    - the amounts received by the grantee in the repurchase of all or part of the unexercised portion of the option;

    - the amounts received by the grantee in the sale of option shares, less the grantee's purchase price for the option shares; and

    - all termination fees and expenses received or payable under the merger agreement; less, any payments made to the grantor to reduce grantee's total profit.

    Any excess amount received by Devon or Santa Fe Snyder above $103 million must be returned to the other party, either by delivering for cancellation shares of common stock previously issued to it, by making a cash payment, by reducing the amount of the termination fee otherwise payable to it under the merger agreement, or by any combination of these methods.

EFFECT OF STOCK OPTION AGREEMENTS

    The stock option agreements are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The stock option agreements have the effect of making an acquisition or other combination of either company by or with a third party more costly because of the need to acquire or otherwise provide for the shares issuable under the option. Moreover, after consulting with their independent accountants, Devon and Santa Fe Snyder believe that, if either option becomes exercisable, a third party acquiror of the company that issued the option would likely be prohibited for two years from accounting for the acquisition by using the pooling-of-interests accounting method. Accordingly, the stock option agreements may discourage a third party from proposing a competing transaction, including one that might be more favorable to stockholders than the merger.

                       PROPERTIES OF THE COMBINED COMPANY

    The following table shows the total proved reserves of the combined company as of December 31, 1999, on a pro forma basis assuming completion of the merger:

                                                  PROVED RESERVES AS OF DECEMBER 31, 1999
                                   ---------------------------------------------------------------------
                                                                                  10% PRESENT     10%
                                               SANTA FE    COMBINED                VALUE (IN    PRESENT
PRIMARY OPERATING AREAS              DEVON      SNYDER      COMPANY     MBOE%     THOUSANDS)    VALUE %
-----------------------            ---------   ---------   ---------   --------   -----------   --------
NORTH AMERICA--MBOE
Northern Division
  Rocky Mountains................    113,771     105,229     219,000      21%     $  972,002       17%
  Permian Basin..................    120,312      95,038     215,350      20%      1,443,141       25%
  Mid-Contintent and Other.......    102,945          --     102,945      10%        535,211        9%
                                   ---------   ---------   ---------     ---      ----------      ---
Total Northern Division..........    337,028     200,267     537,295      51%      2,950,354       51%
                                   ---------   ---------   ---------     ---      ----------      ---

Southern Division
  Offshore.......................     56,380      54,061     110,441      11%        765,956       13%
  Onshore........................     28,601       2,927      31,528       3%        211,097        3%
                                   ---------   ---------   ---------     ---      ----------      ---
Total Southern Division..........     84,981      56,988     141,969      14%        977,053       16%
                                   ---------   ---------   ---------     ---      ----------      ---

Canadian Division................    120,515          --     120,515      11%        689,777       12%
                                   ---------   ---------   ---------     ---      ----------      ---

TOTAL--NORTH AMERICA.............    542,524     257,255     799,779      76%      4,617,184       79%
                                   ---------   ---------   ---------     ---      ----------      ---

INTERNATIONAL--MBOE
Azerbaijan.......................    107,735          --     107,735      10%        409,306        7%
Southeast Asia...................         --      71,547      71,547       7%        325,112        6%
South America....................     17,240      47,046      64,286       6%        317,212        5%
Other International..............      2,323      10,410      12,733       1%        143,901        3%
                                   ---------   ---------   ---------     ---      ----------      ---

TOTAL INTERNATIONAL..............    127,298     129,003     256,301      24%      1,195,531       21%
                                   ---------   ---------   ---------     ---      ----------      ---

TOTAL COMPANY....................    669,822     386,258   1,056,080     100%     $5,812,715      100%
                                   =========   =========   =========     ===      ==========      ===

OIL--MBBLS
United States....................    145,524     103,845     249,369      24%
Canada...........................     32,132          --      32,132       3%
International....................    126,261      88,877     215,138      20%
                                   ---------   ---------   ---------     ---
Total Company--Oil...............    303,917     192,722     496,639      47%
                                   =========   =========   =========     ---

GAS--MMCF
United States....................  1,384,086     890,326   2,274,412      36%
Canada...........................    506,218          --     506,218       8%
International....................      6,223     162,765     168,988       3%
                                   ---------   ---------   ---------     ---
Total Company--Gas...............  1,896,527   1,053,091   2,949,618      47%
                                   =========   =========   =========     ---

NGLS--MBBLS
United States....................     45,804       5,023      50,827       5%
Canada...........................      4,013          --       4,013      --%
International....................         --      12,998      12,998       1%
                                   ---------   ---------   ---------     ---
Total Company--NGLs..............     49,817      18,021      67,838       6%
                                   ---------   ---------   ---------     ---

TOTAL COMPANY--MBOE..............    669,822     386,258   1,056,080     100%
                                   =========   =========   =========     ===

                     PRIMARY OPERATING AREAS--NORTH AMERICA

    The combined company's operations within North America will be organized geographically into three divisions: Northern, Southern and Canada. The Northern Division consists of the Rocky Mountains, the Permian Basin and the Mid-Continent areas. The Southern Division consists of the offshore Gulf of Mexico and the onshore Gulf Coast areas of Texas and Louisiana.

UNITED STATES--NORTHERN DIVISION PROPERTIES

    ROCKY MOUNTAINS. Many oil and gas producing basins are located in the Rocky Mountains area stretching from the Canadian border south into northern New Mexico. This area will represent the combined company's largest concentration of proved reserves with 219.0 million barrels of oil equivalent, or 21% of the total company on a pro forma basis at December 31, 1999.

    In addition to substantial oil production, the Rocky Mountains area will include the combined company's operations in three coalbed methane areas: the San Juan Basin in northwest New Mexico and southern Colorado, the Powder River Basin in Wyoming and the Raton Basin of northeastern New Mexico. Technology pioneered by Devon and other companies in the 1980's and 1990's resulted in significant production from coalbeds in the San Juan Basin. The combined company will continue development of coalbed reservoirs in the Powder River and Raton basins. During the next five years, we plan to drill several thousand coalbed methane wells in these basins which could, in aggregate, add significant proved natural gas reserves. Additionally, Devon controls a majority interest in a 126-mile gas gathering system servicing the Powder River Basin that commenced operations in the third quarter of 1999. The system has access to multiple interstate pipelines and, when fully developed in 2001, will have an estimated capacity of 450 million cubic feet of gas per day.

    Other producing basins in the Rocky Mountains area include the gas-prone Washakie, Wind River, Big Horn and Green River basins in Wyoming. The combined company will operate 229 wells in the Washakie Basin with an average 77% working interest. It will operate 110 wells in the Wind River Basin, holding a 91% average working interest. In the Green River Basin, the combined company will own an interest in properties in the Jonah field and the deep Moxa Arch.

    PERMIAN BASIN. The Permian Basin area encompasses approximately 66,000 square miles in southeastern New Mexico and west Texas and contains more than 500 major oil and gas fields. Since 1987, several significant acquisitions of properties by Devon in the Permian Basin have established prospective acreage in areas in which leasehold positions could not otherwise be obtained. The Permian Basin area will represent the combined company's second largest proved reserve position with 215.4 million barrels of oil equivalent, or 20% of the total company on a pro forma basis at December 31, 1999. The area is characterized by prolific, long-lived oil and gas production from numerous formations found at a wide variety of depths. Devon has been among the most active companies in the basin and plans to continue its aggressive development, exploitation and exploration programs. Of particular emphasis will be Morrow formation drilling in the Catclaw Draw and Indian Basin areas. Many formations respond to enhanced recovery techniques, such as waterfloods and CO2 recovery programs. The region is crossed by a number of pipelines with easy access to many oil and gas markets.

    MID-CONTINENT AND OTHER. The Mid-Continent area includes all or portions of the states of Kansas, Oklahoma, Texas, Arkansas, Louisiana, Mississippi and Alabama. On a pro forma basis at December 31, 1999, this area, including properties in the Appalachian states that have been selected for divestiture, included 102.9 million barrels of oil equivalent proved reserves, or 10% of the combined company. The area covers a wide spectrum of geologic formations producing both oil and natural gas. The Mid-Continent area continues to offer exploitation and exploration potential. Advanced technologies such as 3-D seismic should enable the combined company to study complex geologic environments and identify new exploratory prospects on its extensive undeveloped acreage base.

Application of nuclear magnetic resonance logging and advanced fracture stimulation technology should enhance exploitation of previously bypassed gas reserves in the Carthage-Bethany and Sligo fields of east Texas and north Louisiana.

UNITED STATES--SOUTHERN DIVISION PROPERTIES

    SOUTHERN DIVISION OFFSHORE. On a pro forma basis at December 31, 1999, the offshore Gulf of Mexico area accounted for 110.4 million barrels of oil equivalent proved reserves, or 11% of the combined company. The combined company will be one of the ten largest independent producers on the shelf (less than 600 feet of water) in the Gulf of Mexico. The offshore shelf is a prolific, yet mature, producing province. Devon will leverage its extensive infrastructure and asset base on the shelf with the objective of maintaining current production levels. Devon will operate 52 fields and 101 platforms on the shelf.

    In addition to the shelf effort, the combined company will look to deeper water, beyond the shelf, to explore for new oil and gas reserves. The combined company will hold interests in 172 exploratory blocks in the Gulf of Mexico. Of these, 90 blocks are in deep water. The deep water is believed to hold some of North America's largest undiscovered oil and gas deposits. Technology and infrastructure now exist to drill and produce oil in water depths greater than 3,000 feet. In July 1999 and January 2000, Santa Fe Snyder increased its deep water asset base by acquiring working interests in the Angus, Manatee, El Toro, and Macaroni fields in the Garden Banks and Green Canyon deep water areas. The Angus field is on production and the Macaroni field commenced production in the third quarter of 1999. Production from the El Toro and Manatee fields is expected to commence in 2001 and 2002, respectively. In addition, the combined company will participate in the development of three other fields that will contribute to the production profile in the deep water in 2001 and 2002.

    SOUTHERN DIVISION ONSHORE. The combined company's onshore Gulf Coast area includes lands in south Texas and south Louisiana. This area included
31.5 million barrels of oil equivalent proved reserves, or 3% of the combined company on a pro forma basis as of December 31, 1999. In south Texas, where exploration for oil and gas is accelerating, 3-D seismic data covers our major acreage positions. This acreage is prospective for production in the Charco Lobo, Middle Wilcox and Frio-Vicksburg formations. The combined company's exploration efforts in south Louisiana are focused on natural gas prospects in the lower, mid and upper Miocene age formations. The onshore Gulf Coast area provides ready access to pipelines and production facilities.

CANADIAN DIVISION PROPERTIES

    Western Canada accounted for 120.5 million barrels of oil equivalent proved reserves, or 11% of the combined company on a pro forma basis as of December 31, 1999. The combined company will operate in Canada through its wholly owned subsidiary, Northstar Energy Corporation. The Western Canadian Sedimentary Basin encompasses portions of British Columbia, Alberta, Saskatchewan and Manitoba and offers a wide variety of oil and natural gas exploration and development opportunities. The combined company's properties within the Western Canadian Sedimentary Basin will range from shallow oil and natural gas production in northern Alberta to deep, long-lived gas reservoirs in the Foothills area near the Alberta/British Columbia border. The Foothills area is perhaps the most underdeveloped exploration region in western Canada and contains some of the area's most promising deep gas prospects. Drilling plans in the year 2000 include participation in an offset to a significant 1998 Foothills gas discovery.

    The combined company will hold 2.2 million net acres of undeveloped leasehold in the Western Canadian Sedimentary Basin. This extensive acreage position will provide the company with numerous opportunities to increase reserves and production.

                     PRIMARY OPERATING AREAS--INTERNATIONAL

    Approximately one-quarter of the combined company's proved oil and gas reserves will be in countries outside North America. As one of the five largest U.S.-based independents, the combined company will have the technical capabilities and financial strength necessary to support an international exploration and production effort. The combined company's International Division will focus on selected oil and gas provinces outside North America that can provide reserve growth opportunities, access to markets and favorable fiscal regimes.

AZERBAIJAN

    The largest concentration of proved reserves to be held by the combined company outside North America are located under the Caspian Sea, offshore Azerbaijan, part of the former Soviet Union. The Caspian Basin is considered to hold some of the world's last known major undeveloped hydrocarbon reserves. Devon holds a 4.8% carried interest in the Azeri-Chirag-Gunashli joint development area. This area is estimated to contain in excess of five billion barrels of crude oil. We expect significant production from our interest in Azerbaijan to begin sometime between 2005 and 2010. Azerbaijan will include
107.7 million barrels of oil equivalent proved reserves, or 10% of the combined company on a pro forma basis at December 31, 1999.

SOUTHEAST ASIA

    Southeast Asia will account for 71.5 million barrels of oil equivalent proved reserves, or 7% of the combined company on a pro forma basis at December 31, 1999, including oil and gas reserves in Indonesia and China. In Indonesia, the combined company will hold a 30% interest and operate the Jabung Block on the island of Sumatra. Oil production commenced from the Jabung Block in 1997. Additional development wells are planned in 2000. Development of significant natural gas reserves on the Jabung Block depends upon Devon entering into long-term gas sales contracts. Final negotiations of these contracts are in progress. Assuming successful conclusion of the negotiations in 2000 and assuming the construction of a pipeline, gas sales to Singapore could commence in 2002 to 2003. Oil production from the Tuban Block on the island of Java commenced in 1998.

    The combined company will hold a 3.2 million net acre lease position in the Pearl River Mouth Basin in the South China Sea. The Ursa discovery in 1998 and the Bootes discovery in 1999 have led to planned first production from China by 2003. We expect to conduct further exploration drilling on untested blocks in 2000. In addition to its assets in Indonesia and China, the combined company will hold exploration concessions in Malaysia and Thailand.

SOUTH AMERICA

    On a pro forma basis at December 31, 1999, South America accounted for
64.3 million barrels of oil equivalent proved reserves, or 6% of the combined company. In Argentina, the company will focus primarily on natural gas from the Neuquen Basin. This area supplies gas to Buenos Aires and Chile. Drilling plans for 2000 include the 100% working interest El Mangrullo block and the 20% working interest CNQ-10 block.

    The combined company will operate the Carauna Block in the Potiguar Basin offshore Brazil and hold a 51% working interest. In 2000, the company will re-enter three wells, drill four new wells and install a system which will produce to a floating storage and offloading vessel. If the field performs as expected, the company expects to set permanent production facilities and drill additional development wells in 2001. The combined company will also operate Block BM-C-8 in the shallow water portion of the Campos Basin of Brazil. Santa Fe Snyder won the exploration and production rights to this oil block in a recent lease sale.

    The combined company expects to exit Venezuela. Minor oil volumes are currently produced from Devon's wells in eastern Lake Maracaibo.

OTHER INTERNATIONAL PROPERTIES

    In the West African nation of Gabon, offshore oil production commenced in January 1998. Additional production is expected to commence in 2000. In Egypt, the combined company expects to begin producing oil by early 2001 from a 1999 discovery in the Gulf of Suez. These countries will account for 12.7 million barrels of oil equivalent proved reserves, or 1% of the total company on a pro forma basis at December 31, 1999. The combined company will also hold exploratory concessions in the Congo, Cote d'Ivoire, Ghana, and Qatar. We will evaluate our positions in these exploratory areas and may seek to reduce our working interests in some of these concessions.

DEVELOPED AND UNDEVELOPED ACREAGE

    The following table sets forth the combined company's developed and undeveloped oil and gas lease and mineral acreage on a pro forma basis as of December 31, 1999. Gross acres are the total number of acres in which the combined company will own a working interest. Net refers to gross acres multiplied by the combined company's fractional working interests therein.

                                                                   DEVELOPED            UNDEVELOPED
                                                              -------------------   -------------------
                                                               GROSS       NET       GROSS       NET
                                                              --------   --------   --------   --------
                                                                       (IN THOUSANDS OF ACRES)
United States--Onshore......................................   3,177      1,910       4,714      2,769
United States--Offshore.....................................     584        314       1,009        661
Canada......................................................     873        469       3,074      2,206
Argentina...................................................     201         46       1,186        330
Australia...................................................      --         --         730        289
Azerbaijan..................................................      10         --          97          5
Brazil......................................................      47         24         895        273
China.......................................................      --         --       3,861      3,202
Congo.......................................................      --         --         207        155
Cote d'Ivoire...............................................      --         --         315        312
Egypt.......................................................      --         --       9,642      9,467
Gabon.......................................................      13          3       1,052      1,025
Ghana.......................................................      --         --       2,222      2,222
Indonesia...................................................      18          4       5,989      2,192
Malaysia....................................................      --         --       3,494      2,795
Qatar.......................................................      --         --         522        391
Thailand....................................................      --         --       2,294      2,294
Venezuela...................................................      21         11       1,399      1,385
                                                               -----      -----      ------     ------
  Total.....................................................   4,944      2,781      42,702     31,973
                                                               =====      =====      ======     ======

                        DIRECTORS AND EXECUTIVE OFFICERS
                            OF THE COMBINED COMPANY

DIRECTORS

    The Devon certificate of incorporation classifies the combined company board into three classes having staggered terms of three years each. The number of directors will be fixed from time to time by resolution of the combined company board. The Devon board is currently set at 14 members. Upon completion of the merger, we expect the combined company board will be set at 13 members, initially consisting of the following:

                                                                        CURRENT BOARD    EXPIRATION OF
NAME                                                          AGE        MEMBERSHIP       FIRST TERM
----                                                        --------   ---------------   -------------
Thomas F. Ferguson(1).....................................     64      Devon                 2001
David M. Gavrin(2)........................................     65      Devon                 2001
Michael E. Gellert(3).....................................     69      Devon                 2002
William E. Greehey(4).....................................     64      Santa Fe Snyder       2003
John A. Hill(4)...........................................     58      Santa Fe Snyder       2002
William J. Johnson........................................     65      Devon                 2002
Michael M. Kanovsky.......................................     51      Devon                 2002
Melvyn N. Klein(4)........................................     58      Santa Fe Snyder       2001
Robert A. Mosbacher, Jr...................................     49      Devon                 2002
J. Larry Nichols..........................................     57      Devon                 2003
James L. Pate(5)..........................................     64      Devon                 2002
James L. Payne............................................     63      Santa Fe Snyder       2003
Robert B. Weaver..........................................     61      Devon                 2003

------------------------

(1) Chairman of the Audit Committee.

(2) Chairman of the Compensation and Stock Option Committee.

(3) Chairman of the Nominating Committee.

(4) Designated by Santa Fe Snyder and mutually approved by Santa Fe Snyder's chief executive officer and Devon's president and chief executive officer.

(5) Chairman of the Board and Chairman of the Executive Committee. The Executive Committee will consist of Mr. Pate, Mr. Payne and Mr. Nichols.

EXECUTIVE OFFICERS

    The following executive officers of Devon will continue to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal:

                                                                                                CURRENT
                                                                                                COMPANY
NAME                      AGE                  POSITION IN THE COMBINED COMPANY               AFFILIATION
----                    --------   ---------------------------------------------------------  -----------
J. Larry Nichols...        58      President and Chief Executive Officer                         Devon
Donald A. Garner...        43      President and Chief Operating Officer of Northstar Energy     Devon
                                     Corporation
J. Michael Lacey...        54      Senior Vice President--Exploration and Production             Devon
Duke R. Ligon......        59      Senior Vice President--General Counsel                        Devon
Marian J. Moon.....        50      Senior Vice President--Administration and Secretary           Devon
John Richels.......        49      Chief Executive Officer of Northstar Energy Corporation       Devon
Darryl G. Smette...        53      Senior Vice President--Marketing                              Devon
H. Allen Turner....        47      Senior Vice President--Corporate Development                  Devon
William T. Vaughn..        53      Senior Vice President--Finance                                Devon

    Additional executive officers from Santa Fe Snyder may be added to the management team of the combined company.

                    INTERESTS OF CERTAIN EXECUTIVE OFFICERS
                          AND DIRECTORS IN THE MERGER

DEVON

    One of the members of Devon's board of directors owns 12,710 shares of Santa Fe Snyder common stock. Prior to 1999, the same director also received options to purchase an additional 15,375 shares of Santa Fe Snyder common stock during the course of an affiliation with a Santa Fe Snyder predecessor. Accordingly, this director may have interests in the merger that are different from Devon's stockholders.

SANTA FE SNYDER

    Some of Santa Fe Snyder's directors and executive officers have interests in the merger that are different from Santa Fe Snyder stockholders' interests:

    - All unvested outstanding options of Santa Fe Snyder directors become exercisable upon a change in control. The merger will constitute a change in control under Santa Fe Snyder's stock plans.

    - Santa Fe Snyder's executive officers are covered by change-in-control agreements with benefits and other provisions similar to those pertaining to Devon executive officers. The merger will constitute a change in control under the Santa Fe Snyder agreements.

    - Under Santa Fe Snyder's stock plans, upon a change in control, unvested options and phantom shares held by Santa Fe Snyder's executive officers become exercisable and/or vest and restrictions on directors' and executives' restricted shares lapse.

    Additionally, Mr. Payne, the current chief executive officer of Santa Fe Snyder, will receive an annual salary of $610,000, plus an annual bonus and normal business expenses, for his responsibilities for all international operations of Devon and for serving as Vice Chairman of the board of the combined company. Further, Devon will enter into a written agreement with Mr. Payne providing that if his employment is terminated prior to age 65, due to his death or disability or by Devon other than for cause, he will be entitled to receive an immediate lump sum payment equal to the sum of his annual base salary and his maximum annual bonus. Effective upon completion of the merger, Mr. Payne will also receive 75,751 shares of Devon common stock in exchange for his 345,324 restricted shares of Santa Fe Snyder common stock.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following summary describes the material U.S. federal income tax consequences of the merger to Devon, Santa Fe Snyder and U.S. holders of Santa Fe Snyder capital stock. The summary is based upon the Internal Revenue Code, Treasury Regulations, administrative rulings and pronouncements, and judicial precedent in effect on the date of this joint proxy statement/prospectus. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

    We do not address all aspects of the U.S. federal income tax consequences that may be relevant to particular U.S. stockholders of Santa Fe Snyder in light of their particular circumstances. The summary deals only with Santa Fe Snyder capital stock held by U.S. stockholders as capital assets within the meaning of
Section 1221 of the Internal Revenue Code and does not deal with special classes of investors, such as:

    - dealers in securities or currencies;

    - financial institutions;

    - tax-exempt organizations;

    - insurance companies;

    - persons holding Santa Fe Snyder capital stock as part of a hedging, conversion or straddle transaction;

    - U.S. stockholders whose "functional currency" is not the U.S. dollar; or

    - persons who acquire Santa Fe Snyder capital stock through the exercise or cancellation of employee stock options or otherwise as compensation.

The summary also does not address any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

    For purposes of this summary, "U.S. stockholder" means a beneficial owner of Santa Fe Snyder capital stock, as applicable, that is a citizen or resident (as that term is defined in the Internal Revenue Code) of the United States, a corporation created or organized in or under the laws of the United States or any state thereof, or the District of Columbia, or a partnership, trust or estate treated for U.S. federal income tax purposes as a domestic partnership, trust or estate.

    EACH U.S. STOCKHOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO THE U.S. STOCKHOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER.

OPINIONS OF COUNSEL

    The obligation of Devon and Santa Fe Snyder to effect the merger is conditioned upon, among other things, the receipt by Devon of an opinion of McAfee & Taft A Professional Corporation, and the receipt by Santa Fe Snyder of an opinion of Andrews & Kurth L.L.P., each dated as of the date of the merger and based on the facts, representations and assumptions set forth in the opinions, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and, in the case of the McAfee & Taft A Professional Corporation opinion, no gain or loss will be recognized by Devon, and in the case of the Andrews & Kurth L.L.P. opinion, no gain or loss will be recognized by Santa Fe Snyder, as a result of the merger.

    Completion of the merger is also conditioned upon the receipt by Santa Fe Snyder of an opinion by Andrews & Kurth L.L.P. that the U.S. stockholders of Santa Fe Snyder will recognize no gain or loss upon the exchange of all of their common stock solely for Devon capital stock in the merger, except with respect to cash received in lieu of fractional shares of Devon capital stock.

    Both Devon and Santa Fe Snyder may waive the receipt of these opinions of counsel. If either Devon or Santa Fe Snyder waives this condition, we will circulate a new proxy statement advising the stockholders that the condition to receive the required tax opinion prior to the merger has been waived and we will give the stockholders of the company that waived the condition an opportunity to reconsider their vote.

    McAfee & Taft A Professional Corporation and Andrews & Kurth L.L.P. cannot provide assurance that the Internal Revenue Service will not take a contrary view, and neither Devon nor Santa Fe Snyder will seek a ruling from the IRS concerning the U.S. federal income tax consequences of the merger. The opinions are not guarantees that the merger will be tax free and are not binding on the IRS or the courts. In rendering these opinions, McAfee & Taft A Professional Corporation and

Andrews & Kurth L.L.P. have assumed that the merger will be consummated as contemplated by this document. Each firm will receive customary representations from Devon, Devon Merger Co. and Santa Fe Snyder upon which they will rely.

TAX CONSEQUENCES OF THE MERGER

    TAX CONSEQUENCES TO DEVON. In the opinion of McAfee & Taft, subject to the assumptions and qualifications set forth above, for U.S. federal income tax purposes, Devon and Devon Merger Co. will not recognize gain or loss as a result of the merger.

    TAX CONSEQUENCES TO SANTA FE SNYDER AND ITS U.S. STOCKHOLDERS. In the opinion of Andrews & Kurth, subject to the assumptions and qualifications set forth above, for U.S. federal income tax purposes:

    - Santa Fe Snyder will not recognize gain or loss with respect to the exchange of Devon and Santa Fe Snyder capital stock as a result of the merger;

    - U.S. stockholders of Santa Fe Snyder will not recognize gain or loss as a result of the exchange of their shares of Santa Fe Snyder capital stock for Devon capital stock in the merger, except with respect to cash received instead of a fractional share of Devon capital stock;

    - the tax basis of the shares of Devon capital stock received by a U.S. stockholder of Santa Fe Snyder in the merger will equal the U.S. stockholder's tax basis in the Santa Fe Snyder capital stock exchanged in the merger reduced by any tax basis allocable to a fractional share interest in Devon capital stock for which cash was received;

    - the holding period of shares of Devon capital stock received by a U.S. stockholder in the merger will include the holding period of the Santa Fe Snyder capital stock surrendered in the merger.

    Devon will not issue any fractional shares of its capital stock in the merger. A U.S. stockholder of Santa Fe Snyder will generally recognize gain or loss upon the receipt of cash instead of a fractional share of Devon capital stock in the merger measured by the difference between the amount of cash received by the U.S. stockholder and the U.S. stockholder's tax basis allocable to the fractional share of Devon capital stock. This gain or loss will be a long-term capital gain or loss if the share of Santa Fe Snyder capital stock exchanged for the fractional share of Devon capital stock was held for more than one year at the effective time of the merger. In the case of a noncorporate U.S. stockholder (including an individual), any long-term capital gain will be taxable at a maximum 20% capital gains rate. The deductibility of capital losses is subject to limitations. U.S. stockholders should consult their own tax advisors regarding the taxation of capital gains and capital losses recognized upon the receipt of cash in lieu of fractional shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information reporting requirements will generally apply to payments of cash in lieu of fractional shares made pursuant to the merger to U.S. stockholders other than exempt recipients (such as corporations). Unless an exemption applies under the applicable laws and regulations, the exchange agent may be required to withhold and, if required, will withhold, 31% of any cash payments to a Santa Fe Snyder stockholder in the merger unless the stockholder provides the appropriate form. Unless an applicable exemption exists and is proved in a satisfactory manner to the exchange agent, a stockholder should complete and sign the substitute Form W-9 included in the transmittal letter to be delivered to Santa Fe Snyder stockholders following consummation of the merger. This completed form provides the necessary information, including the holder's taxpayer identification number, and certification necessary to avoid backup withholding.

                            COMPARISON OF THE RIGHTS
                   OF DEVON AND SANTA FE SNYDER STOCKHOLDERS

    The following is a comparison of the material differences between the rights of holders of Devon common stock and the rights of holders of Santa Fe Snyder common stock, governed by Delaware law and by their respective certificates of incorporation and bylaws. Both Devon and Santa Fe Snyder are incorporated in Delaware and, accordingly, descriptions of Delaware law apply to both companies. Upon consummation of the merger, the rights of Santa Fe Snyder stockholders who become Devon stockholders in the merger will be governed by Delaware law and by the Devon certificate and bylaws.

    The following comparison may not contain all the information that is important to you. For a more detailed description of stockholder rights, please read the Devon certificate and bylaws and the Santa Fe Snyder certificate and bylaws. For information on how to obtain copies of the certificates of incorporation and bylaws of the companies, see "Where You Can Find More Information" on page 95.


                     DEVON                                            SANTA FE SNYDER

                                      AUTHORIZED CAPITAL STOCK

    The authorized capital stock of Devon             The authorized capital stock of Santa Fe Snyder
consists of:                                          consists of:
    -  400,000,000 shares of Devon common             -  300,000,000 shares of Santa Fe Snyder common
       stock, par value $0.10 per share;                 stock, par value $0.01 per share; and
    -  4,500,000 shares of Devon preferred            -  50,000,000 shares of Santa Fe Snyder
       stock, par value $1.00 per share; and             preferred stock, par value $0.01 per share.
    -  one share of special voting stock, par
       value $0.10 per share.
                                  AMENDMENT TO GOVERNING DOCUMENTS

    CHARTER. Under Delaware law, a                    CHARTER. An amendment to the certificate of
corporation's certificate of incorporation may        incorporation relating to:
be amended by the affirmative vote of a               -  the composition and classification of the
majority of the outstanding stock entitled to            Santa Fe Snyder board,
vote at a stockholders' meeting and a majority        -  amendment of the Santa Fe Snyder bylaws,
of the outstanding stock of each class entitled       -  issuance of rights to purchase Santa Fe
to vote as a class. Also, Delaware law provides          Snyder capital stock, and
that a corporation's certificate may require          -  limitations on the liability of directors
the vote of a greater number or proportion than       requires the vote of at least 80% of all
is required by Delaware law.                          stockholders entitled to vote in the election
    The Devon certificate requires approval of        of directors, voting as a single class. Any
at least two-thirds of the outstanding shares         other amendment requires the approval of a
entitled to vote to amend some of the                 majority of Santa Fe Snyder's board of
provisions of the Devon certificate.                  directors and the approval of the holders of a
    BYLAWS. Devon's Certificate of                    majority of the voting power of the then
Incorporation grants the Devon board the power        outstanding capital stock of Santa Fe Snyder.
to adopt, alter, and repeal the Devon bylaws.         BYLAWS.  The Santa Fe Snyder stockholders may
In addition, the stockholders of Devon may            amend the Santa Fe Snyder bylaws with a vote of
amend the bylaws with an affirmative vote of          at least 80% of all stockholders entitled to
the holders of at least two-thirds of the             vote in the election of directors, voting as a
outstanding shares entitled to vote, voting           single class. A majority of the entire Santa Fe
together as a single class.                           Snyder board may make, repeal, alter, amend or
                                                      rescind any of the Santa Fe Snyder bylaws.


                     DEVON                                            SANTA FE SNYDER

                                         NUMBER OF DIRECTORS

    The Devon certificate of incorporation            The Santa Fe Snyder certificate of
provides that the number of directors shall not       incorporation provides that the number of
be less than three nor more than twenty, and          directors shall not be less than three or more
generally shall be fixed from time to time by a       than 15 and shall be fixed as specified in the
resolution adopted by a majority of the entire        bylaws. The Santa Fe Snyder bylaws provide that
Devon board. The number of directors has been         the number of directors may be fixed from time
fixed by the Devon board at fourteen.                 to time by resolution of the board of directors
                                                      adopted by the affirmative vote of a majority
                                                      of the members of the entire board of
                                                      directors.
                                                      Santa Fe Snyder currently has nine directors.
                               REMOVAL OF DIRECTORS; FILLING VACANCIES

    Under Delaware law, unless otherwise              The Santa Fe Snyder certificate of
provided in the certificate of incorporation,         incorporation provides that directors may be
directors serving on a classified board may           removed only for cause and only upon the
only be removed by the stockholders for cause.        affirmative vote of the holders of a majority
    The Devon certificate generally provides          of the outstanding capital stock entitled to
that newly-created directorships and any              vote at an election of directors.
vacancies in the Devon board may be filled only       The Santa Fe Snyder certificate of
by the affirmative vote of a majority of the          incorporation provides that vacancies on the
remaining directors then in office.                   board of directors, whether arising through
                                                      death, resignation or removal of a director, or
                                                      through an increase in the number of directors
                                                      of any class, shall be filled by the majority
                                                      vote of the remaining directors.
                       STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    Under Delaware law, unless otherwise              The Santa Fe Snyder certificate of
provided in a corporation's certificate of            incorporation specifically prohibits
incorporation, stockholders may act by written        stockholder action by written consent.
consent.                                              Stockholders can only take action at an annual
    The Devon certificate specifically                or special meeting.
prohibits stockholder action by written               The Santa Fe Snyder bylaws provide that special
consent.                                              meetings of stockholders can be called at any
    The Devon certificate provides that special       time by the board of the directors.
meetings of stockholders can be called only by        Stockholders of Santa Fe Snyder may not call a
the Devon board, and, to the extent provided          special meeting.
for in the bylaws, the chairman of the board or
the president. Stockholders are not permitted
to call a special meeting.


                     DEVON                                            SANTA FE SNYDER

                              INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware law provides that a corporation          The Santa Fe Snyder bylaws provide that the
may provide indemnification for each person who       corporation shall provide indemnification to
is involved in any actual or threatened action,       the fullest extent permitted by Delaware law to
suit, or proceeding by reason of the fact that        Santa Fe Snyder's directors, officers,
he is or was a director, officer, employee, or        employees, and agents, as well as to anyone
agent of the corporation, so long as the              serving at the request of Santa Fe Snyder as a
potential indemnitee acted in good faith and in       director, officer, employee, or agent of
a manner he reasonably believed to be in or not       another corporation, partnership, joint
opposed to the best interests of the                  venture, trust, or other enterprise. The Santa
corporation. In the case of a criminal                Fe Snyder certificate of incorporation and
proceeding, the potential indemnitee must have        bylaws do not prohibit Santa Fe Snyder from
had no reasonable cause to believe his conduct        purchasing and maintaining insurance on behalf
was unlawful. In the case of an action brought        of its directors and officers.
by or in the right of the corporation, no
indemnification is available for any claim or
matter as to which the indemnitee has been
adjudged liable to the corporation, unless
ordered by a court. Delaware law further
provides that a corporation may purchase and
maintain insurance on behalf of its directors
and officers.
    The Devon certificate of incorporation and
bylaws provide indemnification for each person
who is involved in any actual or threatened
action, suit, or proceeding by reason of the
fact that he is or was a director, officer,
employee, or agent of Devon. To qualify for
indemnification, a potential indemnitee must
have acted in good faith and in a manner he
reasonably believed to be in or not opposed to
the best interests of Devon. Devon is
authorized to purchase and maintain insurance
on behalf of its directors and officers.
                                         DIRECTOR LIABILITY

    Delaware law permits a corporation to             The Santa Fe Snyder certificate of
include a provision in its certificate of             incorporation limits the personal liability of
incorporation eliminating or limiting the             a director to the corporation and its
personal liability of a director or officer to        stockholders for damages for a breach of the
the corporation or its stockholders for damages       director's duty, subject to certain
for a breach of the director's or the officer's       limitations.
fiduciary duty, subject to some limitations.
The Devon certificate contains such a
provision.


                     DEVON                                            SANTA FE SNYDER

                                       STOCKHOLDER RIGHTS PLAN

    Under the Devon rights agreement, holders         Santa Fe Snyder does not have a rights
of Devon common stock have one right with             agreement.
respect to each share of Devon common stock
held. The certificates representing outstanding
shares of Devon common stock also evidence one
right for each share. Currently, the rights
trade with the shares of Devon common stock.
Upon the occurrence of events generally
associated with an unsolicited takeover attempt
of Devon or transactions involving a change of
control, the rights will be distributed, will
become exercisable, and will be tradeable
separately from the Devon common stock.
    If a person or group becomes the beneficial
owner of, or commences a tender or exchange
offer for, 15% or more of the voting shares of
Devon, then each right would entitle the
holders other than the acquiring person or
group to purchase Devon common stock having a
market value equal to twice the applicable
purchase price.
    The rights do not become exercisable as a
result of a stock acquisition by a tender or
exchange offer for all outstanding shares of
Devon common stock, which offer is determined
by the independent directors of Devon to be
fair, not inadequate, and otherwise in the best
interest of Devon and its stockholders.
    The rights have some antitakeover effects.
They will cause substantial dilution to a
person or group that attempts to acquire Devon
in a manner that causes the rights to become
exercisable. The rights may be redeemed by the
Devon board for $0.01 per right. The terms of
the rights agreement may be amended by the
Devon board without the consent of the holders
of the Devon common stock or the rights.
                                 VOTING OF THE SPECIAL VOTING STOCK

    The Devon certificate of incorporation            Santa Fe Snyder has no such special voting
provides that the share of special voting stock       stock.
is entitled to the number of votes equal to the
number of exchangeable shares outstanding from
time to time that are held by persons other
than Devon or its subsidiaries.


                     DEVON                                            SANTA FE SNYDER

                      NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    A stockholder must give notice, in proper         Notice of proposed stockholder nominations for
form, of director nominations or proposals for        the election of directors must be in writing
each annual meeting to the secretary between 90       and received by Santa Fe Snyder:
and 120 days before the one-year anniversary of       -  not less than 90 days nor more than 120 days
the last previous annual meeting. If the date            prior to the meeting, or
of the annual meeting is moved more than 30           -  no later than the close of business on the
days before or after the anniversary date, a             10th day following the day on which notice
stockholder notice must be given to the                  of the date of the meeting was mailed or
secretary between 70 and 90 days prior to the            made public if Santa Fe Snyder gives less
date of the meeting, or within 10 days after             than 100 days' notice of the date of the
the public announcement of the date of the               meeting.
meeting, if later. For a special meeting called       A Santa Fe Snyder stockholder must deliver
to elect directors, a stockholder must give           notice of a proposed matter to be brought
notice, in proper form, of director nominations       before the annual meeting to Santa Fe Snyder
to the secretary within 10 days after the             not less than 120 days from the date of the
public announcement of the date of the meeting.       release of Santa Fe Snyder's proxy statement
                                                      relating to the prior year's annual meeting of
                                                      the stockholders. If no annual meeting was held
                                                      in the prior year or if the current year's
                                                      annual meeting shall be held more than 30 days
                                                      prior to or after the anniversary of the
                                                      previous year's annual meeting, a stockholder's
                                                      notice must be received by Santa Fe Snyder not
                                                      later than 10 days following the date on which
                                                      notice of the date of Santa Fe Snyder's annual
                                                      meeting was mailed or made public. The
                                                      stockholder's notice must conform to the Santa
                                                      Fe Snyder bylaws.

                      PROPOSED STOCK OPTION PLAN AMENDMENT

GENERAL

    In order to permit the combined company to have sufficient stock options available for future grants to employees and directors, Devon is asking the Devon stockholders to approve an amendment to the Devon 1997 Stock Option Plan to increase the number of shares available for grant from six million to ten million. At the time of the merger, the Santa Fe Snyder stock option plans will be assumed by Devon and each of the outstanding options under the plans will be converted into options to purchase Devon common stock. If the merger is not completed, the stock option plan amendment will not be implemented.

    The Devon 1997 Stock Option Plan authorizes Devon, through the compensation and stock option committee of its board, to grant stock options to employees and directors of Devon and its subsidiaries. The Devon board has reserved six million shares of Devon common stock for grant. On May 25, 2000, the Devon board, subject to stockholder approval, reserved an additional four million shares of common stock for grant if the merger with Santa Fe Snyder is approved. As of June 16, 2000, a total of 2.3 million options to purchase Devon common stock have been granted under the Devon 1997 Stock Option Plan.

    A DESCRIPTION OF THE DEVON 1997 STOCK OPTION PLAN APPEARS BELOW. BECAUSE THIS DESCRIPTION MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT, YOU SHOULD READ CAREFULLY THE ENTIRE COPY OF THE DEVON STOCK OPTION PLAN INCORPORATED BY REFERENCE IN THIS DOCUMENT.

BACKGROUND

    The purpose of Devon's stock option plan is to create incentives that will motivate employees and directors of Devon to put forth maximum efforts toward the success and growth of Devon and to enable Devon to attract and retain experienced people who are able to make important contributions to Devon's success.

ADMINISTRATION

    The stock option committee administers Devon's stock option plan. Among the powers granted to the committee are the powers to interpret the plan, establish rules and regulations for its operation, select employees to receive awards and determine the timing, form, amount and other terms and conditions of the awards. The committee may also select nonemployee directors of Devon to receive awards and determine the vesting schedule of such awards. However, such awards may only be made at the times and up to the amounts specified in the Devon stock option plan. See "--Stock Option Awards to Nonemployee Directors" below.

ELIGIBILITY FOR PARTICIPATION

    Any employee of Devon or its subsidiaries and any nonemployee director of Devon is eligible to participate in Devon's stock option plan. The selection of participants from among employees and directors is within the discretion of the committee.

TYPES OF AWARDS

    Devon's stock option plan provides for the granting of both stock options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code and nonqualified stock options that do not qualify as incentive stock options. Nonemployee directors may be granted only nonqualified stock options.

OTHER COMPONENTS OF THE DEVON STOCK OPTION PLAN

    Devon's stock option plan authorizes the committee to grant awards during the period beginning March 26, 1997 and ending March 25, 2007. Shares of Devon common stock reserved for option awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares will again be available for grant.

STOCK OPTION AWARDS TO EMPLOYEES

    Under Devon's stock option plan, the committee may grant options to purchase shares of Devon common stock, determine the terms and conditions of such option, the number of shares subject to the option and the manner and time of the option's exercise. The exercise price of an option may not be less than the fair market value of the Devon common stock on the date of grant. A participant may pay for the option in cash, shares of Devon common stock or a combination of both.

STOCK OPTION AWARDS TO NONEMPLOYEE DIRECTORS

    Devon's stock option plan provides for the grant of options to nonemployee directors. Those directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of stockholders at an exercise price equal to the fair market value of Devon's common stock on that date. Any unexercised options will expire ten years after the date of grant.

    The committee may elect to grant awards that are less than 3,000 shares and may determine the vesting schedule for such grants. However, the committee will have no other discretion regarding awards to nonemployee directors.

ADJUSTMENTS

    The total number of shares of the Devon common stock that may be purchased through options, and the number of shares subject to outstanding options and the related option process will be adjusted in the case of changes in capital structure resulting from any recapitalization, stock split, stock dividend or similar transaction.

CHANGE OF CONTROL

    In the case of a "corporate event," as described in the Devon stock option plan, all options will become automatically fully vested and immediately exercisable, with such acceleration to occur without the requirement of any further act by Devon or the employee or director. In the case of either a "change of control date" or an "acquisition date," as defined in the Devon stock option plan, options may become automatically vested and fully exercisable, provided the committee makes such provision in the grant of the award.

TERMINATION AND AMENDMENT

    Devon's stock option plan terminates as of midnight, March 25, 2007. Before that date, it may be suspended or terminated by Devon's board. In addition, the Devon board may, from time to time, amend the plan in any manner. However, the amendment must have stockholder approval if the amendment would increase the number of shares available under the plan or decrease the exercise price to less than the fair market value of Devon common stock on the date of grant. Any other amendment to the plan would also require stockholder approval if, in the opinion of counsel to Devon, the approval is required by any federal or state law, rule or regulation.

FEDERAL TAX TREATMENT

    Under current U.S. federal tax law, the following are the federal tax consequences generally arising with respect to awards under the Devon 1997 Stock Option Plan. A participant who is granted an incentive stock option does not realize regular taxable income at the time of the grant or at the time of exercise, but only at the time of disposition of the shares. The participant does, however, realize alternative minimum taxable income at the time of exercise equal to the difference between the exercise price and the market value of the shares on the date of exercise. Devon is not entitled to any deduction at the time of grant or at the time of exercise. If the participant holds the shares for two years from the date of grant and one year from the date the option is exercised, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, Devon will not be entitled to any deduction for federal income tax purposes. If the participant makes a disposition prior to these times, any gain will be ordinary income up to the excess of the market value of the shares on the date of exercise over the exercise price and short-term capital gain as to the balance. Under these circumstances, Devon will be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the disposition.

    A participant who is granted a nonqualified option does not have taxable income at the time of grant, but does have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Devon is entitled to a corresponding deduction for the same amount.

WITHHOLDING TAXES

    Devon will have the right to require a participant to remit to Devon, in cash, an amount sufficient to satisfy federal, state and local withholding requirements, if any, prior to the delivery of any certificate for shares of Devon common stock acquired pursuant to the exercise of the options. Notwithstanding the foregoing, a participant may tender to Devon a number of shares of Devon common stock or Devon may withhold a number of shares of Devon common stock the fair market value of which will satisfy the federal and state tax requirements.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

    The independent auditors of Devon are KPMG LLP. The independent auditors of Santa Fe Snyder are PricewaterhouseCoopers LLP.

    Fleet National Bank, c/o EquiServe, Shareholder Services, 150 Royall Canton, MA 02021 is the transfer agent and registrar for the Devon common stock. CIBC Mellon Trust Company, 600 The Dome Tower, 333 - 7(th) Avenue S.W., Calgary, Alberta, Canada T2P 2Z1 is the transfer agent and registrar for the Northstar exchangeable shares. CIBC Mellon Trust Company is also the trustee under the voting and exchange trust agreement and Canadian co-registrar for the Devon common stock. The transfer agent for Santa Fe Snyder common stock is First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, NJ 07303-2500.

                                 LEGAL MATTERS

    Certain legal matters in connection with the merger will be passed upon, on behalf of Santa Fe Snyder, by Andrews Kurth L.L.P. and, on behalf of Devon, by McAfee & Taft A Professional Corporation.

                                    EXPERTS

    The consolidated financial statements of Devon as of and for each of the years ended December 31, 1999, 1998 and 1997 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP as of and for the years ended December 31, 1998 and 1997 is based in part herein in reliance upon the report of Deloitte & Touche LLP, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The audited consolidated financial statements of PennzEnergy and its subsidiaries incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    Certain information with respect to Devon's and PennzEnergy's oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P., AMH Group Ltd., Paddock Lindstrom & Associates, Ltd. and John P. Hunter & Associates, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

    Certain information with respect to the oil and gas reserves of Santa Fe Snyder derived from the report of Ryder Scott Company, L.P., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to matters covered by such report and in giving such report.

    The consolidated financial statements of Santa Fe Snyder Corporation incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE STOCKHOLDER PROPOSALS

    Whether or not the merger is completed as expected, Devon will hold an annual stockholders' meeting in 2001. If the merger is not completed, Santa Fe Snyder will hold an annual stockholders' meetings in 2001.

DEVON 2001 ANNUAL MEETING

    Any Devon stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to Devon's 2001 annual meeting of stockholders is required to submit that proposal to Devon on or before December 4, 2000. Only those proposals that comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will be included in Devon's proxy statement for the 2001 annual meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2001 annual meeting of stockholders (but not included in Devon's proxy statement) must be received by Devon's secretary between March 4, 2001 and March 24, 2001 in order to be considered timely, and comply with provisions of Devon's by-laws. The chairman of the meeting may determine that any proposal for which Devon did not receive timely notice will not be considered at the meeting. If in the discretion of the chairman any such proposal is to be considered at the meeting, the persons designated in Devon's proxy statement will be granted discretionary authority with respect to the untimely stockholder proposal.

SANTA FE SNYDER 2001 ANNUAL MEETING

    In order to be included in Santa Fe Snyder's proxy material for its 2001 annual meeting of stockholders, eligible proposals of stockholders intended to be presented at the Santa Fe Snyder annual meeting must be received at Santa Fe Snyder's executive offices no later than November 23, 2000; provided, however, that if the date of the 2001 annual meeting is scheduled to be held prior to April 16, 2001 or later than June 16, 2001, the proposals are then required to be received by Santa Fe Snyder within a reasonable time before its solicitation is made if the proposals are to be included in such proxy material, and no later than the close of business on the tenth day following the day on which the proxy materials for the 2001 annual meeting are first mailed or public disclosure is made if he proposals are to be brought before the 2001 annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Devon and Santa Fe Snyder file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    Devon filed a registration statement on Form S-4 to register with the SEC the Devon common stock to be issued to Santa Fe Snyder stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Devon in addition to being a proxy statement of Devon and Santa Fe Snyder for the meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/ prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

            DEVON SEC FILINGS
          (FILE NO. 000-30176)                                PERIOD
------------------------------------------  ------------------------------------------
Description of Common Stock contained in
  Current Report on Form 8-K                Filed on August 18, 1999
Annual Report on Form 10-K                  Year ended December 31, 1999
Current Report on Form 8-K                  Filed on January 27, 2000
Quarterly Report on Form 10-Q               Quarter ended March 31, 2000
Proxy Statement on Schedule 14A             Filed April 14, 2000
Current Report on Form 8-K                  Filed on May 26, 2000
Current Report on Form 8-K                  Filed on June 5, 2000
Current Report on Form 8-K                  Filed on June 21, 2000
Current Report on Form 8-K                  Filed on June 22, 2000
Current Report on Form 8-K                  Filed on July 12, 2000

         PENNZENERGY SEC FILINGS
           (FILE NO. 001-05591)
------------------------------------------  ------------------------------------------
Annual Report on Form 10-K                  Year ended December 31, 1998
Quarterly Report on 10-Q                    Quarter ended March 31, 1999
Quarterly Report on 10-Q                    Quarter ended June 30, 1999

       SANTA FE SNYDER SEC FILINGS
          (FILE NO. 001-07667)                                PERIOD
------------------------------------------  ------------------------------------------
Annual Report on Form 10-K                  Year ended December 31, 1999
Proxy Statement on Schedule 14A             Filed on March 22, 2000
Quarterly Report on Form 10-Q               Quarter ended March 31, 1999
Current Report on Form 8-K                  Filed on May 30, 2000

          SNYDER OIL CORPORATION
          (FILE NO. 001-10509)                                PERIOD
------------------------------------------  ------------------------------------------
Annual Report on Form 10-K, as amended on   Year ended December 31, 1998
  March 31, 1999 and April 30, 1999

    We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

    Devon has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Devon and PennzEnergy, and Santa Fe Snyder has supplied all such information relating to Santa Fe Snyder.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them by contacting Devon or Santa Fe Snyder directly, or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus.

    You can also get more information by visiting Devon's web site at "http://www.devonenergy.com" and Santa Fe Snyder's web site at "http://www.santafe-snyder.com." Web site materials are not part of this joint proxy statement/prospectus.

    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 21, 2000. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of the Devon common stock in the merger shall create any implication to the contrary.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

    Devon and Santa Fe Snyder have made forward-looking statements in this document and in the documents referred to in this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them.

    Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas reserves may be profitably exploited in the future. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur.

    Except for their ongoing obligations to disclose material information as required by the federal securities laws, Devon and Santa Fe Snyder do not have any intention or obligation to update forward-looking statements after they distribute this document.

                                               By Order of the Board of Directors of Devon
                                               Energy Corporation

                                               MARIAN J. MOON
                                               CORPORATE SECRETARY
July 21, 2000
Oklahoma City, Oklahoma

                                               By Order of the Board of Directors of Santa
                                               Fe Snyder Corporation

                                               Mark A. Older
                                               CORPORATE SECRETARY
July 21, 2000
Houston, Texas

                        COMMONLY USED OIL AND GAS TERMS

    "BBL" means barrel.

    "BBL/D" means Bbls per day.

    "BCF" means billion cubic feet.

    "BOE" means equivalent barrels of oil, calculated by converting gas to equivalent Bbls. The U.S. convention for this conversion is six Mcf equals one Boe.

    "BOE/D" means Boe per day.

    "MBBLS" means thousand barrels.

    "MBOE" means thousand Boe.

    "MCF" means thousand cubic feet.

    "MCFE" means thousand equivalent cubic feet of gas, calculated by converting oil and NGLs to equivalent Mcf. The U.S. convention for this conversion is one-sixth Bbl equals one Mcfe.

    "MMBBLS" means million barrels.

    "MMBOE" means million Boe.

    "MMBTU" means million British thermal units, a measure of heating value.

    "MMCF" means million cubic feet.

    "MMCF/D" means MMcf per day.

    "NGL" means natural gas liquids.

    "OIL" includes crude oil and condensate.

    "SEC 10% PRESENT VALUE" is the pre-tax present value of future net cash flows from proved reserves, discounted at 10% per year. Oil, gas and NGL prices used to calculate future revenues are based on year-end prices held constant, except where fixed and determinable price changes are provided by contractual arrangements. Future development and production costs are also based on year-end costs and assume the continuation of existing economic conditions.

    "STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS" is the SEC 10% present value defined above, less applicable income taxes.

    "TCF" means trillion cubic feet.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           DEVON ENERGY CORPORATION,
                                DEVON MERGER CO.
                                      AND
                          SANTA FE SNYDER CORPORATION
                            DATED AS OF MAY 25, 2000

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                     --------
  ARTICLE 1 THE MERGER.............................................................       A-1
Section 1.1            THE MERGER..................................................       A-1
Section 1.2            THE CLOSING.................................................       A-1
Section 1.3            EFFECTIVE TIME..............................................       A-2
Section 1.4            CORPORATE HEADQUARTERS......................................       A-2
Section 1.5            CERTIFICATE OF INCORPORATION................................       A-2
Section 1.6            BYLAWS......................................................       A-2
Section 1.7            RESIGNATION OF SANTA FE SNYDER DIRECTORS....................       A-2

  ARTICLE 2 DIRECTORS OF DEVON.....................................................       A-2
Section 2.1            DIRECTORS OF DEVON..........................................       A-2

  ARTICLE 3 CONVERSION OF SANTA FE SNYDER STOCK....................................       A-3
Section 3.1            CERTAIN DEFINITIONS.........................................       A-3
Section 3.2            CONVERSION OF SANTA FE SNYDER STOCK.........................       A-3
Section 3.3            EXCHANGE OF CERTIFICATES REPRESENTING SANTA FE SNYDER              A-4
                         STOCK.....................................................
Section 3.4            ADJUSTMENT OF EXCHANGE RATIO................................       A-6
Section 3.5            RULE 16B-3 APPROVAL.........................................       A-6

  ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SANTA FE SNYDER......................       A-6
Section 4.1            EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY...............       A-6
Section 4.2            AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS............       A-6
Section 4.3            CAPITALIZATION..............................................       A-7
Section 4.4            SIGNIFICANT SUBSIDIARIES....................................       A-7
Section 4.5            NO VIOLATION................................................       A-7
Section 4.6            NO CONFLICT.................................................       A-8
Section 4.7            SEC DOCUMENTS...............................................       A-9
Section 4.8            LITIGATION..................................................       A-9
Section 4.9            ABSENCE OF CERTAIN CHANGES..................................       A-9
Section 4.10           TAXES.......................................................      A-10
Section 4.11           EMPLOYEE BENEFIT PLANS......................................      A-11
Section 4.12           LABOR MATTERS...............................................      A-11
Section 4.13           ENVIRONMENTAL MATTERS.......................................      A-12
Section 4.14           INTELLECTUAL PROPERTY.......................................      A-12
Section 4.15           TITLE TO PROPERTIES.........................................      A-13
Section 4.16           INSURANCE...................................................      A-13
Section 4.17           NO BROKERS..................................................      A-13
Section 4.18           OPINION OF FINANCIAL ADVISOR................................      A-13
Section 4.19           DEVON STOCK OWNERSHIP.......................................      A-13
Section 4.20           ACCOUNTING AND REORGANIZATION MATTERS.......................      A-13
Section 4.21           VOTE REQUIRED...............................................      A-14
Section 4.22           CERTAIN APPROVALS...........................................      A-14
Section 4.23           CERTAIN CONTRACTS...........................................      A-14

  ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF DEVON AND MERGER CO..................      A-14
Section 5.1            EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY...............      A-14
Section 5.2            AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS............      A-14
Section 5.3            CAPITALIZATION..............................................      A-15
Section 5.4            SIGNIFICANT SUBSIDIARIES....................................      A-15

Section 5.5            NO VIOLATION................................................      A-16
Section 5.6            NO CONFLICT.................................................      A-16
Section 5.7            SEC DOCUMENTS...............................................      A-17
Section 5.8            LITIGATION..................................................      A-17
Section 5.9            ABSENCE OF CERTAIN CHANGES..................................      A-18
Section 5.10           TAXES.......................................................      A-18
Section 5.11           EMPLOYEE BENEFIT PLANS......................................      A-19
Section 5.12           LABOR MATTERS...............................................      A-19
Section 5.13           ENVIRONMENTAL MATTERS.......................................      A-20
Section 5.14           INTELLECTUAL PROPERTY.......................................      A-20
Section 5.15           TITLE TO PROPERTIES.........................................      A-20
Section 5.16           INSURANCE...................................................      A-21
Section 5.17           NO BROKERS..................................................      A-21
Section 5.18           OPINION OF FINANCIAL ADVISOR................................      A-21
Section 5.19           SANTA FE SNYDERSTOCK OWNERSHIP..............................      A-21
Section 5.20           ACCOUNTING AND REORGANIZATION MATTERS.......................      A-21
Section 5.21           VOTE REQUIRED...............................................      A-21
Section 5.22           DEVON RIGHTS AGREEMENT......................................      A-22
Section 5.23           CERTAIN APPROVALS...........................................      A-22
Section 5.24           CERTAIN CONTRACTS...........................................      A-22

  ARTICLE 6 COVENANTS..............................................................      A-22
Section 6.1            CONDUCT OF BUSINESSES.......................................      A-22
Section 6.2            NO SOLICITATION BY SANTA FE SNYDER..........................      A-25
Section 6.3            NO SOLICITATION BY DEVON....................................      A-26
Section 6.4            MEETINGS OF STOCKHOLDERS....................................      A-26
Section 6.5            FILINGS; REASONABLE BEST EFFORTS............................      A-27
Section 6.6            INSPECTION..................................................      A-28
Section 6.7            PUBLICITY...................................................      A-28
Section 6.8            REGISTRATION STATEMENT......................................      A-28
Section 6.9            LISTING APPLICATION.........................................      A-29
Section 6.10           LETTERS OF ACCOUNTANTS......................................      A-29
Section 6.11           AGREEMENTS OF AFFILIATES....................................      A-29
Section 6.12           EXPENSES....................................................      A-30
Section 6.13           INDEMNIFICATION AND INSURANCE...............................      A-30
Section 6.14           CERTAIN BENEFITS............................................      A-31
Section 6.15           REORGANIZATION..............................................      A-31
Section 6.16           RIGHTS AGREEMENT............................................      A-31

  ARTICLE 7 CONDITIONS.............................................................      A-32
Section 7.1            CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE               A-32
                         MERGER....................................................
Section 7.2            CONDITIONS TO OBLIGATION OF SANTA FE SNYDER TO EFFECT THE         A-32
                         MERGER....................................................
Section 7.3            CONDITIONS TO OBLIGATION OF DEVON TO EFFECT THE MERGER......      A-33

  ARTICLE 8 TERMINATION............................................................      A-33
Section 8.1            TERMINATION BY MUTUAL CONSENT...............................      A-33
Section 8.2            TERMINATION BY DEVON OR SANTA FE SNYDER.....................      A-34
Section 8.3            TERMINATION BY SANTA FE SNYDER..............................      A-34
Section 8.4            TERMINATION BY DEVON........................................      A-35
Section 8.5            EFFECT OF TERMINATION.......................................      A-35
Section 8.6            EXTENSION; WAIVER...........................................      A-37

  ARTICLE 9 GENERAL PROVISIONS.....................................................      A-37
Section 9.1            NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...      A-37
Section 9.2            NOTICES.....................................................      A-37
Section 9.3            ASSIGNMENT; BINDING EFFECT; BENEFIT.........................      A-38
Section 9.4            ENTIRE AGREEMENT............................................      A-38
Section 9.5            AMENDMENTS..................................................      A-38
Section 9.6            GOVERNING LAW...............................................      A-38
Section 9.7            COUNTERPARTS................................................      A-39
Section 9.8            HEADINGS....................................................      A-39
Section 9.9            INTERPRETATION..............................................      A-39
Section 9.10           WAIVERS.....................................................      A-39
Section 9.11           INCORPORATION OF EXHIBITS...................................      A-39
Section 9.12           SEVERABILITY................................................      A-39
Section 9.13           ENFORCEMENT OF AGREEMENT....................................      A-39
Section 9.14           OBLIGATION OF MERGER CO.....................................      A-39
Section 9.15           SUBSIDIARIES................................................      A-40

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 25, 2000, is among Devon Energy Corporation, a Delaware corporation ("Devon"), Devon Merger Co., a Delaware corporation and a direct and wholly-owned subsidiary of Devon ("Merger Co."), and Santa Fe Snyder Corporation, a Delaware corporation ("Santa Fe Snyder").

                                    RECITALS

    WHEREAS, Devon and Santa Fe Snyder have each determined to engage in a strategic business combination with the other;

    WHEREAS, in furtherance thereof, the parties hereto desire that Merger Co. merge with and into Santa Fe Snyder (the "Merger"), pursuant to which each outstanding share of Santa Fe Snyder Common Stock (as defined in Section 3.1) will be converted into shares of Devon Common Stock (as defined in Section 3.1);

    WHEREAS, the respective Boards of Directors of each of Devon, Merger Co. and Santa Fe Snyder have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and stockholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement;

    WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

    WHEREAS, it is intended that the Merger be accounted for as a pooling of interests in accordance with APB Opinion 16 as amended by Statements of Financial Accounting Standards and related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the Securities and Exchange Commission ("Pooling of Interests");

    WHEREAS, as an inducement to the willingness of Santa Fe Snyder to enter into this Agreement, Devon has granted Santa Fe Snyder an option to purchase shares of Devon Common Stock pursuant to a Stock Option Agreement (as defined in Section 3.1); and

    WHEREAS, as an inducement to the willingness of Devon to enter into this Agreement, Santa Fe Snyder has granted Devon an option to purchase shares of Santa Fe Snyder Common Stock pursuant to a Stock Option Agreement (as defined in
Section 3.1).

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Co. shall be merged with and into Santa Fe Snyder in accordance with this Agreement, and the separate corporate existence of Merger Co. shall thereupon cease. Santa Fe Snyder shall be the surviving corporation in the Merger and shall be a wholly-owned subsidiary of Devon (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

    Section 1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of McAfee & Taft A Professional

Corporation, 10th Floor, Two Leadership Square, 211 North Robinson Avenue, Oklahoma City, Oklahoma, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Devon and Santa Fe Snyder may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

    Section 1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, on the Closing Date, a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

    Section 1.4 CORPORATE HEADQUARTERS. After the Closing Date, the corporate headquarters of Devon and the Surviving Corporation shall be located in Oklahoma City, Oklahoma.

    Section 1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Santa Fe Snyder in effect immediately prior to the Effective Time shall be amended and restated to duplicate the certificate of incorporation of Merger Co., until duly amended in accordance with applicable law, except that
Article 1 of such certificate of incorporation shall state as follows: "FIRST:
The name of the corporation is Santa Fe Snyder Corporation."

    Section 1.6 BYLAWS. The bylaws of Merger Co. in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

    Section 1.7 RESIGNATION OF SANTA FE SNYDER DIRECTORS. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Merger Co., as it existed immediately prior to the Effective Time, and each of the members of the Board of Directors of Santa Fe Snyder shall tender his resignation, to be effective immediately upon the Effective Time.

                                   ARTICLE 2
                               DIRECTORS OF DEVON

    Section 2.1 DIRECTORS OF DEVON. At the Effective Time, the Board of Directors of Devon shall consist of a number of persons as determined by Devon. One-third ( 1/3) of the total number of directors, rounded to the nearest whole number, shall be persons designated by Santa Fe Snyder who are acceptable to Devon (the "Santa Fe Snyder Designees"). The Santa Fe Snyder Designees shall be appointed to fill any vacancies on the Board of Directors existing immediately prior to the Effective Time and then shall be allocated as evenly as possible among the different classes of Devon directors. Devon shall give written notice to Santa Fe Snyder by June 15, 2000 of the number of directors which shall constitute the entire Board at the Effective Time. Santa Fe Snyder shall have until June 30, 2000 to give Devon written notice of Santa Fe Snyder's designees to serve as directors at the Effective Time. The notice of designees shall include the information concerning each designee as would be required to be included in a proxy statement under Regulation 14A of the Exchange Act. If Devon reasonably determines that any Santa Fe Snyder designee is unacceptable, Santa Fe Snyder and Devon will agree upon a substitute designee not later than July 15, 2000. If, prior to the Effective Time, any Santa Fe Snyder designee becomes unavailable or unwilling to serve, Santa Fe Snyder shall designate a substitute designee acceptable to Devon. If necessary to comply with this Section 2.1, Devon shall cause to be presented to the meeting of its stockholders contemplated by Section 6.4 of this Agreement a proposal to amend Devon's Certificate of Incorporation to increase the number of directors that constitutes the entire Board of Directors.

                                   ARTICLE 3
                      CONVERSION OF SANTA FE SNYDER STOCK

    Section 3.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

    (a) "Devon Common Stock" shall mean the common stock, par value $.10 per share, of Devon, and the rights under the Devon Rights Agreement.

    (b) "Santa Fe Snyder Common Stock" shall mean the common stock, par value $0.01 per share, of Santa Fe Snyder.

    (c) "Santa Fe Snyder Exchange Ratio" shall equal 0.22.

    (d) "Stock Option Agreements" shall mean (i) the Stock Option Agreement dated the date hereof between Devon and Santa Fe Snyder pursuant to which Devon has granted to Santa Fe Snyder an option to purchase a certain number of shares of Devon Common Stock and (ii) the Stock Option Agreement dated the date hereof between Santa Fe Snyder and Devon pursuant to which Santa Fe Snyder has granted to Devon an option to purchase a certain number of shares of Santa Fe Snyder Common Stock.

    Section 3.2  CONVERSION OF SANTA FE SNYDER STOCK AND MERGER CO. STOCK.

    (a) At the Effective Time, each share of Santa Fe Snyder Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Santa Fe Snyder Common Stock (x) held in Santa Fe Snyder's treasury or (y) owned by Devon or any wholly-owned Subsidiary (as defined in Section 9.15) of Devon or Santa Fe Snyder) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the number of shares of Devon Common Stock equal to the Santa Fe Snyder Exchange Ratio, subject to adjustment as provided in Section 3.4. At the Effective Time, each share of Merger Co. common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Santa Fe Snyder Common Stock.

    (b) As a result of the Merger and without any action on the part of the holders thereof, each share of Santa Fe Snyder Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Santa Fe Snyder Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Santa Fe Snyder Common Stock, except that such Certificates shall thereafter evidence (x) the number of whole shares of Devon Common Stock into which such shares are converted pursuant to Section 3.2(a) and the right to receive any dividends or distributions with respect thereto and (y) the right to receive cash for fractional shares of Devon Common Stock in accordance with Sections 3.3(b) and 3.3(e) upon the surrender of such Certificate.

    (c) (i) At the Effective Time, all options (individually, a "Santa Fe Snyder Option" and collectively, the "Santa Fe Snyder Options") then outstanding under the stock option plans of Santa Fe Snyder described in the Santa Fe Snyder Disclosure Letter (collectively, the "Santa Fe Snyder Stock Option Plans") shall remain outstanding following the Effective Time and cease to represent a right to acquire shares of Santa Fe Snyder Common Stock and shall be converted automatically into options to purchase shares of Devon Common Stock as provided in this Section 3.2(c). At the Effective Time, the Santa Fe Snyder Options shall, by virtue of the Merger and without any further action on the part of Devon or the holder of any Santa Fe Snyder Option, be assumed by Devon in such manner that Devon (A) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (B) to the extent that Section 424 of the Code does not apply to any Santa Fe Snyder Option, would be such a corporation were Section 424 of the Code applicable to such option. Each Santa Fe Snyder Option assumed by Devon shall be exercisable upon the same terms and conditions as under the applicable Santa Fe Snyder Stock Option Plan and the applicable option agreement issued thereunder, except that (X) each Santa Fe Snyder Option shall be exercisable for that whole number of shares of Devon Common Stock (rounded upward to the nearest whole share) into which the number of shares of the Santa Fe Snyder Common Stock subject to such Santa Fe Snyder Option immediately prior to the Effective Time would be converted under Section 3.2(a) if such number of shares of Santa Fe Snyder Common Stock was then outstanding and (Y), the option price per share of Devon Common Stock shall be an amount equal to the option price per share of Santa Fe Snyder Common Stock subject to such Santa Fe Snyder Option in effect immediately prior to the Effective Time, divided by the Santa Fe Snyder Exchange Ratio, subject to adjustment as provided in Section 3.4 (the price per share, as so determined, being rounded upward to the nearest full cent).

        (ii) Devon shall take all corporate action necessary to reserve for issuance a number of shares of Devon Common Stock equal to the number of shares of Devon Common Stock issuable upon the exercise of the Santa Fe Snyder Options assumed by Devon pursuant to this Section 3.2(c). From and after the date of this Agreement, except as provided in Section 6.1(f), no additional options shall be granted by Santa Fe Snyder or its Subsidiaries under the Santa Fe Snyder Stock Option Plans or otherwise. At the Effective Time or as soon as practicable, but in no event more than three business days thereafter, Devon shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 covering all shares of Devon Common Stock to be issued upon exercise of the Santa Fe Snyder Options and shall cause such registration statement to remain effective for as long as there are outstanding any Santa Fe Snyder Options.

    Section 3.3  EXCHANGE OF CERTIFICATES REPRESENTING SANTA FE SNYDER STOCK.

    (a) As of the Effective Time, Devon shall deposit, or shall cause to be deposited, with BankBoston, N.A. or such other party reasonably satisfactory to Devon and Santa Fe Snyder (the "Exchange Agent"), for the benefit of the holders of shares of Santa Fe Snyder Common Stock, for exchange in accordance with this
Article 3, certificates representing (i) the shares of Devon Common Stock to be issued pursuant to Section 3.2 in exchange for outstanding shares of Santa Fe Snyder Common Stock and (ii) cash sufficient to pay cash in lieu of fractional shares and any dividends and other distributions pursuant to Section 3.3(b) and 3.3(e) (the "Exchange Fund").

    (b) Promptly after the Effective Time, Devon shall cause the Exchange Agent to mail to each holder of record of one or more Certificates: (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Devon and Santa Fe Snyder may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Devon Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Devon Common Stock and (B) a check representing the amount of cash in lieu of fractional shares, if any, in respect of the Certificate surrendered pursuant to the provisions of this Article 3, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Santa Fe Snyder Common Stock which is not registered in the transfer records of Santa Fe Snyder, a certificate representing the proper number of shares of Devon Common Stock, together with a check for the cash to be paid in lieu of fractional shares, shall be issued to such a transferee if the Certificate representing such Santa Fe Snyder Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Devon Common Stock with a record date after the Effective Time shall be paid with respect to the shares represented by any Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Devon Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the number of whole shares of Devon Common Stock into which the shares represented by the Certificates are exchanged and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Devon Common Stock, less the amount of any withholding taxes which may be required thereon.

    (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Santa Fe Snyder of the shares of Santa Fe Snyder Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Devon, the presented Certificates shall be canceled and exchanged for certificates for shares of Devon Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3.

    (e) No fraction of a share of Devon Common Stock will be issued, but in lieu thereof each holder of Santa Fe Snyder Common Stock otherwise entitled to receive a fraction of a share of Devon Common Stock will be entitled to receive in accordance with the provisions of this Section 3.3(e) from the Exchange Agent a cash payment in lieu of the fraction of a share of Devon Common Stock equal to the fraction multiplied by the average of the closing sales price (or, if the securities should not trade on any trading day, the average of the bid and ask prices therefor on that day) of Devon Common Stock as reported on the American Stock Exchange (the "AMEX") during the five consecutive trading days immediately preceding the Effective Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent will notify Devon, and Devon will deposit the necessary cash with the Exchange Agent and will cause the Exchange Agent to forward payment to the holders of fractional interests in accordance with the terms of this Agreement. The Exchange Agent shall, subject to any applicable abandoned property or similar law, until one year after the Effective Date, pay to such holders the cash value of such fraction so determined, without interest. Any balance of such cash, as to which certificates representing Santa Fe Snyder Common Stock outstanding immediately prior to the Effective Time shall not have been surrendered by the expiration of such one-year period, shall thereafter be returned to and held by Devon subject to any applicable statute of limitations or any abandoned property, escheat or similar law.

    (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Devon Common Stock) that remains unclaimed by the former stockholders of Santa Fe Snyder one year after the Effective Time shall be delivered to Devon. Any former stockholders of Santa Fe Snyder who have not theretofore complied with this Article 3 shall thereafter look only to Devon for payment of their shares of Devon Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Devon Common Stock deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

    (g) None of Devon, the Exchange Agent or any other person shall be liable to any former holder of shares of Santa Fe Snyder Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Devon, the posting by such person of a bond in such reasonable amount as Devon may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Devon Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Devon Common Stock deliverable in respect thereof pursuant to this Agreement.

    Section 3.4 ADJUSTMENT OF EXCHANGE RATIO. If, subsequent to the date of this Agreement but prior to the Effective Time, Santa Fe Snyder changes the number of shares of Santa Fe Snyder Common Stock, or Devon changes the number of shares of Devon Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Santa Fe Snyder Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

    Section 3.5 RULE 16b-3 APPROVAL. Devon agrees that the Devon Board of Directors or the Compensation Committee of the Devon Board of Directors shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the receipt, pursuant to Section 3.2, of Devon Common Stock and Devon stock options by officers and directors of Santa Fe Snyder who will become officers or directors of the Devon subject to Section 16 of the Exchange Act.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF SANTA FE SNYDER

    Except as set forth in the disclosure letter delivered to Devon concurrently with the execution hereof (the "Santa Fe Snyder Disclosure Letter") or as disclosed with reasonable specificity in the Santa Fe Snyder Reports (as defined in Section 4.7), Santa Fe Snyder represents and warrants to Devon that:

    Section 4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Santa Fe Snyder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Santa Fe Snyder is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect (as defined in Section 9.9). Santa Fe Snyder has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Santa Fe Snyder's certificate of incorporation and bylaws previously made available to Devon are true and correct and contain all amendments as of the date hereof.

    Section 4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Santa Fe Snyder has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby, to which it is a party. The consummation by Santa Fe Snyder of the transactions contemplated hereby and by the Stock Option Agreements has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by Santa Fe Snyder's stockholders. This Agreement and the Stock Option Agreements constitute the valid and legally binding obligations of Santa Fe Snyder to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    Section 4.3 CAPITALIZATION. The authorized capital stock of Santa Fe Snyder consists of 300,000,000 shares of Santa Fe Snyder Common Stock, and 50,000,000 shares of Santa Fe Snyder preferred stock, par value $0.01 per share ("Santa Fe Snyder Preferred Stock"). As of May 24, 2000, there were (a) 183,035,836 shares of Santa Fe Snyder Common Stock issued and outstanding (including 40,000 shares of restricted stock to be granted to non-employee directors, 20,000 shares of bonus stock to be granted to the non-employee directors and 345,324 shares of restricted stock to be granted to James L. Payne, all such shares to be issued as of May 16, 2000) and (b) no shares of Santa Fe Snyder Preferred Stock issued and outstanding. All issued and outstanding shares of Santa Fe Snyder Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights,
(ii) were not issued in violation of the terms of any agreement or other understanding binding upon Santa Fe Snyder and (iii) were issued in compliance with all applicable charter documents of Santa Fe Snyder and all applicable federal and state securities laws, rules and regulations. As of the date of this Agreement, except as set forth in this Section 4.3 or in the Stock Option Agreements and except for any shares of Santa Fe Snyder Common Stock issued pursuant to the plans described in the Santa Fe Snyder Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Santa Fe Snyder or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Santa Fe Snyder or any of its Subsidiaries. Santa Fe Snyder has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Santa Fe Snyder on any matter.

    Section 4.4 SIGNIFICANT SUBSIDIARIES. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Each of Santa Fe Snyder's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Santa Fe Snyder's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Santa Fe Snyder free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances ("Liens"). Schedule
4.4 to the Santa Fe Snyder Disclosure Letter sets forth for each Significant Subsidiary of Santa Fe Snyder, its name and jurisdiction of incorporation or organization.

    Section 4.5 NO VIOLATION. Neither Santa Fe Snyder nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Santa Fe Snyder or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. Santa Fe Snyder and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Santa Fe Snyder Permits"), except where the failure so to hold would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. Santa Fe Snyder and its Subsidiaries are in compliance with the terms of the Santa Fe Snyder Permits, except where the failure so to comply would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. No investigation by any governmental authority with respect to Santa Fe Snyder or any of its Subsidiaries is pending or, to the knowledge of Santa Fe Snyder, threatened, other than those the outcome of which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    Section 4.6  NO CONFLICT.

    (a) Neither the execution and delivery by Santa Fe Snyder of this Agreement or the Stock Option Agreements nor the consummation by Santa Fe Snyder of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Santa Fe Snyder; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Santa Fe Snyder or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Santa Fe Snyder or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Santa Fe Snyder or any of its Subsidiaries is a party, or by which Santa Fe Snyder or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Santa Fe Snyder or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    (b) Neither the execution and delivery by Santa Fe Snyder of this Agreement or the Stock Option Agreements nor the consummation by Santa Fe Snyder of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article l and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws and applicable foreign competition or antitrust laws ((i) and (ii) collectively, the "Regulatory Filings"), and listing on the New York Stock Exchange ("NYSE") of Santa Fe Snyder Common Stock to be issued upon exercise of the option granted to Devon pursuant to the applicable Stock Option Agreement under the rules of NYSE, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Merger or otherwise prevent Santa Fe Snyder from performing its obligations under this Agreement and would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    (c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Santa Fe Snyder's material contracts or leases or for Santa Fe Snyder to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from Santa Fe Snyder or its

Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Santa Fe Snyder or any of its Subsidiaries under any Santa Fe Snyder Plan (as defined in Section 4.11) or otherwise; (ii) materially increase any benefits otherwise payable under any Santa Fe Snyder Plan or otherwise; or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

    Section 4.7 SEC DOCUMENTS. Santa Fe Snyder has made available to Devon each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Santa Fe Snyder with the SEC since January 1, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Santa Fe Snyder Reports"), and Santa Fe Snyder has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Santa Fe Snyder Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Santa Fe Snyder Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Santa Fe Snyder and its Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, cash flows and stockholders' equity included in or incorporated by reference into the Santa Fe Snyder Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Santa Fe Snyder and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1999, neither Santa Fe Snyder nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations disclosed in the Santa Fe Snyder Reports or which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    Section 4.8 LITIGATION. There are no actions, suits or proceedings pending against Santa Fe Snyder or any of its Subsidiaries or, to Santa Fe Snyder's knowledge, threatened against Santa Fe Snyder or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Santa Fe Snyder or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    Section 4.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there has not been (i) an event that would have a Santa Fe Snyder Material Adverse Effect;
(ii) any material change by Santa Fe Snyder or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any material damage, destruction, or loss to the business or properties of Santa Fe Snyder and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Santa Fe Snyder, or any direct or indirect redemption, purchase or any other acquisition by Santa Fe Snyder of any such stock; (v) except for the repurchase by Santa Fe Snyder of a total of 1,213,000 shares pursuant to Santa Fe Snyder's open market purchase program, any change in the capital stock or in the number of shares or classes of Santa Fe Snyder's authorized or outstanding capital stock (other than as a result of issuances of restricted stock under the Santa Fe Snyder Plans or exercises of options to purchase Santa Fe Snyder Common Stock outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (other than the 2000 Incentive Stock Option Plan), stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) any other event or condition known to Santa Fe Snyder particularly pertaining to and adversely affecting the operations, assets or business of Santa Fe Snyder or any of its Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    Section 4.10  TAXES.

    (a) Each of Santa Fe Snyder, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by Santa Fe Snyder or a Subsidiary of Santa Fe Snyder and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    (b) (i) The federal income tax returns of Santa Fe Snyder and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Santa Fe Snyder and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Santa Fe Snyder Reports; (iii) as of the date hereof, neither Santa Fe Snyder nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of Santa Fe Snyder or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Santa Fe Snyder nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect; (v) there are no tax liens on any assets of Santa Fe Snyder or its Subsidiaries except for taxes not yet currently due, with respect to matters being contested by Santa Fe Snyder in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected, individually or in the aggregate, to result in a Santa Fe Snyder Material Adverse Effect; and (vi) neither Santa Fe Snyder nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

    For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

    Section 4.11 EMPLOYEE BENEFIT PLANS. For purposes of this Section 4.11, Santa Fe Snyder Subsidiaries shall include any enterprise which, with Santa Fe Snyder, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code. All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of Santa Fe Snyder and Santa Fe Snyder Subsidiaries which provide material benefits to such employees are listed in the Santa Fe Snyder Disclosure Letter (the "Santa Fe Snyder Plans"). Santa Fe Snyder has made available to Devon true, complete and correct copies of each Santa Fe Snyder Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and:
(a) each Santa Fe Snyder Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Santa Fe Snyder Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Santa Fe Snyder Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any Santa Fe Snyder Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no Santa Fe Snyder Plan is covered by Title IV of ERISA or
Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the Santa Fe Snyder Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Santa Fe Snyder Plan activities) has been brought against or with respect to any Santa Fe Snyder Plan; (g) all material contributions, reserves or premium payments required to be made as of the date hereof to the Santa Fe Snyder Plans have been made or provided for; (h) neither Santa Fe Snyder nor any Santa Fe Snyder Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Santa Fe Snyder, any Santa Fe Snyder Subsidiary or any entity which is considered one employer with Santa Fe Snyder under Section 4001 of ERISA; (i) neither Santa Fe Snyder nor any Santa Fe Snyder Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of Section 4001(a)(3) of ERISA; and (j) neither Santa Fe Snyder nor any Santa Fe Snyder Subsidiary has any material obligations for retiree health and life benefits under any Santa Fe Snyder Plan.

    Section 4.12  LABOR MATTERS.

    (a) Neither Santa Fe Snyder nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

    (b) Neither Santa Fe Snyder nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    (c) To Santa Fe Snyder's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of

Santa Fe Snyder or any of its Subsidiaries except for those the formation of which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    Section 4.13 ENVIRONMENTAL MATTERS. Except as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect:

    (a) there are not any present or, to the knowledge of Santa Fe Snyder, past conditions or circumstances that interfere with the conduct of the business of Santa Fe Snyder and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

    (b) there are not any present or, to the knowledge of Santa Fe Snyder, past conditions or circumstances at, or arising out of, any current or, to the knowledge of Santa Fe Snyder, former businesses, assets or properties of Santa Fe Snyder or any Subsidiary of Santa Fe Snyder, including but not limited to, on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

    (c) neither Santa Fe Snyder nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or
(iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

    (d) Santa Fe Snyder and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

    (e) Santa Fe Snyder does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of Santa Fe Snyder's or its Subsidiaries' assets for their current purposes and uses.

    Section 4.14 INTELLECTUAL PROPERTY. Santa Fe Snyder and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. Except in the ordinary course of business, neither Santa Fe Snyder nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Santa Fe Snyder's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Santa Fe Snyder or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

    Section 4.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since December 31, 1999 in the ordinary course of business for fair value, Santa Fe Snyder has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1999 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Santa Fe Snyder as of December 31, 1999; (b) Liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Liens as would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect. All leases and other agreements pursuant to which Santa Fe Snyder or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Santa Fe Snyder or any of its Subsidiaries which, individually or in the aggregate, would have a Santa Fe Snyder Material Adverse Effect and in respect to which Santa Fe Snyder or any of its Subsidiaries has not taken adequate steps to prevent a default from occurring. All major items of operating equipment of Santa Fe Snyder and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Santa Fe Snyder's interest in production of hydrocarbons from each well, unit or property described in the report of Ryder Scott Company dated February 7, 2000 and delivered to Devon (after deducting all applicable royalties, overriding royalties and other payments out of production) is not materially less than the interest shown under the heading "Net Revenue Interest" for such well, unit or property, and Santa Fe Snyder's share of exploration, development and operation costs for each such well, unit or property is not materially greater than the percentage shown under the heading "Working Interest" for such well, unit or property. Santa Fe Snyder has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, Santa Fe Snyder is neither underproduced nor overproduced under gas balancing or similar arrangements.

    Section 4.16 INSURANCE. Santa Fe Snyder and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

    Section 4.17 NO BROKERS. Santa Fe Snyder has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Devon, Merger Co. or Santa Fe Snyder pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Santa Fe Snyder has retained Chase Securities Inc. to render the opinion referred to in Section 4.18, the arrangements with which have been disclosed in writing to Devon prior to the date hereof.

    Section 4.18 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Santa Fe Snyder has received the opinion of Chase Securities Inc. to the effect that, as of the date of this Agreement, the Santa Fe Snyder Exchange Ratio is fair, from a financial point of view, to the holders of Santa Fe Snyder Common Stock; it being understood and acknowledged by Devon that such opinion has been rendered for the benefit of the Board of Directors of Santa Fe Snyder, and is not intended to, and may not, be relied upon by Devon, its affiliates or their respective Subsidiaries.

    Section 4.19 DEVON STOCK OWNERSHIP. Neither Santa Fe Snyder nor any of its Subsidiaries owns any shares of capital stock of Devon or any other securities convertible into or otherwise exercisable to acquire capital stock of Devon.

    Section 4.20 ACCOUNTING AND REORGANIZATION MATTERS. Santa Fe Snyder intends that the Merger be accounted for as a Pooling of Interests. To the best of its knowledge, neither Santa Fe Snyder nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying

(i) for Pooling of Interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code (a "368(a) Reorganization").

    Section 4.21 VOTE REQUIRED. The affirmative vote of holders of a majority of the outstanding shares of Santa Fe Snyder Common Stock required by the DGCL is the only vote necessary to approve this Agreement and the transactions contemplated hereby.

    Section 4.22 CERTAIN APPROVALS. Santa Fe Snyder's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of Section 203 of the DGCL.

    Section 4.23 CERTAIN CONTRACTS. Neither Santa Fe Snyder nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Santa Fe Snyder and its Subsidiaries, taken as a whole, or Devon and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except in each case for any such agreements or obligations which would not have, individually or in the aggregate, a Santa Fe Snyder Material Adverse Effect.

                                   ARTICLE 5
                       REPRESENTATIONS AND WARRANTIES OF
                              DEVON AND MERGER CO.

    Except as set forth in the disclosure letter delivered to Santa Fe Snyder concurrently with the execution hereof (the "Devon Disclosure Letter") or as disclosed with reasonable specificity in the Devon Reports (as defined in Section 5.7), Devon and Merger Co., jointly and severally, represent and warrant to Santa Fe Snyder that:

    Section 5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Devon and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Devon and Merger Co. is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Devon Material Adverse Effect (as defined in Section 9.9). Each of Devon and Merger Co. has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of each of Devon's and Merger Co.'s certificate of incorporation and bylaws previously made available to Santa Fe Snyder are true and correct and contain all amendments as of the date hereof.

    Section 5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Devon and Merger Co. has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby, to which it is a party. The consummation by each of Devon and Merger Co. of the transactions contemplated hereby, including the issuance and delivery by Devon of shares of Devon Common Stock pursuant to the Merger, and the consummation by Devon of the transactions contemplated by the Stock Option Agreements, has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by Devon's stockholders. This Agreement and the Stock Option Agreements constitutes the valid and legally binding obligations of each of Devon and Merger Co. to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    Section 5.3 CAPITALIZATION. The authorized capital stock of Devon consists of 400,000,000 shares of Devon Common Stock, one share of Devon Special Voting Stock, par value $0.10 per share, and 4,500,000 shares of Devon's preferred stock, par value $1.00 per share ("Devon Preferred Stock"). As of May 24, 2000, there were (a) 82,919,871 shares of Devon Common Stock issued and outstanding,
(b) one share of Devon Special Voting Stock issued and outstanding,
(c) 8,462,318 shares of Devon Common Stock reserved for issuance under the stock options plans of Devon described in the Devon Disclosure Letter, (d) 33,300 shares of Devon Common Stock reserved for issuance under the Devon Restricted Stock Award Plan, (e) 53,147 shares of Devon Common Stock reserved for issuance under certain conditional stock awards granted to former employees of PennzEnergy Company, (f) 3,877,317 shares reserved for issuance upon exchange of outstanding exchangeable shares ("Northstar Exchangeable Shares") issued by Northstar Energy Corporation, an Alberta corporation ("Northstar"), (g) 1,500,000 shares of Devon Preferred Stock designated as 6.49% Cumulative Preferred Stock, Series A, issued and outstanding and (h) 1,000,000 unissued shares of Devon Preferred Stock designated as Series A Junior Participating Preferred Stock. All issued and outstanding shares of Devon Common Stock
(i) are duly authorized, validly issued, fully paid, nonassessable and, except as set forth in the Devon Disclosure Letter, free of preemptive rights,
(ii) were not issued in violation of the terms of any agreement or other understanding binding upon Devon and (iii) were issued in compliance with all applicable charter documents of Devon and all applicable federal and state securities laws, rules and regulations. One right to purchase Series A Junior Participating Preferred Stock of Devon (each, a "Devon Right") issued pursuant to a Rights Agreement, dated as of August 17, 1999 (the "Devon Rights Agreement"), between Devon and BankBoston, N.A., is associated with and attached to each outstanding share of Devon Common Stock. The shares of Devon Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in this Section 5.3 or in the Stock Option Agreements and except for any shares of Devon Common Stock issued pursuant to the plans described in the Devon Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Devon or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Devon or any of its Subsidiaries. Devon has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Devon on any matter.

    Section 5.4  SIGNIFICANT SUBSIDIARIES.

    (a) Each of Devon's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Devon Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Devon's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Devon free and clear of all Liens.
Schedule 5.4 to the Devon Disclosure Letter sets forth for each Significant Subsidiary of Devon its name and jurisdiction of incorporation or organization.

    (b) Devon Energy Production Company, L.P. ("Devon Production"), a Significant Subsidiary, is a limited partnership (except for tax purposes) duly organized and validly existing under Oklahoma law, the general partner of which is Devon Energy Management Company, L.L.C., an Oklahoma limited liability company which is wholly owned by Devon Energy Corporation (Oklahoma), an Oklahoma corporation, and has elected to be treated as a sole proprietorship for federal income tax purposes. Devon Production has one limited partner. All of the outstanding partnership interests of Devon Production are owned directly or indirectly by Devon.

    (c) All of the outstanding shares of capital stock of Merger Co. are owned directly by Devon. Merger Co. was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

    Section 5.5 NO VIOLATION. Neither Devon nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Devon or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a Devon Material Adverse Effect. Devon and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Devon Permits"), except where the failure so to hold would not have, individually or in the aggregate, a Devon Material Adverse Effect. Devon and its Subsidiaries are in compliance with the terms of the Devon Permits, except where the failure so to comply would not have, individually or in the aggregate, a Devon Material Adverse Effect. No investigation by any governmental authority with respect to Devon or any of its Subsidiaries is pending or, to the knowledge of Devon, threatened, other than those the outcome of which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    Section 5.6  NO CONFLICT.

    (a) Neither the execution and delivery by Devon and Merger Co. of this Agreement, the execution and delivery by Devon of the Stock Option Agreements nor the consummation by Devon and Merger Co. of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Devon or Merger Co.; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Devon or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Devon or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Devon or any of its Subsidiaries is a party, or by which Devon or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Devon or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    (b) Neither the execution and delivery by Devon or Merger Co. of this Agreement, the execution and delivery by Devon of the Stock Option Agreements nor the consummation by Devon or Merger Co. of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Devon Common Stock to be issued in the Merger on the AMEX and the listing of the Devon Common Stock upon exercise of the option granted to Santa Fe Snyder pursuant to the applicable Stock Option Agreement under the rules of the AMEX, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Merger or otherwise prevent Devon from performing its obligations under this Agreement and would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    (c) Other than as contemplated by Section 5.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Devon's material contracts or leases or for Devon to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from Devon or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Devon or any of its Subsidiaries under any Devon Plan (as defined in Section 5.11) or otherwise; (ii) materially increase any benefits otherwise payable under any Devon Plan or otherwise; or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

    Section 5.7 SEC DOCUMENTS. Devon has made available to Santa Fe Snyder each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Devon with the SEC since January 1, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Devon Reports"), and Devon has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Devon Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Devon Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Devon and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Devon Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Devon and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1999, neither Devon nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations disclosed in the Devon Reports or which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    Section 5.8 LITIGATION. There are no actions, suits or proceedings pending against Devon or any of its Subsidiaries or, to Devon's knowledge, threatened against Devon or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Devon Material Adverse

Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Devon or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Devon Material Adverse Effect.

    Section 5.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, there has not been (i) an event that would have a Devon Material Adverse Effect; (ii) any material change by Devon or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any material damage, destruction, or loss to the business or properties of Devon and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Devon, or any direct or indirect redemption, purchase or any other acquisition by Devon of any such stock (except for, and provided that, Devon may continue to pay or cause to be paid, dividends upon the shares of Devon Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter);
(v) any change in the capital stock or in the number of shares or classes of Devon's authorized or outstanding capital stock (other than as a result of exercises of options to purchase Devon Common Stock outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) any other event or condition known to Devon particularly pertaining to and adversely affecting the operations, assets or business of Devon or any of its Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute, individually or in the aggregate, a Devon Material Adverse Effect.

    Section 5.10  TAXES.

    (a) Each of Devon, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a Devon Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by Devon or a Subsidiary of Devon and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    (b) (i) The federal income tax returns of Devon and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Devon and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Devon Reports; (iii) as of the date hereof, neither Devon nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of Devon or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Devon nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, individually or in the aggregate, a Devon Material Adverse Effect; (v) there are no tax liens on any assets of Devon or its Subsidiaries except for taxes not yet currently due, with respect to matters being contested by Devon in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected, individually or in the aggregate, to result in a

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Devon Material Adverse Effect; and (vi) neither Devon nor any of its
Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

    Section 5.11 EMPLOYEE BENEFIT PLANS. For purposes of this Section 5.11, Devon Subsidiaries shall include any enterprise which, with Devon, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code. All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of Devon and Devon Subsidiaries which provide material benefits to such employees are listed in the Devon Disclosure Letter (the "Devon Plans"). Devon has made available to Santa Fe Snyder true, complete and correct copies of each Devon Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Devon Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof,
(c) each Devon Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect or cause the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Devon Plans comply, in all material respects, with the requirements of ERISA, the Code and any other applicable tax act and other laws, and any Devon Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no Devon Plan is covered by Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the Devon Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Devon Plan activities) has been brought against or with respect to any Devon Plan; (g) all material contributions, reserves or premium payments required to be made as of the date hereof to the Devon Plans have been made or provided for;
(h) neither Devon nor any Devon Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Devon, any Devon Subsidiary or any entity which is considered one employer with Devon under Section 4001 of ERISA;
(i) neither Devon nor any Devon Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of Section
4001(a)(3) of ERISA; and (j) neither Devon nor any Devon Subsidiary has any material obligations for retiree health and life benefits under any Devon Plan.

    Section 5.12  LABOR MATTERS.

    (a) Neither Devon nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

    (b) Neither Devon nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have, individually or in the aggregate, a Devon Material Adverse Effect.

    (c) To Devon's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Devon or any of its Subsidiaries, except for those the formation of which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

    Section 5.13 ENVIRONMENTAL MATTERS. Except as would not have, individually or in the aggregate, a Devon Material Adverse Effect:

    (a) there are not any present or, to the knowledge of Devon, past conditions or circumstances that interfere with the conduct of the business of Devon and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

    (b) there are not any present or, to the knowledge of Devon, past conditions or circumstances at, or arising out of, any current or, to the knowledge of Devon, former businesses, assets or properties of Devon or any Subsidiary of Devon, including but not limited to, on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to:
(i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

    (c) neither Devon nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

    (d) Devon and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

    (e) Devon does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of Devon's or its Subsidiaries' assets for their current purposes and uses.

    Section 5.14 INTELLECTUAL PROPERTY. Devon and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Devon Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Devon Material Adverse Effect. Except in the ordinary course of business, neither Devon nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of Devon's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Devon Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Devon or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Devon Material Adverse Effect.

    Section 5.15 TITLE TO PROPERTIES. Except for goods and other property sold, used or otherwise disposed of since December 31, 1999 in the ordinary course of business for fair value, Devon has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1999 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Devon as of December 31, 1999; (b) Liens for current taxes not yet due and payable and
(c) such imperfections of title, easements and Liens as would not have, individually or in the aggregate, a Devon Material Adverse Effect. All leases and other agreements pursuant to which Devon or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which, with notice or lapse of time, or both, would constitute a default by Devon or any of its Subsidiaries which, individually or in the aggregate, would have a Devon Material Adverse Effect and in respect to which Devon or any of its Subsidiaries has not taken adequate steps to prevent a default from occurring. All major items of operating equipment of Devon and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing, Devon's interest in production of hydrocarbons from each well, unit or property described in the reports of (i) LaRoche Petroleum Consultants, Ltd. dated January 25, 2000, (ii) Paddock Lindstrom & Associates, Ltd. dated January 19, 2000, (iii) Ryder Scott Company dated February 18, 2000 and (iv) Devon dated January 4, 2000 and delivered to Santa Fe Snyder (after deducting all applicable royalties, overriding royalties and other payments out of production) is not materially less than the interest shown under the heading "Net Revenue Interest" for such well, unit or property, and Devon's share of exploration, development and operation costs for each such well, unit or property is not materially greater than the percentage shown under the heading "Working Interest" for such well, unit or property. Devon has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, Devon is neither underproduced nor overproduced under gas balancing or similar arrangements.

    Section 5.16 INSURANCE. Devon and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

    Section 5.17 NO BROKERS. Devon has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Devon, Merger Co. or Santa Fe Snyder to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Devon has retained Morgan Stanley Dean Witter to prepare the opinion as set forth in Section 5.18, the arrangements with which have been disclosed in writing to Santa Fe Snyder prior to the date hereof.

    Section 5.18 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Devon has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Santa Fe Snyder Exchange Ratio is fair, from a financial point of view, to Devon; it being understood and acknowledged by Santa Fe Snyder that such opinion has been rendered for the benefit of the Board of Directors of Devon, and is not intended to, and may not, be relied upon by Santa Fe Snyder, its affiliates or their respective Subsidiaries.

    Section 5.19 SANTA FE SNYDER STOCK OWNERSHIP. Neither Devon nor any of its Subsidiaries owns any shares of capital stock of Santa Fe Snyder or any other securities convertible into or otherwise exercisable to acquire capital stock of Santa Fe Snyder.

    Section 5.20 ACCOUNTING AND REORGANIZATION MATTERS. Each of Devon and Merger Co. intends that the Merger be accounted for as a Pooling of Interests. To the best of its knowledge, neither Devon nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for Pooling of Interests accounting treatment or (ii) as a 368(a) Reorganization.

    Section 5.21 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Devon Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Devon Special Voting Share voting for the Northstar Exchangeable Shares as provided in Devon's charter, represented in person or by proxy at a meeting at which quorum is present is the only vote of the holders of any class or series of Devon capital stock necessary to approve this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, if a proposal to amend Devon's Certificate of Incorporation is presented at the meeting for approval pursuant to Section 2.1 hereof, the affirmative vote of the holders of a majority of the outstanding shares of Devon Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Devon Special Voting Share voting for the Northstar Exchangeable Shares as provided in Devon's charter, will be required for approval.

    Section 5.22 DEVON RIGHTS AGREEMENT. Devon has taken all required action under the Devon Rights Agreement so that none of the execution and delivery of this Agreement or the Stock Option Agreements, the issuance of shares of Devon Common Stock upon exercise of the option granted to Santa Fe Snyder pursuant to the applicable Stock Option Agreement, and the consummation of the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, will cause (i) the Devon Rights to become exercisable under the Devon Rights Agreement, (ii) Santa Fe Snyder or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Devon Rights Agreement), (iii) any such event to be an event described in Section 7(e) or 13 of the Devon Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the Devon Rights Agreement) to occur upon any such event. Devon has delivered to Santa Fe Snyder a true and complete copy of the Devon Rights Agreement, as amended to date.

    Section 5.23 CERTAIN APPROVALS. Devon's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of Section 203 of the DGCL.

    Section 5.24 CERTAIN CONTRACTS. Neither Devon nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Devon and its Subsidiaries, taken as a whole, or Santa Fe Snyder and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except in each case for any such agreements or obligations which would not have, individually or in the aggregate, a Devon Material Adverse Effect.

                                   ARTICLE 6
                                   COVENANTS

    Section 6.1 CONDUCT OF BUSINESSES. Prior to the Effective Time, except as set forth in the Devon Disclosure Letter or Santa Fe Snyder Disclosure Letter or as expressly contemplated by any other provision of this Agreement including
Schedule 6.14, or the Stock Option Agreements, unless Devon or Santa Fe Snyder, respectively, has consented in writing thereto, each of Santa Fe Snyder and
Devon:

    (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, such Subsidiaries may be reorganized or combined in any manner so long as the reorganization or combination would not have a Material Adverse Effect;

    (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (c) shall not amend its certificate of incorporation or bylaws;

    (d) shall promptly notify the other of any material change in its financial condition or business or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

    (e) shall promptly deliver or otherwise make available to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (f) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, or referred to in clause (ii) below and disclosed pursuant to this Agreement or in connection with transactions permitted by Section 6.1(i), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except (x) the grant of options to new employees consistent with past practice in an amount not to exceed 100,000 shares of Santa Fe Snyder Common Stock, in the case of Santa Fe Snyder, and 100,000 shares of Devon Common Stock, in the case of Devon, or pursuant to contractual commitments existing on the date of this Agreement; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

    (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or
(ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except that Devon may continue to pay or cause to be paid, dividends upon (A) the shares of Devon Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter and (B) the shares of Devon Preferred Stock at a rate not greater than $1.6225 per share in any quarter;

    (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to Santa Fe Snyder or Devon, as the case may be, individually or in the aggregate, except in the ordinary course of business;

    (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Devon Disclosure Letter or Santa Fe Snyder Disclosure Letter, as the case may be, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case (i) for an aggregate consideration for all such acquisitions in excess of $3 million (excluding acquisitions approved in writing by Devon and Santa Fe Snyder) and
(ii) where a filing under the HSR Act is required, except where Devon and Santa Fe Snyder have agreed in writing that such action is not likely to (x) have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement or (y) delay materially the Effective Time;

    (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

    (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect Devon or Santa Fe Snyder, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect Devon or Santa Fe Snyder or (iii) change in any material respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect Devon or Santa Fe Snyder;

    (m) shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except (x) under existing credit lines, (y) refinancings of existing debt and (z) other immaterial borrowings that, in the case of (x), (y) or (z), permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others,
(ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of Devon or Santa Fe Snyder or any of their Subsidiaries in connection with any indebtedness thereof, or (iii) make or commit to make aggregate capital expenditures in excess of $3 million over the fiscal 2000 capital expenditures budget disclosed in reasonable detail on the Devon Disclosure Letter or Santa Fe Snyder Disclosure Letter, as the case may be;

    (n) shall not purchase any shares of Devon Common Stock or Santa Fe Snyder Common Stock;

    (o) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;

    (p) subject to Section 6.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

    (q) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

    (r) shall not enter into or amend any agreement with any holder of shares of Devon Common Stock or Santa Fe Snyder Common Stock with respect to holding, voting or disposing of shares;

    (s) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Santa Fe Snyder Plans or Devon Plans;

    (t) undertakes and agrees to use its best commercial efforts to cause the Merger to qualify as a 368(a) Reorganization, and to be accounted for as a Pooling of Interests, and that it will not intentionally take any action that would cause the Merger to fail to so qualify or fail to be accounted for as a Pooling of Interests; and

    (u) shall not enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements with respect to its oil production and more than 10% of its budgeted gas production for the year 2000, and, in any event, for a term longer than 12 months.

    Section 6.2  NO SOLICITATION BY SANTA FE SNYDER.

    (a) Santa Fe Snyder agrees that it and its Subsidiaries will not knowingly (and it will not permit their officers, directors, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Santa Fe Snyder, or any acquisition of 15% or more of the capital stock (other than upon exercise of Santa Fe Snyder Options that are outstanding as of the date hereof) or 30% or more of the assets of Santa Fe Snyder and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Santa Fe Snyder Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Santa Fe Snyder Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; PROVIDED THAT, subject to Section 6.4(b), nothing contained in this Agreement shall prevent Santa Fe Snyder or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Santa Fe Snyder Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement entered into between Santa Fe Snyder and Devon) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Santa Fe Snyder Acquisition Proposal with respect to the outstanding Santa Fe Snyder Common Stock or the assets of Santa Fe Snyder that, in the good faith judgment of Santa Fe Snyder's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "Santa Fe Snyder Superior Proposal"), if the Board of Directors of Santa Fe Snyder, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

    (b) Santa Fe Snyder will promptly notify Devon of any requests referred to in Section 6.2(a) for information or the receipt of any Santa Fe Snyder Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Santa Fe Snyder Acquisition Proposal, and the material terms and conditions of any Santa Fe Snyder Acquisition Proposal, and shall keep Devon informed on a timely basis of any material changes with respect thereto. Prior to taking any action referred to in the PROVISO of Section 6.2(a), if Santa Fe Snyder intends to participate in any such discussions or negotiations or provide any such information to any such third party, Santa Fe Snyder shall give prompt prior notice to Devon of each such action.

    (c) Nothing in this Section 6.2 shall permit Santa Fe Snyder to enter into any agreement with respect to a Santa Fe Snyder Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, Santa Fe Snyder shall not enter into any agreement with any person that provides for, or in any way facilitates, a Santa Fe Snyder Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

    (d) For purposes hereof, the "Cutoff Date" means the date the conditions set forth in Section 7.1(a) are satisfied.

    Section 6.3  NO SOLICITATION BY DEVON.

    (a) Devon agrees that it and its Subsidiaries will not knowingly (and it will not permit their officers, directors, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Devon, or any acquisition of 15% or more of the capital stock (other than upon exercise of Devon Options that are outstanding as of the date hereof) or 30% or more of the assets of Devon and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Devon Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Devon Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; PROVIDED that, subject to Section 6.4(b), nothing contained in this Agreement shall prevent Devon or its Board of Directors from
(A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Devon Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement entered into between Santa Fe Snyder and Devon) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Devon Acquisition Proposal with respect to the outstanding Devon Common Stock or the assets of Devon that, in the good faith judgment of Devon's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "Devon Superior Proposal"), if the Board of Directors of Devon, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

    (b) Devon will promptly notify Santa Fe Snyder of any requests referred to in Section 6.3(a) for information or the receipt of any Devon Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Devon Acquisition Proposal, and the material terms and conditions of any Devon Acquisition Proposal, and shall keep Santa Fe Snyder informed on a timely basis of any material changes with respect thereto. Prior to taking any action referred to in the PROVISO of Section 6.3(a), if Devon intends to participate in any such discussions or negotiations or provide any such information to any such third party, Devon shall give prompt prior notice to Santa Fe Snyder of each such action.

    (c) Nothing in this Section 6.3 shall permit Devon to enter into any agreement with respect to a Devon Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, Devon shall not enter into any agreement with any person that provides for, or in any way facilitates, a Devon Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

    Section 6.4  MEETINGS OF STOCKHOLDERS.

    (a) Each of Devon and Santa Fe Snyder will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger, and in the case of Devon, if necessary pursuant to Section 2.1 hereof, an amendment to Devon's Certificate of Incorporation. Santa Fe Snyder and Devon shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable commercial efforts to hold such meetings on the same day.

    (b) Santa Fe Snyder and Devon, through their respective Boards of Directors, shall recommend approval of such matters; provided that the Board of Directors of Santa Fe Snyder or the Board of

Directors of Devon may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if and only if, after receipt of a Santa Fe Snyder Superior Proposal or a Devon Superior Proposal, as the case may be, in the opinion of such Board of Directors after consultation with its counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

    Section 6.5  FILINGS; REASONABLE BEST EFFORTS.

    (a) Subject to the terms and conditions herein provided, Santa Fe Snyder and Devon shall:

        (i) promptly (but in not more than 20 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

        (ii) use their reasonable commercial efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

       (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

        (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

        (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

        (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

    (b) Without limiting Section 6.5(a), Devon and Santa Fe Snyder shall:

        (i) each use its reasonable commercial efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

        (ii) each use reasonable commercial efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation).

    Section 6.6 INSPECTION. From the date hereof to the Effective Time, each of Santa Fe Snyder and Devon shall allow all designated officers, attorneys, accountants and other representatives of Devon or Santa Fe Snyder, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Devon and Santa Fe Snyder and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Devon and Santa Fe Snyder agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

    Section 6.7 PUBLICITY. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable commercial best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

    Section 6.8  REGISTRATION STATEMENT.

    (a) Each of Devon and Santa Fe Snyder shall cooperate and promptly prepare and Devon shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), with respect to the Devon Common Stock issuable in the Merger. A portion of the Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Devon and of Santa Fe Snyder in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Devon shall use its reasonable commercial efforts, and Santa Fe Snyder will cooperate with Devon, to have the Registration Statement declared effective by the SEC as promptly as practicable. Devon shall use its reasonable commercial efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Devon will advise Santa Fe Snyder, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Devon Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (b) Each of Devon and Santa Fe Snyder will use its reasonable commercial efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

    (c) Each of Devon and Santa Fe Snyder agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Devon and of Santa Fe Snyder, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 6.9 LISTING APPLICATION. Devon shall use its reasonable commercial efforts to cause the Devon Common Stock to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time, subject to official notice of issuance. Devon shall promptly prepare and submit to the AMEX a supplemental listing application covering the shares of Devon Common Stock issuable in the Merger.

    Section 6.10  LETTERS OF ACCOUNTANTS.

    (a) If requested to do so by Devon, Santa Fe Snyder shall use its reasonable commercial efforts to cause to be delivered to Devon "comfort" letters of PricewaterhouseCoopers LLP, Santa Fe Snyder's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Devon with regard to certain financial information regarding Santa Fe Snyder included in the Registration Statement, in form reasonably satisfactory to Devon and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (b) If requested to do so by Santa Fe Snyder, Devon shall use its reasonable commercial efforts to cause to be delivered to Santa Fe Snyder "comfort" letters of KPMG LLP, Devon's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Santa Fe Snyder, with regard to certain financial information regarding Devon included in the Registration Statement, in form reasonably satisfactory to Santa Fe Snyder and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (c) Santa Fe Snyder shall use its reasonable commercial efforts to cause to be delivered to it, immediately prior to the Effective Time, from PricewaterhouseCoopers LLP, Santa Fe Snyder's independent public accountants, an opinion in form and substance acceptable to Santa Fe Snyder that the Merger should be accounted for as a Pooling of Interests (the "PricewaterhouseCoopers Opinion").

    (d) Devon shall use its reasonable commercial efforts to cause to be delivered to it, immediately prior to the Effective Time, from KPMG LLP, Devon's independent public accountants, an opinion in form and substance acceptable to Devon that the Merger should be accounted for as a Pooling of Interests (the "KPMG Opinion").

    Section 6.11  AGREEMENTS OF AFFILIATES.

    (a) Prior to the Effective Time, Santa Fe Snyder shall cause to be prepared and delivered to Devon a list identifying all persons who, at the time of the meeting or the meeting of Santa Fe Snyder's stockholders pursuant to Section 6.4, Santa Fe Snyder believes may be deemed to be "affiliates" of Santa Fe Snyder, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Devon shall be entitled to place restrictive legends on any shares of Devon Common Stock received by such Rule 145 Affiliates. Santa Fe Snyder shall use its reasonable commercial efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Devon, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Devon Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

    (b) At or prior to a date 45 days prior to the Effective Time, Santa Fe Snyder and Devon shall each cause to be prepared and delivered to the other a list identifying all persons Santa Fe Snyder and Devon believe may be deemed to be their "affiliates" as that term is used in Section E of Topic 2 of the staff accounting bulletin series (the "Pooling Affiliates"). Santa Fe Snyder and Devon shall use their reasonable commercial efforts to cause each person who is identified as their Pooling Affiliates to deliver to the other party, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Pooling Affiliates will not intentionally take any action that would cause the Merger to fail to be accounted for as a Pooling of Interests.

    Section 6.12 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 8.5.

    Section 6.13  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, Devon shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of Santa Fe Snyder (or any Subsidiary or division thereof) and each person who served at the request of Santa Fe Snyder as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Devon shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Devon, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Devon will cooperate in the defense of any such matter; PROVIDED, HOWEVER, Devon shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided FURTHER, that Devon shall not be obligated pursuant to this Section 6.13(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

    (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of Santa Fe Snyder and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

    (c) For a period of six years after the Effective Time, Devon shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the

Effective Time were covered by Santa Fe Snyder's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); PROVIDED, that after the Effective Time, Devon shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Devon prior to the date hereof (the amount of which premiums are set forth in the Devon Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

    (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of Santa Fe Snyder or any of its Subsidiaries, under the DGCL, or otherwise. The provisions of this Section 6.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    (e) In the event Devon or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Devon, as the case may be, shall assume the obligations set forth in this Section 6.13.

    Section 6.14 CERTAIN BENEFITS. Schedule 6.14 sets forth certain agreements of Devon and Santa Fe Snyder with respect to employee benefit matters.

    Section 6.15 REORGANIZATION. From and after the date hereof and until the Effective Time, none of Devon, Santa Fe Snyder or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Each of the parties shall use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 7.2(b) and 7.3(b).

    Following the Effective Time, Devon shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law).

    Section 6.16 RIGHTS AGREEMENT. Prior to the Effective Time, the Board of Directors of Devon shall take any action (including, if necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Effective Time) the Devon Rights Agreement) necessary so that none of the execution and delivery of this Agreement, the Stock Option Agreements, the issuance of Devon Common Stock upon exercise of the option granted to Santa Fe Snyder pursuant to the applicable Stock Option Agreement, the consummation of the Merger, or any other transaction contemplated hereby or by the Stock Option Agreements will cause (i) the Devon Rights to become exercisable under the Devon Rights Agreement, (ii) Santa Fe Snyder or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Devon Rights Agreement), (iii) any such event to be an event described in Section 13 of the Devon Rights Agreement or
(iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the Devon Rights Agreement) to occur upon any such event. Neither the Board of Directors of Devon nor Devon shall take any other action to terminate the Devon Rights Agreement, redeem the Devon Rights, cause any person not to be or become an "Acquiring Person" or otherwise amend the Devon Rights Agreement in a manner adverse to Santa Fe Snyder, unless otherwise ordered by a court of competent jurisdiction.

                                   ARTICLE 7
                                   CONDITIONS

    Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of holders of (i) a majority of the outstanding shares of Santa Fe Snyder Common Stock; and (ii) a majority of the outstanding shares of Devon Common Stock and the Northstar Exchangeable Shares voting as a single class with the Devon Special Voting Stock voting for the Northstar Exchangeable Shares as provided in Devon's charter.

    (b) The waiting period applicable to the consummation of the Merger shall have expired or been terminated under (i) the HSR Act and (ii) any mandatory waiting period under any applicable foreign competition or antitrust law or regulation where the failure to observe such waiting period referred to in this clause (ii) would have, individually or in the aggregate, a Devon Material Adverse Effect or a Santa Fe Snyder Material Adverse Effect.

    (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; PROVIDED, HOWEVER, that prior to invoking this condition, each party agrees to comply with Section 6.5, and with respect to other matters not covered by Section 6.5, to use its reasonable commercial efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

    (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect.

    (e) The shares of Devon Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the AMEX, subject to official notice of issuance.

    Section 7.2 CONDITIONS TO OBLIGATION OF SANTA FE SNYDER TO EFFECT THE MERGER. The obligation of Santa Fe Snyder to effect the Merger shall be subject to the fulfillment or prior to the Closing Date of the following conditions:

    (a) Devon shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Devon and Merger Co. contained in this Agreement and in any document delivered in connection herewith
(i) to the extent qualified by Devon Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Devon Material Adverse Effect or any other materiality qualification shall be true and correct so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a Devon Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Santa Fe Snyder shall have received a certificate of Devon, executed on its behalf by its President or a Senior Vice President of Devon, dated the Closing Date, certifying to such effect.

    (b) Santa Fe Snyder shall have received the opinion of Andrews & Kurth, L.L.P., counsel to Santa Fe Snyder, in form and substance reasonably satisfactory to Santa Fe Snyder, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Devon, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Santa Fe Snyder or the stockholders of Santa Fe Snyder who exchange all of their Santa Fe Snyder Common Stock solely for Devon Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Devon Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Santa Fe Snyder, Merger Co. and Devon as to such matters as such counsel may reasonably request. The opinion referred to in this Section
7.2(b) shall not be waivable after receipt of the affirmative vote of stockholders referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

    (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, individually or in the aggregate with all such events or occurrences, that have had or is likely to have a Devon Material Adverse Effect.

    Section 7.3 CONDITIONS TO OBLIGATION OF DEVON TO EFFECT THE MERGER. The obligations of Devon and Devon Production to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) Santa Fe Snyder shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Santa Fe Snyder contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Santa Fe Snyder Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Santa Fe Snyder Material Adverse Effect or any other materiality qualification shall be true and correct so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a Santa Fe Snyder Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Devon shall have received a certificate of Santa Fe Snyder, executed on its behalf by its President or a Vice President of Santa Fe Snyder, dated the Closing Date, certifying to such effect.

    (b) Devon shall have received the opinion of McAfee & Taft A Professional Corporation, counsel to Devon, in form and substance reasonably satisfactory to Devon, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Santa Fe Snyder, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Devon. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Santa Fe Snyder, Merger Co. and Devon as to such matters as such counsel may reasonably request. The opinion referred to in this Section
7.3(b) shall not be waivable after receipt of the affirmative vote of stockholders referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

    (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, individually or the in aggregate, with all such events or occurrences that have had or is likely to have a Santa Fe Snyder Material Adverse Effect.

                                   ARTICLE 8
                                  TERMINATION

    Section 8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Santa Fe Snyder and Devon.

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
    Section 8.2 TERMINATION BY DEVON OR SANTA FE SNYDER. This Agreement may be terminated by action of the Board of Directors of Devon or of Santa Fe Snyder if:

    (a) the Merger shall not have been consummated by December 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

    (b) a meeting (including adjournments and postponements) of Santa Fe Snyder's stockholders for the purpose of obtaining the approval required by
Section 7.1(a)(i) shall have been held and such stockholder approval shall not have been obtained; or

    (c) a meeting (including adjournments and postponements) of Devon's stockholders for the purpose of obtaining the approval required by Section 7.1(a)(ii) shall have been held and such stockholder approval shall not have been obtained; or

    (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 6.5 and with respect to other matters not covered by Section 6.5 shall have used its reasonable commercial efforts to remove such injunction, order or decree.

    Section 8.3 TERMINATION BY SANTA FE SNYDER. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of Santa Fe Snyder after consultation with its legal advisors, if:

    (a) the Board of Directors of Santa Fe Snyder determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a Santa Fe Snyder Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; PROVIDED that Santa Fe Snyder may not effect such termination pursuant to this Section 8.3(a) unless and until (i) Devon receives at least three business days' prior written notice from Santa Fe Snyder of its intention to effect such termination pursuant to this Section 8.3(a);
(ii) during such week, Santa Fe Snyder shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Devon may propose; and PROVIDED, FURTHER, that any termination of this Agreement pursuant to this Section 8.3(a) shall not be effective until Santa Fe Snyder has made the $103,000,000 payment required by
Section 8.5(a)(i); or

    (b) (i) there has been a breach by Devon or Merger Co. of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Devon or Merger Co. shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Devon by Santa Fe Snyder; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Santa Fe Snyder if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3(a) shall not be satisfied; or

    (c) the Board of Directors of Devon shall have withdrawn or materially modified, in a manner adverse to Santa Fe Snyder, its approval or recommendation of the Merger or recommended a Devon Acquisition Proposal, or resolved to do so.

    Section 8.4 TERMINATION BY DEVON. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Devon after consultation with its legal advisors, if:

    (a) the Board of Directors of Devon determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a Devon Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; PROVIDED that Devon may not effect such termination pursuant to this Section 8.4(a) unless and until (i) Santa Fe Snyder receives at least three business days' prior written notice from Devon of its intention to effect such termination pursuant to this Section 8.4(a); (ii) during such week, Devon shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Santa Fe Snyder may propose; and PROVIDED, FURTHER, that any termination of this Agreement pursuant to this Section 8.4(a) shall not be effective until Devon has made the $103,000,000 payment required by Section 8.5(b)(i); or

    (b) (i) there has been a breach by Santa Fe Snyder of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of Santa Fe Snyder shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Devon to Santa Fe Snyder; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to Devon if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2(a) shall not be satisfied; or

    (c) the Board of Directors of Santa Fe Snyder shall have withdrawn or materially modified, in a manner adverse to Devon, its approval or recommendation of the Merger or recommended approval of a Santa Fe Snyder Acquisition Proposal, or resolved to do so.

    Section 8.5  EFFECT OF TERMINATION.

    (a) If this Agreement is terminated

        (i) by Santa Fe Snyder pursuant to Section 8.3(a); or

        (ii) after the public announcement of a Santa Fe Snyder Acquisition Proposal, by Santa Fe Snyder or Devon pursuant to Section 8.2(b); or

       (iii) after the public announcement, or receipt by Santa Fe Snyder's Board of Directors of a Santa Fe Snyder Acquisition Proposal, by Devon pursuant to Section 8.4(c);

then Santa Fe Snyder shall pay Devon the Santa Fe Snyder Termination Amount (subject to reduction pursuant to Section 6 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by Devon. The term "Santa Fe Snyder Termination Amount" shall mean, in the case of termination pursuant to clause (i) or clause (iii) of the preceding sentence, $103,000,000 or, in the case of termination pursuant to clause (ii) of the preceding sentence, "Santa Fe Snyder Termination Amount" shall mean $46,350,000 plus, if (x) Santa Fe Snyder executes and delivers an agreement with respect to any Santa Fe Snyder Acquisition or (y) a Santa Fe Snyder Acquisition is consummated, in any such case, within 12 months from the date of termination pursuant to clause (ii), an additional $56,650,000 (which additional amount shall be paid promptly by wire transfer to an account designated by Devon). If the Board of Directors of Santa Fe Snyder recommends the acceptance by the stockholders of Santa Fe Snyder of a third-party tender or exchange offer for Santa Fe Snyder Common Stock, such recommendation shall be treated for purposes of this paragraph as though an agreement with respect to a Santa Fe Snyder Acquisition had been executed and delivered. For purposes hereof, "Santa Fe Snyder Acquisition" means (i) a consolidation, exchange of shares or merger of Santa Fe Snyder with any person, other than Devon or one of its Subsidiaries or any of Santa Fe Snyder's Subsidiaries, and, in the case of a merger, in which Santa Fe Snyder shall not be the continuing or surviving corporation, (ii) a merger of Santa Fe Snyder with a person, other than Devon or one of its Subsidiaries or any of Santa Fe Snyder's Subsidiaries, in which Santa Fe Snyder shall be the continuing or surviving corporation but the then outstanding shares of Santa Fe Snyder Common Stock shall be changed into or exchanged for stock or other securities of Santa Fe Snyder or any other person or cash or any other property or the shares of Santa Fe Snyder Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Santa Fe Snyder outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Santa Fe Snyder by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Santa Fe Snyder to any person, other than Devon or one of its Subsidiaries or any of Santa Fe Snyder's Subsidiaries. Santa Fe Snyder acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Devon would not enter into this Agreement; accordingly, if Santa Fe Snyder fails promptly to pay any amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Devon commences a suit which results in a judgment against Santa Fe Snyder for the payment set forth in this Section 8.5(a), Santa Fe Snyder shall pay to Devon its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Santa Fe Snyder Termination Amount from each date for payment until the date of such payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus two percent (2%).

    (b) If this Agreement is terminated

        (i) by Devon pursuant to Section 8.4(a); or

        (ii) after the public announcement of a Devon Acquisition Proposal, by Santa Fe Snyder or Devon pursuant to Section 8.2(c); or

       (iii) after the public announcement or receipt by Devon's Board of Directors of a Devon Acquisition Proposal, by Santa Fe Snyder pursuant to
    Section 8.3(c);

then Devon shall pay Santa Fe Snyder the Devon Termination Amount (subject to reduction pursuant to Section 6 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by Santa Fe Snyder. The term "Devon Termination Amount" shall mean, in the case of termination pursuant to clause (i) or clause (iii) of the preceding sentence, $103,000,000 or, in the case of termination pursuant to clause (ii) of the preceding sentence, "Devon Termination Amount" shall mean $46,350,000 plus, if
(x) Devon executes and delivers an agreement with respect to any Devon Acquisition or (y) a Devon Acquisition is consummated, in any such case, within 12 months from the date of termination pursuant to clause (ii), an additional $56,650,000 (which additional amount shall be paid promptly by wire transfer to an account designated by Santa Fe Snyder). If the Board of Directors of Devon recommends the acceptance by the stockholders of Devon of a third party tender or exchange offer for the Devon Common Stock, such recommendation shall be treated for purposes of this paragraph as though an agreement with respect to a Devon Acquisition had been executed and delivered. For purposes hereof, "Devon Acquisition" means (i) a consolidation, exchange of shares or merger of Devon with any person, other than Santa Fe Snyder or one of its Subsidiaries or any of Devon's Subsidiaries, and, in the case of a merger, in which Devon shall not be the continuing or surviving corporation, (ii) a merger of Devon with a person, other than Santa Fe Snyder or one of its Subsidiaries or any of Devon's Subsidiaries, in which Devon shall be the continuing or surviving corporation but the then outstanding shares of Devon Common Stock shall be changed into or exchanged for stock or other securities of Devon or any other person or cash or any other property or the shares of Devon Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Devon outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Devon by any person (as such term is used. under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Devon to any person, other than Santa Fe Snyder or one of its Subsidiaries or any of Devon's Subsidiaries. Devon acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Santa Fe Snyder would not enter into this Agreement; accordingly, if Devon fails promptly to pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Santa Fe Snyder commences a suit which results in a judgment against Devon for the payment set forth in this Section 8.5(b), Devon shall pay to Santa Fe Snyder its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the Devon Termination Amount from each date for payment until the date of such payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus two percent (2%).

    (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5 and Section 6.12 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.12, 9.13 and 9.14, PROVIDED that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

    Section 8.6 EXTENSION; WAIVER. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9
                               GENERAL PROVISIONS

    Section 9.1  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; PROVIDED, HOWEVER, that the agreements contained in
Article 2, Article 3 and in Sections 6.11, 6.12, 6.13, 6.14, 6.15 and this
Article 9 and the agreements delivered pursuant to this Agreement shall survive the Merger.

    Section 9.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    (a) if to Devon or Merger Co.:

                       Devon Energy Corporation
                       20 North Broadway, Suite 1500
                       Oklahoma City, Oklahoma 73102
                       Telephone: (405)
                       Facsimile: (405) 552-4550
                       Attn: J. Larry Nichols

                       with a copy to:

                       McAfee & Taft A Professional Corporation
                       10th Floor, Two Leadership Square
                       211 North Robinson
                       Oklahoma City, Oklahoma 73102-7103
                       Facsimile: (405) 235-0439
                       Attn: Gary F. Fuller

    (b) if to Santa Fe Snyder:

                       Santa Fe Snyder Corporation
                       840 Gessner, Suite 1400
                       Houston, Texas 77024
                       Facsimile: (713) 507-5341
                       Attn: James L. Payne

                       with a copy to:

                       Andrews & Kurth L.L.P.
                       4200 Chase Tower
                       600 Travis
                       Houston, Texas 77002
                       Facsimile: (713) 220-4285
                       Attn: G. Michael O'Leary

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    Section 9.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 3 and Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    Section 9.4 ENTIRE AGREEMENT. This Agreement, the Stock Option Agreements, the exhibits to this Agreement, the Santa Fe Snyder Disclosure Letter, the Devon Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    Section 9.5 AMENDMENTS. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Santa Fe Snyder or Devon, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. Each of Santa Fe Snyder and Devon hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

    Section 9.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    Section 9.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

    Section 9.9  INTERPRETATION.  In this Agreement:

    (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of Santa Fe Snyder or Devon, as the case may be, shall mean the actual knowledge of its executive officers.

    (c) "Material Adverse Effect" with respect to Santa Fe Snyder or Devon shall mean a material adverse effect on or change in (a) the business or financial condition of a party and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the oil and gas industry or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing. "Santa Fe Snyder Material Adverse Effect" and "Devon Material Adverse Effect" mean a Material Adverse Effect with respect to Santa Fe Snyder and Devon, respectively.

    Section 9.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    Section 9.11 INCORPORATION OF EXHIBITS. The Santa Fe Snyder Disclosure Letter, the Devon Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    Section 9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 9.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.14 OBLIGATION OF MERGER CO. Whenever this Agreement requires Merger Co. (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Devon to cause Merger Co. to take such action and a guarantee of the performance thereof.

    Section 9.15 SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                           [SIGNATURE PAGE TO FOLLOW]

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                       DEVON ENERGY CORPORATION

                                                       By:  /s/ J. LARRY NICHOLS
                                                            -----------------------------------------
                                                            Name: J. Larry Nichols
                                                            Title: President and Chief Executive
                                                            Officer

                                                       DEVON MERGER CO.

                                                       By:  /s/ DUKE R. LIGON
                                                            -----------------------------------------
                                                            Name: Duke R. Ligon
                                                            Title: Vice President

                                                       SANTA FE SNYDER CORPORATION

                                                       By:  /s/ JAMES L. PAYNE
                                                            -----------------------------------------
                                                            Name: James L. Payne
                                                            Title: Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                   SCHEDULE 6.14

                           EMPLOYEE MATTERS AGREEMENT

    THIS EMPLOYEE MATTERS AGREEMENT ("Agreement"), dated as of May 25, 2000, is among Devon Energy Corporation, a Delaware corporation ("Devon"), Devon Merger Co., a Delaware corporation ("Sub"), and Santa Fe Snyder Corporation, a Delaware corporation ("SFS").

                                   RECITALS:

    WHEREAS, pursuant to the Agreement and Plan of Merger by and among Devon, Sub and SFS dated as of May 25, 2000 ("Merger Agreement") SFS will become a wholly owned subsidiary of Devon;

    NOW, THEREFORE, the parties hereto agree as follows:

    Section 1.  SEVERANCE PLANS.

    The Santa Fe Snyder Corporation Severance Program and the Santa Fe Snyder Corporation 2000 Severance Program (the "Severance Programs") will be assumed by Devon and continued for 24 months following the Effective Time (as defined in the Merger Agreement), provided, however, Devon reserves the right to amend or modify the Severance Programs in accordance with their terms.

    Section 2.  QUALIFIED PENSION PLAN.

    For a 24-month period following the Effective Time, any employee or former employee who prior to the Effective Time has elected or during the 24-month period following the Effective Time elects an extended payment period under a Severance Program, such extended severance period will be recognized for
(1) Years of Service, (2) Benefit Service purposes, (3) eligibility for early retirement, and (4) qualifying for the early retirement supplemental benefit (in an amount not less than as provided in the Santa Fe Snyder Corporation Retirement Income Plan ("RIP") immediately prior to the Effective Time) either under the terms of the RIP or under a separate or successor plan. Such person who has elected the extended severance payment period will, if otherwise eligible, earn benefits under the SFS Supplemental Executive Retirement Plan ("SERP"). Provided, no other benefits shall be accrued for any employee under the SFS SERP following the Effective Time. Notwithstanding anything to the contrary above the maximum extended payment period that will be recognized under the RIP and the SERP is 24 months from the Effective Time.

    Section 3.  RETIREE MEDICAL.

    (a) For a 24-month period following the Effective Time, Devon will provide coverage under a Devon retiree health plan.

    (b) Devon will or will cause the extended severance payment period (but not to exceed 24 months from the Effective Time) for any person who prior to the Effective Time or during the 24-month period following the Effective Time has elected or elects an extended severance payment period under the Severance Programs to be credited as service for eligibility to participate in the Devon retiree health program (or its successor). At the end of an elected extended severance period, the person shall be eligible to receive retiree health coverage if (i) Devon then maintains such a program and, (ii) at that time, the person meets the eligibility service and age requirements as in effect under the SFS retiree program immediately prior to the Effective Time.

    (c) No retiree medical benefits shall be provided past age 65 unless a former SFS employee was eligible or otherwise receiving such benefits under the SFS retiree medical program at the Effective Time.

    Section 4.  EQUITY-BASED AWARDS.

    As of the Effective Time SFS optionees shall have their SFS stock option agreements replaced with a grant agreement substantially in the form attached hereto as Attachment A.

    Section 5.  ADDITIONAL MATTERS.

    (a) Devon shall credit the SFS employees with their service with SFS as of the Effective Time for vesting purposes under Devon's retirement plan and 401(k) plan.

    (b) Corporate officers of SFS (as defined as currently Executive Vice Presidents and above) who continue with Devon shall participate in the Supplemental Retirement Income Plan of Devon Energy Corporation after the Effective Time, shall receive credit thereunder for all purposes, including benefit accrual and vesting, for their service with SFS or Snyder Oil Corporation as of the Effective Time, and shall have their benefit accrued under the Devon SERP "offset" by their accrued benefit under the SFS SERP and RIP (but only if the SFS SERP and RIP have not been merged into the Devon SERP and Devon defined benefit Plan, respectively), Severance Programs and Employment Agreements. In no event shall a former SFS employee's aggregate benefits under the Devon SERP and SFS SERP be less than his accrued benefit under the SFS SERP at the Effective Time. It is the intent of the parties that no duplication of benefits will occur under the Devon SERP and the SFS SERP.

    (c) Devon hereby agrees to assume the Employment Agreements between SFS and those employees listed on Schedule One and to perform all obligations of SFS thereunder as required by the terms of such Employment Agreements.

    (d) On the Effective Time James L. Payne shall become Vice Chairman of Devon. In addition, he shall be responsible for all international operations of Devon and its subsidiaries as an officer of Devon, reporting to the Chief Executive Officer of Devon. Further, Devon shall enter into a written agreement with Mr. Payne providing that if his employment is terminated prior to age 65, due to his death or disability or by Devon other than for cause, he shall be entitled to receive an immediate lump sum payment equal to the sum of his annual base salary and his maximum annual bonus.

    Section 6.  MISCELLANEOUS.

    (a) This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when both counterparts have been signed by each of the parties and delivered to the other parties.

    (b) Except as preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

    (c) Except as set forth in this Agreement, whether the transactions contemplated hereby are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    (e) The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

    (f) This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

    (g) This Agreement, together with the Merger Agreement, reflects the entire agreement between the parties concerning employee matters and supersedes all prior or contemporaneous oral or written understandings, statements, representations, or promises between the parties. This Agreement is signed by the parties without reliance upon any representations, commitments or understandings other than those set forth herein. The terms of this Agreement are contractual and not mere recitals. Actions to be taken by or with respect to an employee benefit plan in accordance with this Agreement shall constitute covenants by the employer-sponsor of the plan to cause such actions to be taken.

    (h) The parties hereto agree that each person who is a participant or beneficiary under one of the employee benefit plans covered by this Agreement is a third party beneficiary of the provisions of this Agreement as applicable to such person and his or her benefits under such plan.

    IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties, effective for all purposes as of the date of the Merger Agreement.

                                                       DEVON ENERGY CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       DEVON MERGER CO.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       SANTA FE SNYDER CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                                 ATTACHMENT A TO
                                                                   SCHEDULE 6.14

                      NONQUALIFIED STOCK OPTION AGREEMENT

    WHEREAS, pursuant to the Agreement and Plan of Merger by and among Devon Energy Corporation (the "Company"), Devon Merger Co. and Santa Fe Snyder
Corporation ("SFS") dated as of       , 2000, (the "Merger Agreement"), each
stock option exercisable for shares of SFS common stock ("SFS Option") will automatically convert into an option (a "Company Option") with respect to the common stock, par value $.01 per share, of the Company ("Company Stock") on the Effective Time (as defined in the Merger Agreement) of the merger of [Sub] into
SFS without any action on the part of       ("Optionee"); and

    WHEREAS, (i) the exercise price of the Company Option shall be determined by
dividing the exercise price of the applicable SFS Option by     and (ii) the
number of shares of Company Stock issuable upon exercise of the Company Option shall be determined by multiplying the number of shares issuable upon exercise
of the SFS Option by     ; and

    WHEREAS, the parties hereto wish to enter into this Agreement to evidence the automatic conversion of Optionee's SFS Option into a Company Option upon the Merger;

    NOW, THEREFORE, effective upon the Effective Time the parties hereby agree as follows:

    1.  COMPANY OPTION.  Optionee's SFS Option dated       is hereby assumed by
the Company and converted into a right and option to purchase all or any part of
an aggregate of     shares of Company Stock on the terms and conditions set
forth herein. This Company Option is not intended to constitute an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended.

    2.  EXERCISE PRICE.  The exercise price per share of Company stock to be
purchased pursuant to this Company Option shall be $      .

    3. VESTING OF COMPANY OPTION. This Company Option is 100% vested (exercisable) on and after the Effective Time.

    4. TERMS OF THE COMPANY OPTION. This Agreement is not intended to either enlarge or diminish any of Optionee's rights under the SFS Option as the same existed immediately prior to the Merger. Accordingly, all terms of the SFS Option and all rights of Optionee with respect to such option, which include the right to exercise the SFS Option during the 36-month period [FOR GRANTS MADE UNDER THE 2000 INCENTIVE STOCK COMPENSATION PLAN AND GRANTS MADE UNDER THE 1995 NONEXECUTIVE EMPLOYEE INCENTIVE STOCK PLAN AFTER JANUARY 1, 2000 -- "12-MONTH PERIOD" SHALL BE SUBSTITUTED FOR "36-MONTH PERIOD"] following Optionee's termination of employment or through the 10th anniversary of the date of grant of the SFS Option, whichever periods ends first, are hereby incorporated by reference in this Agreement and shall apply equally to this Company Option.

    5. NO RIGHT TO EMPLOYMENT. This assumption/conversion of the SFS Option into a Company Option shall not be construed as giving Optionee the right to be retained in the employ of, or in any consulting relationship to, the Company or any subsidiary of the Company. Further, the Company or any such subsidiary may at any time dismiss Optionee from its employment or discontinue any consulting relationship, free from any liability or any claim under this Agreement.

    6. NO RIGHTS AS SHAREHOLDER. Neither Optionee nor any holder or beneficiary of this Company Option shall have any rights as a shareholder with respect to any Company Stock to be distributed hereunder until he or she has become the holder of such Company Stock.

    7. NO FRACTIONAL SHARES. No fractional shares of Company Stock shall be issued or delivered pursuant to this Agreement ( shares shall be rounded to the nearest whole shares).

    8. WITHHOLDING OF TAX. To the extent the Company or its subsidiary is required to withhold any tax upon the exercise of this Company Option, Optionee shall deliver to the Company or the subsidiary at the time of such exercise such amount of money or, with the consent of the Company, shares of Company Stock as the Company may require to meet its withholding obligations under applicable tax laws or regulations.

    9. LAWS APPLICABLE TO CONSTRUCTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflict of laws.

    10. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

                                                       DEVON ENERGY CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       OPTIONEE

                               AMENDMENT NO. ONE
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                   DEVON ENERGY CORPORATION, DEVON MERGER CO.
                        AND SANTA FE SNYDER CORPORATION
                            DATED AS OF MAY 25, 2000
                           DATED AS OF JULY 11, 2000

                               AMENDMENT NO. ONE
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT NO. ONE TO AGREEMENT AND PLAN OF MERGER, dated as of
July 11, 2000 ("Amendment No. One"), amends the Agreement and Plan of Merger (the "Agreement") dated as of May 25, 2000 among Devon Energy Corporation, a Delaware corporation ("Devon"), Devon Merger Co., a Delaware corporation and direct and wholly-owned subsidiary of Devon ("Merger Co.") and Santa Fe Snyder Corporation, a Delaware corporation ("Santa Fe Snyder").

    1.  Section 7.1(a)(ii) is hereby amended to read in its entirety as follows:

       "(ii) a majority of the outstanding shares of Devon Common Stock and the Northstar Exchangeable Shares, voting as a single class with the Devon Special Voting Stock voting for the Northstar Exchangeable Shares as provided in Devon's charter, represented in person or by proxy at a meeting at which a quorum is present."

    2.  No further changes are made to the Agreement.

    IN WITNESS WHEREOF, the parties have executed this Amendment No. One and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                  DEVON ENERGY CORPORATION

                                                  By:  /s/ DUKE R. LIGON
                                                       ----------------------------------------------
                                                       Name: Duke R. Ligon
                                                       Title: Senior Vice President and General
                                                       Counsel

                                                  DEVON MERGER CO.

                                                  By:  /s/ DUKE R. LIGON
                                                       ----------------------------------------------
                                                       Name: Duke R. Ligon
                                                       Title: Vice President

                                                  SANTA FE SNYDER CORPORATION

                                                  By:  /s/ DAVE HICKS
                                                       ----------------------------------------------
                                                       Name: Dave Hicks
                                                       Title: Vice President--Law and General Counsel

                                                                         ANNEX B

MORGAN STANLEY DEAN WITTER

                                                      CHASE TOWER

                                                      600 TRAVIS, SUITE 3700

                                                      HOUSTON, TEXAS 77002

                                                      (713) 512-4400

                                  May 25, 2000

Board of Directors
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73103-8260

Members of the Board:

    We understand that Santa Fe Snyder Corporation ("Santa Fe" or the "Company"), Devon Energy Corporation ("Devon") and Devon Merger Co. propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated May 24, 2000 (the "Merger Agreement"), which provides for, among other things, Santa Fe becoming a wholly owned subsidiary of Devon (the "Merger"). Pursuant to the Merger, each share of common stock, par value $0.01 per share, of Santa Fe (the "Santa Fe Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, other than shares of Santa Fe Common Stock held in Santa Fe's treasury or owned by Devon or any wholly owned subsidiary of Devon or Santa Fe, will be converted into 0.220 shares (the "Exchange Ratio") of common stock, par value $0.10 per share, of Devon (the "Devon Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Devon.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and Devon, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve estimates, concerning the Company and Devon prepared by the managements of the Company and Devon, respectively;

   (iii) reviewed certain financial forecasts prepared by the managements of the Company and Devon, respectively;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

    (v) discussed the past and current operations and financial condition and the prospects of Devon, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Devon;

    (vi) reviewed the pro forma impact of the Merger on Devon's earnings per share, cash flow, oil and gas reserves and production, consolidated capitalization and financial ratios;

   (vii) reviewed the reported prices and trading activity for the Santa Fe Common Stock and the Devon Common Stock;

  (viii) compared the financial performance of the Company and Devon and the prices and trading activity of the Santa Fe Common Stock and Devon Common Stock with that of certain other publicly-traded companies, comparable with the Company and Devon, respectively, and their securities;

    (ix) reviewed certain reserve reports prepared by Devon and Devon's independent reserve engineers;

    (x) reviewed certain reserve reports prepared by the Company and the Company's independent reserve engineers;

    (xi) reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions deemed relevant;

   (xii) participated in discussions and negotiations among representatives of the Company and Devon and their financial and legal advisors;

  (xiii) reviewed the draft of the Merger Agreement and certain related documents; and

   (xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Devon, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Devon; nor have we been furnished with any such appraisals. With respect to the reserve estimates and reports referred to in (ii), (vi),
(ix) and (x) above, we are not experts in the engineering evaluation of oil and gas properties and, with your consent, we have relied, without independent verification, solely upon the internal reserve estimates of the Company and Devon, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have also assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986.Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of Devon in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Devon and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of Devon only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing of a proxy or a registration statement with the Securities and Exchange Commission in connection with the Merger.

    We are expressing no opinion herein as to the prices at which the Santa Fe Common Stock or Devon Common Stock will trade at any time. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Devon Common Stock should vote at the shareholders' meeting held in connection with the Merger.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Devon.

                                                       Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:
                                                            [SIG]
                                                            Stephen M. Trauber
                                                            MANAGING DIRECTOR

                                                                         ANNEX C

                                     [LOGO]
CHASE SECURITIES INC.
270 Park Avenue
New York, NY 10017-2070

                                                                    May 25, 2000

Board of Directors

Santa Fe Snyder Corporation

840 Gessner, Suite 1400

Houston, Texas 77024

Members of the Board:

    You have informed us that Santa Fe Snyder Corporation (the "Company"), Devon Energy Corporation (the "Merger Partner"), and Devon Merger Co., a wholly-owned subsidiary of the Merger Partner ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated as of May 25, 2000 (the "Agreement") which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger") in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares of the Company Common Stock held in treasury or owned by the Merger Partner or any wholly-owned subsidiary of the Company or the Merger Partner, all of which shall be canceled, will be converted into 0.22 shares (the "Exchange Ratio") of common stock, par value $0.10 per share, of the Merger Partner (the "Merger Partner Common Stock").

    You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

    In arriving at the opinion set forth below, we have, among other things:

    (a) reviewed the Agreement;

    (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and the Merger Partner and the industries in which they operate;

    (c) reviewed certain internal non-public financial and operating data and forecasts provided to us by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Synergies") furnished to us by the Company and the Merger Partner;

    (d) discussed, with members of the senior managements of the Company and the Merger Partner, the Company's and the Merger Partner's operations, historical financial statements and future prospects, before and after giving effect to the Merger and the Synergies;

    (e) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies;

    (f) compared the proposed financial terms of the Merger with the financial terms of certain recent acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

    (g) made such other analyses and examinations as we have deemed necessary or appropriate.

    We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurance of the managements of the Company and the Merger Partner that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or the Merger Partner, nor have we conducted a physical inspection of the properties or facilities of the Company or the Merger Partner. We have assumed that the financial forecasts and the Synergies provided to or discussed with us by the Company and the

Merger Partner have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company and the Merger Partner as to the future financial performance of their respective companies and the Synergies. We express no view as to such forecast or projection information or the assumptions on which they were based.

    For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Merger Partner are a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger. In addition, we have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have further assumed with your consent that the Merger will be accounted for as a pooling of interests under United States generally accepted accounting principles.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

    Our opinion herein is necessarily based on market, commodity price, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matters relating thereto. In addition, we express no opinion as to the prices at which the Company Common Stock or the Merger Partner Common Stock will trade following the announcement or the consummation of the Merger, as the case may be.

    Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, payment of a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have from time to time, provided commercial and investment banking services to the Company and commercial banking services to the Merger Partner, for which we received usual and customary compensation and in the future may continue to provide such commercial and investment banking services. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company and the Merger Partner for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

    This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Chase Securities Inc. be made by the Company, without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                                                         ANNEX D

                             STOCK OPTION AGREEMENT

    This STOCK OPTION AGREEMENT dated as of May 25, 2000 is by and between Santa Fe Snyder Corporation, a Delaware corporation (the "Company"), and Devon Energy Corporation, a Delaware corporation (the "Grantee").

                                    RECITALS

    The Grantee, the Company and Merger Co., a Delaware corporation wholly owned by the Grantee ("Merger Co."), propose to enter into the Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Merger Co. with and into the Company, which shall be the surviving corporation.

    As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

    The Board of Directors of the Grantee has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Devon Common Stock (as defined in the Merger Agreement).

    The Board of Directors of the Company has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Santa Fe Snyder Common Stock (as defined in the Merger Agreement).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

    1. CAPITALIZED TERMS. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; PROVIDED, HOWEVER, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

    2.  THE OPTION.

    (a) GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Santa Fe Snyder Common Stock, 36,424,413 shares of Santa Fe Snyder Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

    (b) EXERCISE PRICE. The exercise price (the "Exercise Price") per Option Share shall be the Current Market Price per share of Santa Fe Snyder Common Stock on the date of this Agreement.

    (c) TERM. The Option shall either (i) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (i) of the definition of an Exercise Event and remain in full force and effect for one year thereafter, or (ii) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (ii) of the definition of an Exercise Event and remain in full force and effect for one year thereafter (the "Option Term"). This Option shall terminate on the earliest to occur of (i) the failure of Grantee to exercise the Option prior to the termination of the Option Term, (ii) the Effective Time,
(iii) Grantee's written notice of termination of this Agreement to the Company, and (iv) termination of the Merger Agreement in accordance with its terms under circumstances in which the Option does not and could not, through the passage of time or in conjunction with subsequent events, become exercisable in accordance with the preceding sentence.

    (d) EXERCISE OF OPTION.

        (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

        (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and
    (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

       (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order; PROVIDED HOWEVER, that during this extended period, notwithstanding any prior Exercise Notice, Grantee shall be entitled to rescind such Exercise Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

    (e) PAYMENT AND DELIVERY OF CERTIFICATES.

        (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date. Alternatively, the Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by
    (ii) the excess of the Current Market Price per share of Santa Fe Snyder Common Stock as of the last trading day preceding the date Grantee delivers its Exercise Notice over the per share Exercise Price.

        (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

    (f) CERTIFICATES. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

    A new certificate or certificates evidencing the same number of shares of the Santa Fe Snyder Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    (g) If at the time of issuance of any Santa Fe Snyder Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Santa Fe Snyder Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Santa Fe Snyder Common Stock.

    3.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

    (a) In the event of any change in the outstanding shares of Santa Fe Snyder Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting the Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of the Option Shares had the Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Santa Fe Snyder Common Stock subject to the Option exceed 19.9% of the number of shares of Santa Fe Snyder Common Stock issued and outstanding at the time of exercise.

    (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 3, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

    (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Company enters into an agreement to consummate a Business Combination Transaction, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments and the Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

    4.  REPURCHASE AT THE OPTION OF GRANTEE.

    (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the Option Shares of Santa Fe Snyder Common Stock purchased by the Grantee upon exercise of the Option (or any portion thereof) and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

        (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

        (ii) the excess, if any, of (x) the Applicable Price per share of Santa Fe Snyder Common Stock over (y) the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right, multiplied by the number of such Option Shares; and

       (iii) the excess, if any, of (x) the Applicable Price per share of Santa Fe Snyder Common Stock over (y) the Exercise Price, multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

    (b) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the Option Shares of Santa Fe Snyder Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such Option Shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

    (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

    (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

    (e) To the extent that the Company is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares pursuant to this
Section 4, the Company shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Put Consideration that it is no longer prohibited from delivering, within five Business Days after the date on which the Company is no longer so prohibited; PROVIDED, HOWEVER, that if the Company at any time after the Put Date is prohibited under applicable Law from delivering to Grantee the full amount of the Put Consideration, Grantee may rescind the exercise of the Put Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Put Right shall be changed or affected as if such Put Right was not exercised. The Company shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Put Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on the Company's repurchase of the Option or the Option Shares.

    5.  REGISTRATION RIGHTS.

    (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Santa Fe Snyder Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 5, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shallbe counted.

    (b) The Registration Expenses shall be for the account of the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

    (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Santa Fe Snyder Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 5, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Santa Fe Snyder Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company or, if such registration relates to Santa Fe Snyder Common Stock of any other stockholder of the Company being registered pursuant to a demand registration, all securities to be sold by such other stockholder, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company or, in the case of a demand registration of a Company stockholder, with the shares intended to be included therein by the Company or other Company stockholders.

    (d) In connection with any offering, sale and delivery of Santa Fe Snyder Common Stock pursuant to a registration statement effected pursuant to this
Section 5, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

    6.  PROFIT LIMITATION.

    (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee,
(ii) pay cash or other consideration to the Company, (iii) reduce the amount of the fee payable to Grantee under Section 8.5 of the Merger Agreement or
(iv) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if the Notional Total Profit associated with exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 6(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 6(b).

    7. LISTING. If the Santa Fe Snyder Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange ("NYSE") or any other national securities exchange, or on the Nasdaq National Market, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the NYSE or such other securities exchange the shares of the Santa Fe Snyder Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

    8. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    9.  MISCELLANEOUS.

    (a) EXPENSES. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY; SEVERABILITY. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    (f) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

           If to the Company to:

                                  Santa Fe Snyder Corporation
                                  840 Gessner, Suite 1400
                                  Houston, Texas 77024
                                  Facsimile: (713) 507-5335
                                  Attn: James L. Payne

           with a copy to:

                                  Andrews & Kurth L.L.P.
                                  4200 Chase Tower
                                  600 Travis
                                  Houston, Texas 77002
                                  Facsimile: (713) 238-7130
                                  Attn: G. Micheal O'Leary

           If to Grantee to:

                                  Devon Energy Corporation
                                  20 North Broadway, Suite 1500
                                  Oklahoma City, Oklahoma 73102-8260
                                  Facsimile: (405) 552-8171
                                  Attn: J. Larry Nichols

           with a copy to:

                                  McAfee & Taft
                                  10th Floor, Two Leadership Square
                                  211 North Robinson
                                  Oklahoma City, Oklahoma 73102
                                  Facsimile: (405) 235-0439
                                  Attn: Gary F. Fuller

    (h) COUNTERPARTS. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

    (i) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; PROVIDED, HOWEVER, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (j) FURTHER ASSURANCES. If the Grantee exercises the Option or any portion thereof, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (k) SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                                       SANTA FE SNYDER CORPORATION

                                                       By:  /s/ JAMES L. PAYNE
                                                            -----------------------------------------
                                                            Name: James L. Payne
                                                            Title: Chief Executive Officer

                                                       DEVON ENERGY CORPORATION

                                                       By:  /s/ J. LARRY NICHOLS
                                                            -----------------------------------------
                                                            Name: J. Larry Nichols
                                                            Title: President and Chief Executive
                                                            Officer

                           SCHEDULE OF DEFINED TERMS

    The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

    "Agreement" shall mean this Stock Option Agreement.

    "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of Santa Fe Snyder Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of Santa Fe Snyder Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

    "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Authority.

    "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

    "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its Subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of Santa Fe Snyder Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Santa Fe Snyder Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

    "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

    "Closing" shall have the meaning ascribed to such term in Section 2 herein.

    "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

    "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

    "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Santa Fe Snyder Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Santa Fe Snyder Common Stock are not quoted thereon, on The Nasdaq National Market or, if the shares of Santa Fe Snyder Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

    "Exercise Event" shall mean (i) any of the events giving rise to the obligation of the Company to pay the $103,000,000 fee under Section 8.5(a) of the Merger Agreement or (ii) the event giving rise to the obligation to pay the $56,650,000 fee under Section 8.5(a) of the Merger Agreement after an event giving rise to the obligation to pay the $46,350,000 fee under Section
8.5(a) of the Merger Agreement has already occurred.

    "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d) herein.

    "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

    "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

    "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

    "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

    "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, Merger Co. and Grantee.

    "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

    "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Santa Fe Snyder Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and (iii) of the definition of Total Profit.

    "Option" shall mean the option granted by the Company to Grantee pursuant to
Section 2 herein.

    "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

    "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

    "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

    "Profit Cap" shall mean $103,000,000.

    "Put Consideration" shall have the meaning ascribed to such term in
Section 4 herein.

    "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

    "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

    "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

    "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 5 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

    "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

    "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

    "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to the Company or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such Option Shares (or, in the case of a cashless exercise, the aggregate Exercise Price of the Option Shares purchased by cashless exercise) and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 8.5 of the Merger Agreement less (iv) any payments made pursuant to Section
6(a)(ii) herein.

    "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.

                                                                         ANNEX E

                             STOCK OPTION AGREEMENT

    This STOCK OPTION AGREEMENT dated as of May 25, 2000 is by and between Devon Energy Corporation, a Delaware corporation (the "Company"), and Santa Fe Snyder Corporation, a Delaware corporation (the "Grantee").

                                    RECITALS

    The Grantee, the Company and Merger Co., a Delaware corporation wholly owned by the Company ("Merger Co."), propose to enter into the Merger Agreement providing, among other things, for the Merger pursuant to the Merger Agreement of Merger Co. with and into the Grantee, which shall be the surviving entity.

    As a condition and inducement to the Grantee's willingness to enter into the Merger Agreement, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option.

    The Board of Directors of the Company has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Devon Common Stock (as defined in the Merger Agreement).

    The Board of Directors of the Grantee has approved and adopted the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of Santa Fe Snyder Common Stock (as defined in the Merger Agreement).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

    1. CAPITALIZED TERMS. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; PROVIDED, HOWEVER, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

    2.  THE OPTION.

    (a) GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued Devon Common Stock, 16,501,054 shares of Devon Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

    (b) EXERCISE PRICE. The exercise price (the "Exercise Price") per Option Share shall be the Current Market Price per share of Devon Common Stock on the date of this Agreement.

    (c) TERM. The Option shall either (i) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (i) of the definition of an Exercise Event and remain in full force and effect for one year thereafter, or (ii) be exercisable at any time and from time to time following the occurrence of an Exercise Event described in subsection (ii) of the definition of an Exercise Event and remain in full force and effect for one year thereafter (the "Option Term"). This Option shall terminate on the earliest to occur of (i) the failure of Grantee to exercise the Option prior to the termination of the Option Term, (ii) the Effective Time,
(iii) Grantee's written notice of termination of this Agreement to the Company, and (iv) termination of the Merger Agreement in accordance with its terms under circumstances in which the Option does not and could not, through the passage of time or in conjunction with subsequent events, become exercisable in accordance with the preceding sentence.

    (d)  EXERCISE OF OPTION.

        (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

        (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and
    (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

       (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order; PROVIDED HOWEVER, that during this extended period, notwithstanding any prior Exercise Notice, Grantee shall be entitled to rescind such Exercise Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

    (e)  PAYMENT AND DELIVERY OF CERTIFICATES.

        (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date. Alternatively, the Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by
    (ii) the excess of the Current Market Price per share of Devon Common Stock as of the last trading day preceding the date Grantee delivers its Exercise Notice over the per share Exercise Price.

        (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

    (f) CERTIFICATES. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

    A new certificate or certificates evidencing the same number of shares of the Devon Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    (g) If at the time of issuance of any Devon Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Devon Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of Devon Common Stock.

    3.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

    (a) In the event of any change in the outstanding shares of Devon Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting the Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of the Option Shares had the Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Devon Common Stock subject to the Option exceed 19.9% of the number of shares of Devon Common Stock issued and outstanding at the time of exercise.

    (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 3, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

    (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Company enters into an agreement to consummate a Business Combination Transaction, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments and the Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

    4.  REPURCHASE AT THE OPTION OF GRANTEE.

    (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the Option Shares of Devon Common Stock purchased by the Grantee upon exercise of the Option (or any portion thereof) and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this
Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

        (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

        (ii) the excess, if any, of (x) the Applicable Price per share of Devon Common Stock over (y) the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right, multiplied by the number of such Option Shares; and

       (iii) the excess, if any, of (x) the Applicable Price per share of Devon Common Stock over (y) the Exercise Price, multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

    (b) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the Option Shares of Devon Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such Option Shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

    (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

    (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

    (e) To the extent that the Company is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares pursuant to this
Section 4, the Company shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Put Consideration that it is no longer prohibited from delivering, within five Business Days after the date on which the Company is no longer so prohibited; PROVIDED, HOWEVER, that if the Company at any time after the Put Date is prohibited under applicable Law from delivering to Grantee the full amount of the Put Consideration, Grantee may rescind the exercise of the Put Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Put Right shall be changed or affected as if such Put Right was not exercised. The Company shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Put Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on the Company's repurchase of the Option or the Option Shares.

    5.  REGISTRATION RIGHTS.

    (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of Devon Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 5, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

    (b) The Registration Expenses shall be for the account of the Company; PROVIDED, HOWEVER, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

    (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Devon Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 5, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; PROVIDED, HOWEVER, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Devon Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company or, if such registration relates to Devon Common Stock of any other stockholder of the Company being registered pursuant to a demand registration, all securities to be sold by such other stockholder, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company or, in the case of a demand registration of a Company stockholder, with the shares intended to be included therein by the Company or other Company stockholders.

    (d) In connection with any offering, sale and delivery of Devon Common Stock pursuant to a registration statement effected pursuant to this Section 5, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

    6.  PROFIT LIMITATION.

    (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee,
(ii) pay cash or other consideration to the Company, (iii) reduce the amount of the fee payable to Grantee under Section 8.5 of the Merger Agreement or (iv) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if the Notional Total Profit associated with exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; PROVIDED, HOWEVER, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 6(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 6(b).

    7. LISTING. If the Devon Common Stock or any other securities then subject to the Option are then listed on the American Stock Exchange ("AMEX") or any other national securities exchange, or on the Nasdaq National Market, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the AMEX or such other securities exchange the shares of the Devon Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

    8. REPLACEMENT OF AGREEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    9.  MISCELLANEOUS.

    (a) EXPENSES. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARY; SEVERABILITY. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    (f) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

        If to the Company to:

                                 Devon Energy Corporation
                                 20 North Broadway, Suite 1500
                                 Oklahoma City, Oklahoma 73102-8260
                                 Facsimile: (405) 552-8171
                                 Attn: J. Larry Nichols

        with a copy to:

                                 McAfee & Taft
                                 10th Floor, Two Leadership Square
                                 211 North Robinson
                                 Oklahoma City, Oklahoma 73102
                                 Facsimile: (405) 235-0439
                                 Attn: Gary F. Fuller

        If to Grantee to:

                                 Santa Fe Snyder Corporation
                                 840 Gessner, Suite 1400
                                 Houston, Texas 77024
                                 Facsimile: (713) 507-5335
                                 Attn: James L. Payne

        with a copy to:

                                 Andrews & Kurth L.L.P.
                                 4200 Chase Tower
                                 600 Travis
                                 Houston, Texas 77002
                                 Facsimile: (713) 238-7130
                                 Attn: G. Micheal O'Leary

    (h) COUNTERPARTS. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

    (i) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; PROVIDED, HOWEVER, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (j) FURTHER ASSURANCES. If the Grantee exercises the Option or any portion thereof, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (k) SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                                       DEVON ENERGY CORPORATION

                                                       By:  /s/ J. LARRY NICHOLS
                                                            -----------------------------------------
                                                            Name: J. Larry Nichols
                                                            Title: President and Chief Executive
                                                            Officer

                                                       SANTA FE SNYDER CORPORATION

                                                       By:  /s/ JAMES L. PAYNE
                                                            -----------------------------------------
                                                            Name: James L. Payne
                                                            Title: Chief Executive Officer

                                                                         ANNEX A

                           SCHEDULE OF DEFINED TERMS

    The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

    "Agreement" shall mean this Stock Option Agreement.

    "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of Devon Common Stock after the date hereof and on or prior to the Put Date,
(ii) the price per share to be paid by any third Person for shares of Devon Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

    "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Authority.

    "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

    "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its Subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of Devon Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of Devon Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

    "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

    "Closing" shall have the meaning ascribed to such term in Section 2 herein.

    "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

    "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

    "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Devon Common Stock as reported on the American Stock Exchange during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of Devon Common Stock are not quoted thereon, on The Nasdaq National Market or, if the shares of Devon Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

    "Exercise Event" shall mean (i) any of the events giving rise to the obligation of the Company to pay the $103,000,000 fee under Section 8.5(b) of the Merger Agreement or (ii) the event giving rise to the obligation to pay the $56,650,000 fee under Section 8.5(b) of the Merger Agreement after an event giving rise to the obligation to pay the $46,350,000 fee under Section
8.5(b) of the Merger Agreement has already occurred.

    "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d) herein.

    "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

    "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

    "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

    "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

    "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of the date hereof by and among the Company, Merger Co. and Grantee.

    "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

    "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Devon Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i),
(ii) and (iii) of the definition of Total Profit.

    "Option" shall mean the option granted by the Company to Grantee pursuant to
Section 2 herein.

    "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

    "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

    "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

    "Profit Cap" shall mean $103,000,000.

    "Put Consideration" shall have the meaning ascribed to such term in Section 4 herein.

    "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

    "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

    "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

    "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 5 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities

Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

    "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

    "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the American Stock Exchange.

    "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to the Company or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such Option Shares (or, in the case of a cashless exercise, the aggregate Exercise Price of the Option Shares purchased by cashless exercise) and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 8.5 of the Merger Agreement less (iv) any payments made pursuant to Section
6(a)(ii) herein.

    "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.

                                     [LOGO]
                                Santa Fe Snyder
                                  Corporation

                                                                   3090-PS1-2000

                                      PROXY

                           SANTA FE SNYDER CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE SPECIAL MEETING ON AUGUST 29, 2000

The undersigned hereby constitutes and appoints James L. Payne and David L. Hicks, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of Santa Fe Snyder Corporation to be held at the Omni Hotel, Four Riverway, Houston, Texas, on Tuesday, August 29, 2000 at
10:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

Proposal -- Approve the merger agreement and the merger between Devon Energy
            Corporation and Santa Fe Snyder Corporation and the transactions contemplated by it.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS CARD PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE SANTA FE SNYDER SAVINGS INVESTMENT PLAN.



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
/X/  PLEASE MARK YOUR
     VOTES AS IN THIS                                                                                         9349
     EXAMPLE.

                                                      FOR  AGAINST  ABSTAIN
Approve the merger agreement and the merger
between Devon Energy Corporation and Santa            / /    / /      / /
Fe Snyder Corporation and the transactions contemplated by it.


                                        MARK HERE IF YOU PLAN TO ATTEND THE MEETING                       / /

                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                     / /


                                        Please complete, sign and promptly mail this proxy in the enclosed envelope.

                                        Notes: Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.


SIGNATURE:                                                            DATE
           ----------------------------------------------------------      ----------
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